Form 10KSB, Exhibit 13
period 2005-09-30
OC Financial Inc
filed 2005-12-29
CIK 1310273

                                   EXHIBIT 13

                          ANNUAL REPORT TO STOCKHOLDERS

                           [LOGO] OC FINANCIAL, INC.

To our Valued Stockholders:

I am pleased to present the first Annual Report to Stockholders of OC Financial and its wholly owned subsidiary Ohio Central Savings. We completed our public offering on March 31, 2005 and began trading on that date under the symbol "OCFL."

Since March we have concentrated on restarting our mortgage lending operations. We have developed our staff and systems necessary to process mortgage loans. We are also working to build awareness of our lending programs in our market place.

Through our wholly owned subsidiary AutoARM(R) we have worked to develop relationships with other community banks to provide consumer auto lending services to their customers. From March 31, 2005 to September 30, 2005 we completed agreements with a total of 6 institutions that have 33 branches in 6 states. We will continue to work to develop these relationships and help them increase their auto loan volume in their markets. Discussions with additional institutions are also ongoing and the response to our marketing efforts has been very encouraging.

We believe our Management, Staff and Board of Directors are central to our efforts. As fellow owners they too have a direct stake in our success. We appreciate your investment in OC Financial. We are firmly committed to achieving our goals and building shareholder value. On behalf of all the Management, Staff and Board members of OC Financial thank you for your continued confidence, loyalty and support as we build our organization.

Sincerely,

/s/ Robert W. Hughes

Robert W. Hughes
President and Chief Executive Officer

                        SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                                                                       AT SEPTEMBER 30,
                                                                 ----------------------------
                                                                     2005            2004
                                                                 ------------    ------------
                                                                        (IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:

Total assets..................................................   $     59,800    $     55,567
Loans, net....................................................         29,306          26,105
Loans held for sale...........................................             --              92
Securities held to maturity...................................         24,714          22,971
Deposits......................................................         33,092          32,261
Borrowings....................................................         16,450          16,450
Shareholders' equity..........................................          7,406           3,754


                                                                   YEARS ENDED SEPTEMBER 30,
                                                                 ----------------------------
                                                                     2005            2004
                                                                 ------------    ------------
                                                                        (IN THOUSANDS)
SELECTED OPERATING DATA:

Interest and dividend income..................................   $      2,760    $      2,673
Interest expense..............................................          1,404           1,294
                                                                 ------------    ------------
   Net interest income........................................          1,356           1,379
Provision for loan losses.....................................             20              35
                                                                 ------------    ------------
   Net interest income after provision for loan losses........          1,336           1,344
Non-interest income
   Loan sales and servicing...................................            260             448
   Other......................................................            484             511
Non-interest expense .........................................          2,178           2,264
                                                                 ------------    ------------
Income (loss) before income tax expense.......................            (98)             39
Income tax expense (benefit)..................................            (34)             14
                                                                 ------------    ------------
   Net income (loss)..........................................   $        (64)   $         25
                                                                 ============    ============

                                                                               AT OR FOR THE YEARS ENDED
                                                                                     SEPTEMBER 30,
                                                                             ----------------------------
                                                                                 2005            2004
                                                                             ------------    ------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:

PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets).............       (0.11)%          0.05%
Return on equity (ratio of net income to average equity)...................       (1.09)%          0.66%
Average interest rate spread (1)...........................................        1.91%           2.31%
Net interest margin (2)....................................................        2.31%           2.61%
Efficiency ratio (3).......................................................      102.25%          96.86%
Non-interest expense to average total assets...............................        3.67%           4.15%
Average interest-earning assets to average interest-bearing liabilities....      110.00%         112.34%

ASSET QUALITY RATIOS:
Non-performing assets to total assets......................................        0.08%           0.07%
Non-performing loans to total loans........................................        0.16%           0.15%
Allowance for loan losses to non-performing loans..........................      392.80%         592.31%
Allowance for loan losses to total loans...................................        0.61%           0.88%

CAPITAL RATIOS:
Equity to total assets at end of period....................................       11.49%           6.76%
Average equity to average assets...........................................        9.93%           6.90%
Tier 1 leverage ratio......................................................       11.49%           6.76%

OTHER DATA:
Number of full services offices............................................           2               2

---------------------------
(1) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the year.
(2) The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(3) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GENERAL

        Our principal business has historically consisted of attracting deposits from the general public and the business community and making loans secured by various types of collateral, including vehicles, real estate and general business assets. Ohio Central Savings is significantly affected by prevailing economic conditions as well as government policies and regulations concerning, among other things, monetary and fiscal affairs, housing and financial institutions. Deposit flows are influenced by a number of factors, including interest rates paid on competing investments, account maturities, fee structures, and level of personal income and savings. Lending activities are influenced by the demand for funds, the number and quality of lenders, seasonal demand and regional economic cycles. Sources of funds for lending activities of Ohio Central Savings include deposits, borrowings, payments on loans, maturities of securities and income provided from operations. Ohio Central Savings' earnings are primarily dependent upon Ohio Central Savings' net interest income, which is the difference between interest income and interest expense.

        Interest income is a function of the balances of loans and investments outstanding during a given period and the yield earned on such loans and investments. Interest expense is a function of the amount of deposits and borrowings outstanding during the same period and interest rates paid on such deposits and borrowings. Ohio Central Savings' earnings are also affected by Ohio Central Savings' provision for loan losses, service charges, gains or losses from sales of loans and investments, commission income, interchange fees, other income, operating expenses and income taxes.

        In December 2004, the Financial Accounting Standards Board issued a new accounting standard that will require OC Financial to expense the fair value of any stock options granted after December 31, 2005. The expense will be measured at the fair value of the options when granted, and will reduce earnings over the vesting period of the options. Ohio Central Savings has not granted stock options in the past and has not incurred any related expense. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted. The total fair value would be expensed over the vesting period of the options granted, which is yet to be determined.

BUSINESS STRATEGY

        Prior to our affiliation with Third Federal Savings and Loan Association of Cleveland ("Third Federal"), Ohio Central Savings was a full service community- based savings institution generating a wide variety of loans for our customers. As a result of our affiliation, and as part of our strategic plan, our potential residential mortgage loan customers were referred to Third Federal. We also increased our automobile lending program as part of the alliance through marketing efforts with Third Federal. Since we affiliated with Third Federal in November 2001, we originated $117.0 million in automobile loans, 80% of which were sold to Third Federal. During our affiliation, which ended in March 2005, our mortgage portfolio declined by $11.3 million or about 63.0% from $17.9 million to $6.6 million. During that time mortgage backed securities were purchased from Third Federal and others to replace the declining mortgage portfolio.

        Our efficiency ratio (non-interest expense divided by net interest income plus non-interest income) was 102.25% for the year ended September 30, 2005 and 95.20% for the year ended September 30, 2004. These ratios were far in excess of our peer group, which was 76.80% at September 30, 2005 and 73.40% at September 30, 2004, reflecting the high-fixed costs of operating two branches, maintaining a staff and infrastructure that is capable of generating a greater number of loans and the multiple product lines we offer for an institution our size. Our efforts to grow in order to increase our net interest and non-interest income relative to our non-interest expenses had been constrained by our relatively limited capital base.

        Since the completion of the conversion and reorganization, we have retained automobile loans in our portfolio and resumed our mortgage lending program. We have also pursued growth in other loan and deposit accounts within our market areas. We market mortgage loans, home equity loans, automobile loans and investor property loans. We seek deposit accounts in a blend of certificate of deposits, NOW accounts and money market accounts to provide funds for our lending activities. We retain these loans in our portfolio in order to improve our earnings.

        We will also continue to pursue our automobile loan origination and servicing business offered to other financial institutions through our AutoARM(R) subsidiary. This subsidiary was formed in August 2003 and is a third party originator and servicer of direct automobile loans for other financial institutions. AutoARM(R) has not generated any earnings as of September 30, 2005. We plan to continue our marketing initiative for AutoARM(R) into 2006. As of September 30, 2005, we had six institutions in six states for which we provide loan origination and/or servicing. These institutions have a total of 33 branch locations and $1.3 billion in total assets. As a result of these efforts, negotiations are currently underway with several other institutions to provide loan origination and/or servicing.

        We also intend to focus on the following:

        o GROWING OUR ASSETS. We intend to increase our assets by originating one- to four-family residential mortgage loans, auto loans and home equity loans to provide a higher level of earnings.

        o PURCHASING LOANS. We intend to purchase loans, such as residential mortgage loans, and keep them in our loan portfolio in order to increase our interest-earning assets and income.

        o REDUCING OUR SECURITIES PORTFOLIO. We intend to reduce our mortgage-backed and other mortgage related securities portfolio and replace such assets with residential mortgage and other loans that should provide a higher yield. We will continue to invest in such securities as necessary for interest-rate risk and liquidity management.

        o MAINTAINING THE QUALITY OF OUR LOAN PORTFOLIO. The quality of our loan portfolio is a key factor in managing our growth. We will continue to use risk management techniques, such as independent internal and external loan reviews and risk-focused portfolio credit analysis, in overseeing the performance of our loan portfolio.

        o ACHIEVING EFFICIENT GROWTH BY LEVERAGING OUR EXISTING OPERATIONAL AND MANAGEMENT RESOURCES. We have invested significant resources in developing a management team and a technology infrastructure that are capable of managing a larger asset and deposit base than we have currently. As a result, we have a loan department staffed with experienced professionals who are capable of promoting the continued growth and oversight of our loan portfolio, and we intend to approach future growth opportunities with a view toward achieving improved economies of scale.

        o INCREASING OUR NON-INTEREST INCOME BY DIVERSIFYING PRODUCTS AND SERVICES. We intend to supplement our interest income by increasing our fee income from new products and services.

COMPARISON OF RESULTS OF OPERATION FOR THE YEARS ENDED SEPTEMBER 30, 2005 AND
2004

                                                                YEARS ENDED SEPTEMBER 30,
                                                              ----------------------------
        SELECTED OPERATING DATA                                    2005           2004
                                                              -------------  -------------
                                                                      (IN THOUSANDS)
        Interest and dividend income......................     $    2,760     $    2,673
        Interest expense..................................          1,404          1,294
             Net interest income..........................          1,356          1,379
        Provision for loan losses.........................             20             35
             Net interest income after provision..........          1,336          1,344
        Non-interest income
             Loan sales...................................            107            314
             Loan servicing...............................            153            134
             All other....................................            484            511
        Non-interest expense..............................          2,178          2,264
        Income tax expense (benefit)......................            (34)            14
        Net income (loss).................................            (64)            25

        GENERAL. We had a net loss of $64,000 for the year ended September 30, 2005, which represents a decrease of $89,000, or 259%, from $25,000 for the year ended September 30, 2004.

        The decrease in net income resulted primarily from the change in the volume of loans sold to Third Federal decreasing from $25.0 million for the year ended September 30, 2004 to none in 2005. Loan sold to others totaled $3.0 million for the year ended September 30, 2005. This represents a reduction in automobile loans sold of $22.0 million. Gain from loan sales was $107,000 for the year ended September 30, 2005, compared to $314,000 for the year ended September 30, 2004, a decrease of $207,000.

        We expect that returning to originating mortgage loans from our own market area and future loan growth and further developing our AutoARM(R) subsidiary will provide for additional revenue in future periods. There is no assurance that the expected increase in revenue from such growth and expansion will occur or result in increased profitability.

        INTEREST INCOME. Interest income increased from $2.7 million to $2.8 million. The primary reason for the slight increase in the interest income levels is the increase in investment and other interest income from $1.1 million in 2004 to $1.3 million in 2005. The increase in investment income was partially offset by a reduction in loan income. Loan income decreased $117,000 in 2005 from 2004. The decrease in loan income was primarily due to declining yields in the portfolio as older, higher rate loans were repaid and replaced by loans at currently low rates. The weighted average yield on loans decreased from 6.14% for the year ended September 30, 2004 to 5.45% for the year ended September 30, 2005. This decrease was due to market rates and the short term nature of the majority of our loan portfolio. The weighted average yield on securities increased from 4.01% for fiscal 2004 to 4.44% for fiscal 2005 as longer duration mortgage-backed securities were added to the portfolio. Total average interest earning assets increased $3.2 million from September 30, 2004 to September 30, 2005, and the weighted average yield on interest earning assets declined 14 basis points from 4.68% to 4.54%. This trend of increasing interest earning assets may continue as we increase our emphasis on residential mortgage lending.

        INTEREST EXPENSE. Interest expense increased $110,000 to $1.4 million for fiscal 2005 from $1.3 million for fiscal 2004. The increase in interest expense was due to increased interest on deposits and Federal Home Loan Bank advances. Interest expense on Federal Home Loan Bank advances increased $43,000 to $824,000 for the year ended September 30, 2005 from $781,000 for the year ended September

30, 2004. Federal Home Loan Bank advances totaling $3.5 million were made and repaid during the year ended September 30, 2004. The amount owed on Federal Home Loan Bank advances at year end September 30, 2005 remained unchanged from September 30, 2004 at $16.4 million. Interest expense on deposits increased $67,000 to $580,000 for the year ended September 30, 2005 from $512,500 for the year ended September 30, 2004. Deposits increased by $831,500 to $33.1 million for the year ended September 30, 2005 from $32.3 million for the year ended September 30, 2004.

        NET INTEREST INCOME. Net interest income remained relatively stable, decreasing $23,000 from the previous year to $1.4 million during the year ended September 30, 2005. The decrease in net interest income was primarily the result of increasing interest rates on deposits and decreasing yields on loans. This is a result of deposits repricing faster than the loans held in the portfolio. Both loans and investment assets increased during the year ended September 30, 2005 helping to offset the decrease in net interest margin. Our net interest margin was 2.36% for the year ended September 30, 2005 compared to 2.61% for the year ended September 30, 2004.

        PROVISION FOR LOAN LOSSES. We establish provisions for loan losses, which are charged to operations, at a level required to reflect probable incurred credit losses in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect borrowers' ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. Large groups of smaller balance homogeneous loans, such as automobile loans, residential real estate and other consumer loans, are evaluated in the aggregate using historical loss factors adjusted for current economic conditions and other relevant data. Larger non-homogeneous loans such as commercial loans for which management has concerns about the borrowers' ability to repay are evaluated individually, and specific allowances are provided for such loans when necessary.

        Based on management's evaluation of these factors, provisions of $20,000 and $35,000 were made during the years ended September 30, 2005 and 2004, respectively. The decrease in provision for loan losses is primarily attributable to decreased loan levels as discussed above. The amount of general allowance allocations made for smaller balance homogeneous loans decreased during the year ended September 30, 2005 primarily resulting from the performance of the portfolio, actual losses and recoveries. Loan losses were $74,000 in fiscal 2005, up from $45,000 in fiscal 2004. Recoveries were $3,000 in fiscal 2005 and $24,000 in fiscal 2004.

        While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination. The allowance for loan losses as of September 30, 2005 was maintained at a level that represents management's best estimate of probable incurred losses in the loan portfolio.

        NON-INTEREST INCOME. Non-interest income decreased $215,000 to $744,000 for the year ended September 30, 2005 from $959,000 for the year ended September 30, 2004. The overall decrease in non-interest income is primarily due to lower auto loan sales to Third Federal as discussed above. Origination income from loan sales decreased from $314,000 in 2004 to $107,000 in 2005 for a net reduction of $207,000 in that category. Gains in other areas, primarily loan servicing, partially offset this reduction. Third Federal discontinued loan purchases from us upon the completion of the conversion and reorganization.

        NON-INTEREST EXPENSE. Non-interest expense was reduced $86,000 to $2.2 million in 2005 compared to $2.3 million 2004. Virtually every expense category was reduced with the exception of professional services and employee travel. The professional services increase is due to the increased costs of audit and legal fees in connection with our status as a public company during 2005. The increase in employee travel reflects the cost of marketing the AutoARM(R) program to potential financial institution customers.

        INCOME TAX EXPENSE. Income tax expense decreased from $14,000 to a tax benefit of ($33,000) primarily as a result of a decrease in income before income taxes. Ohio Central Savings' effective federal income tax rate was (34)% and 36% for 2005 and 2004, respectively.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 2005 AND SEPTEMBER 30, 2004.

        GENERAL. Total assets increased by $4.2 million, or 7.4%, to $59.8 million at September 30, 2005 from $55.6 million at September 30, 2004. The increase is primarily a result of an increase in loans of $3.2 million and securities held to maturity of $1.6 million. The increase in total assets was funded by an increase in customer deposits of $800,000 and as a result of our receipt of $5.0 million in net proceeds from the conversion and reorganization.

        ASSETS. Our loan portfolio increased from $26.2 million (including loans held for sale of $92,000) to $29.3 million (including no loans held for sale) from September 30, 2004 to September 30, 2005. Our lending strategy has changed significantly since our separation from Third Federal, emphasizing the origination of automobile loans and increasing originations of mortgage loans. As a result, mortgage loans have increased from $6.6 million in September 2004 to $9.3 million in September 2005, representing an increase of $2.7 million during the period.

        The volume of mortgages in fiscal 2005 represented our activity since our separation with Third Federal on March 31, 2005. Prior to that time Third Federal processed loans for our customers. During this time Third Federal determined it was impractical to sell our customers; loans back to us due to the limited volume of loans and the overall size and structure of our respective institutions and instead packaged our loans with other loans they originated into securities that we purchased. This increased our holdings of mortgage-backed securities while reducing the balance of our one- to four-family residential mortgage loans. It was necessary for us to continue to have mortgage-backed assets in order to comply with the qualified thrift lender test and the Community Reinvestment Act. The net effect of replacing mortgage loans with mortgage-backed securities was to lower the default risk levels and also lower the interest rate spread. This shift had a negative impact on the profitability of Ohio Central Savings. We will continue to work to replace these securities as they come off our balance sheet with loans originated in our market.

        The securities purchased during this time consisted of Fannie Mae, Ginnie Mae and Freddie Mac mortgage-backed securities ("MBS") and were purchased from both Third Federal and the open market. Two MBS pools purchased from Third Federal were specifically created to meet Community Reinvestment Act requirements in the Dublin and Cleveland assessment areas. Other MBS pools were of shorter duration to manage interest rate risk while providing additional yield over cash investments. All securities were purchased and recorded at fair value. All of our Fannie Mae and Ginnie Mae securities, with the exceptions noted below, were purchased from an approved broker at fair market prices. During 2002 and 2003, four specified Fannie Mae pools were purchased from Third Federal at fair market prices. At September 30, 2005, these four Fannie Mae MBS pools had a book value of $4.3 million and market value of $4.2 million.

        Our allowance for loan losses at September 30, 2005 was $180,000 or 0.61% of loans, compared to the $231,000 or 0.71% of loans at the end of September 30, 2004. To the best of management's knowledge, the allowance for loan losses represents losses that are both probable and reasonably estimable as of September 30, 2005. The allowance for loan losses consists of general reserve allocations made for pools of homogeneous loans and specific reserves on individual loans for which management has significant concerns regarding the borrowers' ability to repay the loans in accordance with the terms of the loans. Non-performing loans totaled $47,000 and $39,000 at September 30, 2005 and September 30, 2004, respectively. In determining the amount of allowance for loan loss allocations needed for non-performing loans, management has considered expected future borrower cash flows and the estimated realizable value of underlying collateral. The amount of allowance for loan losses allocated to individual loan relationships remained fairly stable in 2005 falling from $77,000 at September 30, 2004 to $74,000 at September 30, 2005.

        DEPOSITS. Total deposits increased by $800,000, or 2.58%, to $33.1 million at September 30, 2005 from $32.3 million at September 30, 2004. NOW accounts and money market accounts decreased $1.6 million while time deposits increased $3.1 million and savings deposits decreased $700,000. The increase in deposits was a result of our efforts to expand our customer base in existing markets through improved products and marketing. The number of deposit accounts has declined in recent years as we have focused on attracting larger balances, and we have implemented fee programs that discourage accounts with very low balances. We plan to continue this strategy.

        BORROWINGS. Federal Home Loan Bank advances remained at $16.5 million at September 30, 2005 and $16.5 million at September 30, 2004. Additional Federal Home Loan Bank advances were obtained and repaid during 2005 and were utilized to purchase investments during the year. We expect that Federal Home Loan Bank advances will continue to provide Ohio Central Savings with a significant additional funding source to meet the needs of its lending activities.

        SHAREHOLDERS' EQUITY. Total shareholders' equity increased $3.6 million in fiscal 2005 net, or 97.0%, to $7.4 million at September 30, 2005 from $3.8 million at September 30, 2004. The increase in equity is primarily due to the receipt of $5.0 million in net proceeds from the conversion and reorganization, net of the $792,000 redemption of stock from Third Federal Savings, MHC and unearned ESOP shares of $448,000.

LIQUIDITY

        Management maintains a liquidity position that it believes will adequately provide funding for loan demand and deposit run-off that may occur in the normal course of business. Ohio Central Savings relies on a number of different sources in order to meet its potential liquidity demands. The primary sources are increases in deposit accounts and cash flows from loan payments and the securities portfolio.

        In addition to these primary sources of funds, management has several secondary sources available to meet potential funding requirements. As of September 30, 2005, Ohio Central Savings had additional borrowing capacity of $10.6 million with the Federal Home Loan Bank of Cincinnati. Additionally, Ohio Central Savings has access to the Federal Reserve Bank of Cleveland discount window for borrowing. The available line at the discount window is $14.0 million.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

        The following table presents Ohio Central Savings' longer term, non-deposit related, contractual obligations and commitments to extend credit to our borrowers, in aggregate and by payment due dates.

                                                                   SEPTEMBER 30, 2005
                                        -------------------------------------------------------------------------
                                          LESS THAN     ONE THROUGH    FOUR THROUGH   AFTER FIVE
                                          ONE YEAR      THREE YEARS     FIVE YEARS       YEARS          TOTAL
                                        -------------  -------------  -------------  -------------  -------------
                                                                     (IN THOUSANDS)

 Federal Home Loan Bank advances....... $       9,250  $       3,550  $       1,000  $       2,650  $      16,450
 Operating leases (premises)...........            29             --             --             --             29
                                        -------------  -------------  -------------  -------------  -------------

 Borrowings and operating leases ......         9,279          3,550          1,000          2,650         16,479
                                        -------------  -------------  -------------  -------------  -------------

 Undisbursed portion of loans closed...
 Unused lines of credit ...............           225             --             --            483            708
                                        -------------  -------------  -------------  -------------  -------------

Total loan commitments.................           225             --             --            483            708
                                        -------------  -------------  -------------  -------------  -------------

      Total contractual obligations
         and loan commitments.......... $       9,504  $       3,550  $       1,000  $       3,133  $      17,187
                                        =============  =============  =============  =============  =============

CAPITAL RESOURCES

        At September 30, 2005, shareholders' equity totaled $7.4 million. Management monitors the capital levels of Ohio Central Savings to provide for current and future business opportunities and to meet regulatory guidelines for "well capitalized" institutions.

        Ohio Central Savings is required by the Office of Thrift Supervision to meet minimum capital adequacy requirements. Ohio Central Savings' actual and required levels of capital as reported to the Office of Thrift Supervision at September 30, 2005 are as follows:

                                                                                                         TO BE WELL
                                                                                                      CAPITALIZED UNDER
                                                                                  FOR CAPITAL         PROMPT CORRECTIVE
                                                              ACTUAL           ADEQUACY PURPOSES      ACTION PROVISIONS
                                                      ---------------------  ---------------------  ---------------------

                                                        AMOUNT      RATIO      AMOUNT      RATIO      AMOUNT      RATIO
                                                        ------      -----      ------      -----      ------      -----
                                                                            (DOLLARS IN THOUSANDS)
AS OF SEPTEMBER 30, 2005
Total capital (to risk weighted assets)............   $   7,049     23.38%   $   2,413      8.0%    $   3,016     10.0%
Tier 1 (core) capital (to risk weighted assets)....   $   6,870     22.78%   $   1,296      4.0%    $   1,809      6.0%
Tier 1 (core) capital (to adjusted total assets)...   $   6,870     11.47%   $   1,797      4.0%    $   2,995      5.0%

        At September 30, 2005, Ohio Central Savings exceeded all regulatory minimum capital requirements and was considered to be "well-capitalized." In addition, as of September 30, 2005 we were not aware of any recommendation by a regulatory authority which, if it were implemented, would have a material effect on our liquidity, capital resources or operations.

        Under regulations of the Office of Thrift Supervision, limitations have been imposed on all "capital distributions" by savings institutions, including cash dividends. The regulation establishes a six-tiered system of restrictions, with the greatest flexibility afforded to savings associations which are both well-capitalized and given favorable qualitative examination ratings by the Office of Thrift Supervision. For example, a savings association which is given one of the two highest examination ratings and is well-capitalized could make capital distributions in any year of 100% of its retained net income for the calendar year-to-date period plus net income for the previous two calendar years (less any dividends previously paid) as long as the savings associations would remain "well-capitalized," following the proposed distribution. Other savings associations would be subject to more stringent procedural and substantive requirements, the most restrictive being prior Office of Thrift Supervision approval of any capital distribution.

INFLATION

        The effects of price changes and inflation can vary substantially for most financial institutions. While management believes that inflation affects the growth of total assets, it is difficult to assess the overall impact. Management believes this to be the case due to the fact that generally neither the timing nor the magnitude of the inflationary changes in the consumer price index ("CPI") coincides with changes in interest rates. The price of one or more of the components of the CPI may fluctuate considerably and thereby influence the overall CPI without having a corresponding affect on interest rates or upon the cost of those goods and services normally purchased by Ohio Central Savings. In years of high inflation and high interest rates, intermediate and long-term interest rates tend to increase, thereby adversely impacting the market values of investment securities, mortgage loans and other long-term fixed rate loans. In addition, higher short-term interest rates caused by inflation tend to increase the cost of funds. In other years, the opposite may occur.

ASSET/LIABILITY MANAGEMENT

        Ohio Central Savings is subject to interest rate risk to the extent that its interest-bearing liabilities, primarily deposits and Federal Home Loan Bank advances, reprice more rapidly or at different rates than its interest-earning assets.

        In order to minimize the potential for adverse effects of material prolonged increases or decreases in interest rates on our results of operations, we have adopted an asset and liability management policy. The board of directors sets the asset and liability policy for Ohio Central Savings, which is implemented by the Asset/Liability Committee.

        The purpose of this Committee is to communicate, coordinate and control asset/liability management consistent with our business plan and board approved policies. The Committee establishes and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk and profitability goals.

        The Committee generally meets on a quarterly basis to review, among other things, economic conditions and interest rate outlook, current and projected liquidity needs and capital position, anticipated changes in the volume and mix of assets and liabilities and interest rate exposure limits versus current projections pursuant to market value of portfolio equity analysis and income simulations. The Committee recommends appropriate strategy changes based on this review. The Committee is responsible for reviewing and reporting the effects of the policy implementations and strategies to the board of directors at least quarterly.

        A key element of Ohio Central Savings' asset/liability plan is to protect net earnings by managing the maturity or repricing mismatch between its interest-earning assets and rate-sensitive liabilities. Historically, Ohio Central Savings has sought to reduce exposure to its earnings through the use of adjustable rate loans and through the sale of certain fixed rate loans in the secondary market, and by extending funding maturities through the use of Federal Home Loan Bank advances.

        As part of its efforts to monitor and manage interest rate risk, Ohio Central Savings uses a Net Portfolio Value ("NPV") methodology, which is similar to the NPV methodology adopted by the Office of Thrift Supervision as part of its capital regulations. In essence, this approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities. Management and the board of directors review model estimates of NPV on a quarterly basis to determine whether Ohio Central Savings' interest rate exposure is within the guidelines and limits established by the board of directors in the Ohio Central Savings' interest rate risk policy.

        The model used by Ohio Central Savings incorporates the actual balance sheet and interest rates at a point in time as the starting position. For NPV computations, the immediate and permanent rate shocks prescribed by the Office of Thrift Supervision are applied to the actual interest rates used to price assets and liabilities at the starting point of the model. For net interest income simulation over periods of time in to the future, interest rates are assumed to rise over a 12 month period to the Office of Thrift Supervision shock level. As part of the simulation process, assumptions about future loan and deposit origination activity are incorporated into the model. The model also incorporates prepayment assumptions and core deposit decay rates that are designed to estimate consumer decisions regarding prepayment of loans and withdrawal of deposits and interest rate change.

        Ohio Central Savings' asset/liability management strategy dictates acceptable limits on the amounts of change given certain changes in interest rates. For decreases in interest rates of 100, 200 and 300 basis points, Ohio Central Savings' policy requires the NPV ratio to be at least 6.63%, 6.00%, and 5.38%, respectively. For interest rate increases of 100, 200 and 300 basis points, our policy dictates that our NPV ratio should not fall below 6.63%, 6.00% and 5.38%, respectively. As illustrated by the table below, we are in compliance with this aspect of our asset/liability management policy.

        The table presented below, as of September 30, 2005, is an analysis of the Ohio Central Savings' interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up 300 basis points and down 200 basis points.

        Specifically, the table below indicates that Ohio Central Savings' NPV was $7.7 million or 13.07% of the market value of portfolio assets as of September 30, 2005. Based upon the assumptions utilized, an immediate 200 basis point increase in market interest rates would result in a $1.1 million decrease in our NPV and would result in a 125 basis point decrease in our NPV ratio to 11.81%.

                                                                   NPV AS % OF PORTFOLIO VALUE OF
                                              NPV                              ASSETS
                          ---------------------------------------  ------------------------------
                                          ESTIMATED
                                           INCREASE
                                        (DECREASE) IN
      CHANGE IN INTEREST                     NPV
         RATES (BASIS      ESTIMATED    --------------  ---------                  BASIS POINTS
            POINTS)           NPV           AMOUNT       PERCENT     NPV RATIO        CHANGE
      ------------------  ------------  --------------  ---------  -------------  ---------------
                                                 (DOLLARS IN THOUSANDS)
             +300         $    6,008       ($1,687)      (21.92%)      10.95%          (2.12)
             +200         $    6,644       ($1,051)      (13.66%)      11.81%          (1.25)
             +100         $    7,294         ($401)       (5.20%)      12.65%          (0.42)
                0         $    7,695            --           --        13.07%             --
             -100         $    7,980        $  285         3.70%       13.28%           0.21
             -200         $    7,421         ($274)       (3.56%)      12.20%          (0.86)

        Our NPV may also be negatively impacted by decreases in interest rates as the current interest rate environment limits our ability to significantly reduce interest rates on many of our deposit products.

        In addition to monitoring selected measures of NPV, management also monitors effects on net interest income resulting from increases or decreases in interest rates. This process is used in conjunction with NPV measures to identify excessive interest rate risk. In managing its asset/liability mix, Ohio Central Savings, depending on the relationship between long and short term interest rates, market conditions and consumer preference, may place somewhat greater emphasis on maximizing its net interest margin than on strictly matching the interest rate sensitivity of its assets and liabilities. Management believes that the increased net income which may result from an acceptable mismatch in the actual maturity or repricing of its asset and liability portfolios can, during periods of increasing or stable interest rates, provide sufficient returns to justify the increased exposure to sudden and unexpected decreases in interest rates which may result from such a mismatch. Management believes that Ohio Central Savings' level of interest rate risk is acceptable based upon the results of this approach.

        In evaluating the Ohio Central Savings' exposure to interest rate movements, certain shortcomings inherent in the method of analysis presented in the foregoing table must be considered. For example, although certain assets and liabilities may have similar maturities or repricing periods, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in interest rates. Additionally, certain assets, such as adjustable rate mortgages (ARMs), have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed above. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. Ohio Central Savings considers all of these factors in monitoring its exposure to interest rate risk.

        The board of directors and management of Ohio Central Savings believe that certain factors afford Ohio Central Savings the ability to operate successfully despite its exposure to interest rate risk. Ohio Central Savings manages its interest rate risk by originating and retaining adjustable rate loans in its portfolio and by normally selling currently originated fixed rate one- to-four-family real estate loans.

        The board of directors and management of Ohio Central Savings believe in an active approach to managing interest rate risk. The board of directors and management have instituted policies and procedures that ensure compliance with the overall goals of the organization as well as the regulatory limits imposed on Ohio Central Savings. These policies and procedures are designed to ensure management and board awareness of our interest rate risk exposure; enable dynamic measurement and management of interest rate risk; use both interest income and market value oriented techniques to select strategies that optimize the relationship between risk and return; and establish interest rate risk exposure limits for fluctuations in net interest income and NPV. These activities help the board and management to select strategies intended to optimize the ability of Ohio Central Savings to meet its long-range financial goals while maintaining interest rate risk within policy limits established by the board of directors. Interest rates and loan characteristics are inherently volatile and subject to wide fluctuations over time. The interest rate risk monitoring and management program cannot provide a guarantee of acceptable results.

        Ohio Central Savings' investment strategy is to maintain a diversified portfolio of high quality investments that balances the goals of minimizing interest rate and credit risks while striving to maximize investment return and provide liquidity necessary to meet funding needs.

AVERAGE BALANCES, NET INTEREST INCOME, YIELDS EARNED AND RATES PAID

        The following table sets forth average balance sheets, average yields and costs, and certain other information for the years indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

                                                                          FOR THE YEAR ENDED SEPTEMBER 30,
                                                    -----------------------------------------------------------------------------
                                                                    2005                                     2004
                                                    -------------------------------------   -------------------------------------
                                                      AVERAGE                   AVERAGE       AVERAGE                  AVERAGE
                                                      BALANCE    INTEREST     YIELD/COST      BALANCE    INTEREST    YIELD/COST
                                                    ----------  ----------  -------------   ----------  ----------  -------------
INTEREST-EARNING ASSETS                                      (DOLLARS IN THOUSANDS)
-----------------------
Loans (including loans held for sale)(1)..........  $  26,942   $   1,480         5.49%     $  26,019   $   1,597         6.14%
Securities held to maturity and other
   interest-earning assets(2) ....................     31,821       1,280         4.02         26,830       1,076         4.01
                                                    ---------   ---------    ---------      ---------   ---------    ---------
   Total interest-earning assets..................     58,763       2,760         4.70         52,849       2,673         5.06
Non-interest earning assets.......................        548                                   1,752
                                                    ---------                               ---------
   Total assets...................................  $  59,311                               $  54,601
                                                    =========                               =========

INTEREST-BEARING LIABILITIES
----------------------------
Savings deposits..................................  $  13,072          31         0.23      $  14,100          32         0.23
Money market accounts.............................      2,773          31         1.12          3,103          26         0.84
NOW deposits                                            6,315         102         1.62          5,297          54         1.02
Certificates of deposit...........................     10,557         416         3.94          8,344         401         4.81
                                                    ---------   ---------    ---------      ---------   ---------    ---------
   Total deposits.................................     32,717         580         1.77         30,844         513         1.66
Borrowings........................................     17,554         824         4.69%        16,200         781         4.82%
                                                    ---------   ---------    ---------      ---------   ---------    ---------
   Total interest-bearing liabilities.............     50,271       1,404         2.79         47,044       1,294         2.75
                                                                ---------    ---------                  ---------    ---------
Non-interest bearing liabilities..................      3,148                                   3,788
                                                    ---------                               ---------
   Total liabilities..............................     53,419                                  50,832
Stockholders' equity..............................      5,892                                   3,769
                                                    ---------                               ---------
   Total liabilities and shareholder's equity.....  $  59,311                               $  54,601
                                                    =========                               =========

Net interest income...............................              $   1,356                               $   1,379
                                                                =========                               =========
Net interest rate spread..........................                                1.91%                                   2.31%
                                                                                  ====                               =========
Net earning assets................................  $   5,344                               $   5,805
                                                    =========                               =========
Net interest margin(3)............................                                2.31%                                   2.61%
                                                                                  ====                               =========
Ratio of interest-earning assets to
interest-bearing liabilities......................     110.00%                                 112.34%

-------------------------------------
(1) Calculated net of deferred fees and loss reserves.
(2) Includes Federal Home Loan Bank stock at cost and term deposits with other financial institutions.
(3) Net interest income divided by average interest-earning assets.

RATE/VOLUME ANALYSIS

        The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(1) changes in volume, which are changes in volume multiplied by the old rate; and (2) changes in rate, which are changes in rate multiplied by the old volume; and (3) changes not solely attributable to rate or volume have been allocated proportionately to the change due to volume and the change due to rate.

                                                       FOR THE YEARS ENDED SEPTEMBER 30,
                                                                2005 VS. 2004
                                              ------------------------------------------------
                                                  INCREASE/(DECREASE)         TOTAL INCREASE
                                                        DUE TO                  (DECREASE)
                                              ---------------------------  -------------------
                                                VOLUME          RATE
                                                ------          ----
                                                                 (IN THOUSANDS)
        INTEREST-EARNING ASSETS
        Loans receivable....................  $       59      $     (176)       $     (117)
        Securities and other................         201               3               204
                                              ----------      ----------        ----------
        Total interest-earning assets.......         260            (173)               87
                                              ----------      ----------        ----------

        INTEREST-BEARING LIABILITIES:
        Savings deposits....................          (1)             --                (1)
        Money market accounts...............          (2)              7                 5
        NOW deposits........................          12              36                48
        Time deposits.......................          47             (32)               15
        FHLB advances.......................          63             (20)               43
                                              ----------      ----------        ----------
        Total interest-bearing liabilities..         119              (9)              110
                                              ----------      ----------        ----------

        Net interest income.................  $      379      $     (182)       $      197
                                              ==========      ==========        ==========

CRITICAL ACCOUNTING POLICIES

        Certain of our accounting policies are important to the portrayal of our financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances. Facts and circumstances which could affect these judgments include, but without limitation, changes in interest rates, changes in the performance of the economy or in the financial condition of borrowers. Management believes that its critical accounting policy is the determination of the allowance for loan losses. Accounting policies considered critical to other financial institutions, such as determining the fair value of securities, accounting for deferred income taxes, and the valuation of intangible assets including goodwill, are not considered critical to Ohio Central Savings, as the carrying value of its securities is amortized cost since it holds its securities to maturity; it has no significant temporary book to tax differences that involve significant estimates or assumptions in determining its deferred tax assets; and it has no intangible assets. These areas do not involve significant estimates or assumptions for Ohio Central Savings. Ohio Central Savings' accounting policies are discussed in detail in Note 1 of the "Notes to the Consolidated Financial Statements."

        The allowance for loan losses represents management's estimate of probable losses inherent in the loan portfolio. Determining the amount of the allowance is considered a critical accounting estimate because it requires significant judgment about the collectibility of loans and the factors that deserve consideration in estimating probable credit losses. The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using the past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Management evaluates the adequacy of the allowance at least quarterly. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

        The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as special mention, substandard, or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors. Management relies on observable data from internal and external sources to evaluate each of these factors, adjust assumptions and recognize changing conditions to reduce differences between estimated and actual observed losses from period to period. The evaluation of the allowance also takes into consideration the inherent imprecision of loss estimation models and techniques and includes general reserves for probable but undetected losses in categories of loans. While Ohio Central Savings continually refines and enhances the loss estimation models and techniques it uses to determine the appropriateness of the allowance for loan losses, there have been no material substantive changes to such models and techniques compared to prior periods. The portfolio consists primarily of smaller balance homogeneous loans; therefore, impaired loans are analyzed primarily on a pooled basis for purposes of establishing the allowance for loan losses.

        The allowance for loan losses and related provision expense can also be susceptible to material change as a result of significant changes in individual borrower circumstances on larger dollar loans. Given that Ohio Central Savings' portfolio consists primarily of automobile loans, the variability in the allowance and provision for loan losses would normally be the result of economic and other trends in its lending market area, changes in the quality of its lending staff, collection practices and loan administration. Adverse changes in these areas could result in increases in non-performing loans and loan charge-offs, requiring increases to the provision and allowance for loan losses.

        The allowance for loan losses was $180,000 at September 30, 2005 and $231,000 at September 30, 2004. The decrease in the allowance for loan losses from September 30, 2004 to September 30, 2005 was the result of loan losses in excess of funding the allowance for probable charged-off loans occurring in 2005. The allowance for loan losses as a percentage of total loans was 0.61% at September 30, 2005 and 0.88% at September 30, 2004. Provision for loan losses totaled $20,000 and $35,000 for the year ended September 30, 2005 and 2004. Net charge-offs increased from $21,164 in fiscal 2004 (9% of the beginning allowance balance) to $70,763 (39% of the beginning allowance balance), illustrating the variability in loan quality and losses. Changes in economic conditions, the nature and size of the loan portfolio and individual borrower conditions that cause charge-offs or delays in collection can dramatically impact our required level of allowance for loan losses in relatively short periods of time. The amount of allowance for loan losses allocated to individually evaluated loan relationships was $74,000 at September 30, 2005, and $77,000 at September 30, 2004. Management anticipates that additional provisions for loan losses will need to be made in the future as Ohio Central Savings continues to grow and add additional loan accounts.

RECENT ACCOUNTING STANDARDS

        On December 16, 2004, the FASB issued SFAS 123 Revised, "Share-Based Payment," which requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified after the first quarter or year beginning after December 15, 2005. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted. Ohio Central Savings currently has no stock options outstanding, but the adoption of this statement could materially increase compensation expense in future financial statements if stock options are granted as contemplated.

EITF 03-1

        In January 2003, the FASB's Emerging Issues Task Force (EITF) issued EITF Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investors" ("EITF 03-1"), and in March 2004, the EITF issued an update. EITF 03-1 addresses the meaning of other-than-temporary impairment and its application to certain debt and equity securities. EITF 03-1 aids in the determination of impairment of an investment and gives guidance as to the measurement of impairment loss and the recognition and disclosures of other-than-temporary investments. EITF 03-1 also provides a model to determine other-than-temporary impairment using evidence-based judgment about the recovery of the fair value up to the cost of the investment by considering the severity and duration of the impairment in relation to the forecasted recovery of the fair value. In July 2005, FASB adopted the recommendation of its staff to nullify key parts of EITF 03-1. The staff's recommendations were to nullify the guidance on the determination of whether an investment is impaired as set forth in paragraphs 10-18 of Issue 03-1 and not to provide additional guidance on the meaning of other-than-temporary impairment. Instead, the staff recommends entities recognize other-than-temporary impairments by applying existing accounting literature such as paragraph 16 of SFAS 115. The implementation of this Guidance had no impact on the Corporation's financial statements.

FASB 123R

        In December 2004, the FASB issued Statement No. 123R, "Share-Based Payment." Statement No. 123R revised Statement No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. Statement No. 123R will require compensation costs related to share-based payment transactions to be recognized in the financial statements (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award.

        In March 2005, the SEC issued Staff Accounting Bulletin No. 107 ("SAB No. 107"), "Share-Based Payment," providing guidance on option valuation methods, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS No. 123R, and the disclosures in MD&A subsequent to the adoption. If applicable, the Corporation will provide SAB No. 107 required disclosures upon adoption of SFAS No. 123R on October 1, 2005.

        On April 14, 2005, the Securities and Exchange Commission ("SEC") adopted a new rule that amends the compliance dates for Statement No. 123R. Under the new rule, the Company is required to adopt SFAS No. 123R in the first annual period beginning after June 15, 2005. The expense is not expected to be material to the Corporation's consolidated financial statements.

FASB EXPOSURE DRAFT - INTERPRETATION OF FAS 109

        In July 2005, the FASB issued a proposed interpretation of FAS 109, "Accounting for Income Taxes", to clarify certain aspects of accounting for uncertain tax positions, including issues related to the recognition and measurement of those tax positions. If adopted as proposed, the interpretation would be effective in the fourth quarter of 2005, and any adjustments required to be recorded as a result of adopting the interpretation would be reflected as a cumulative effect from a change in accounting principle. We are currently in the process of determining the impact of adoption of the interpretation as proposed on our financial position and results of operations.

SFAS 154

        In May 2005, FASB issued SFAS 154, "Accounting Changes and Error Corrections." The Statement requires retroactive application of a voluntary change in accounting principle to prior period financial statements unless it is impracticable. SFAS 154 also requires that a change in method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. SFAS 154 replaces APB Opinion 20, "Accounting Changes", and SFAS 3, "Reporting Accounting Changes in Interim Financial Statements." SFAS 154 will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Management currently believes that adoption of the provisions of SFAS 154 will not have a material impact on the Corporation's consolidated financial statements.

SAB 105

        In March 2004, the SEC released Staff Accounting Bulletin (SAB) No. 105, "Application of Accounting Principles to Loan Commitments." SAB 105 provides guidance about the measurements of loan commitments recognized at fair value under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." SAB 105 also requires companies to disclose their accounting policy for those loan commitments including methods and assumptions used to estimate fair value and associated hedging strategies. SAB 105 is effective for all loan commitments accounted for as derivatives that are entered into after March 31, 2004. The adoption of SAB 105 did not have a material effect on our consolidated financial statements.

SOP 03-3

        In December 2003, the Accounting Standards Executive Committee issued Statement of Position 03-3 (SOP 03-3), "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities acquired in a transfer, including business combinations, if those differences are attributable, at least in part, to credit quality. SOP 03-3 is effective for loans for debt securities acquired in fiscal years beginning after December 15, 2004. The Company adopted the provisions of SOP 03-3 on January 1, 2005. The adoption did not have a material effect on the consolidated financial statements.

OC FINANCIAL, INC.
--------------------------------------------------------------------------------

TABLE OF CONTENTS


                                                                      PAGE NO.

CONSOLIDATED FINANCIAL STATEMENTS:

     Report of Independent Registered Public Accounting Firm             F-2

     Consolidated Balance Sheets                                         F-4

     Consolidated Statements of Operations                               F-5

     Consolidated Statements of Shareholders' Equity                     F-6

     Consolidated Statements of Cash Flows                               F-7

     Notes to Consolidated Financial Statements                          F-8

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
OC Financial, Inc.
Dublin, Ohio

         We have audited the accompanying consolidated balance sheet of OC Financial, Inc. and its subsidiaries as of September 30, 2005, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of OC Financial, Inc. and its subsidiaries for the year ended September 30, 2004 were audited by other auditors whose report, dated December 14, 2004, expressed an unqualified opinion on those statements.

         We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OC Financial, Inc. and its subsidiaries as of September 30, 2005 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.


                                              /s/ Beard Miller Company LLP


Pittsburgh, Pennsylvania
December 16, 2005

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors
Ohio Central Savings
Dublin, Ohio

We have audited the accompanying consolidated balance sheet of Ohio Central Savings as of September 30, 2004, and the related consolidated statements of income, shareholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio Central Savings as of September 30, 2004 and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.


                                             /s/ Crowe Chizek and Company LLC
                                             --------------------------------
                                             Crowe Chizek and Company LLC

Columbus, Ohio
December 14, 2004


OC FINANCIAL, INC.
--------------------------------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS

                                                                                         September 30,
                                                                                ------------------------------
                                                                                    2005              2004
                                                                                ------------      ------------
                                                     ASSETS

   Cash and due from financial institutions                                      $   565,586       $   665,049
   Federal funds sold                                                              3,397,000         3,820,000
                                                                                ------------      ------------

       Cash and Cash Equivalents                                                   3,962,586         4,485,049

   Investment in mutual funds                                                             --            58,196
   Certificates of deposit in other financial institutions                                --            99,000
   Securities held to maturity (fair value 2005 $24,235,140; 2004 $22,961,177)    24,714,143        22,970,895
   Federal Home Loan Bank stock                                                      721,100           688,900
   Loans, net of allowance for loan losses 2005 $179,822; 2004 $230,585           29,305,852        26,104,278
   Loans held for sale                                                                    --            92,296
   Premises and equipment, net                                                       691,845           732,892
   Accrued interest receivable                                                       201,288           181,177
   Prepaid expenses                                                                  139,066            70,627
   Other assets                                                                       74,807            84,072
                                                                                ------------      ------------

       TOTAL ASSETS                                                              $59,810,687       $55,567,382
                                                                                ============      ============

                                      LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

   Deposits:
      Savings deposits                                                           $12,965,475       $13,687,434
      NOW deposits                                                                 5,692,718         6,838,187
      Money market deposits                                                        2,575,233         3,007,420
      Time deposits                                                               11,858,712         8,727,589
                                                                                ------------      ------------

       Total Deposits                                                             33,092,138        32,260,630

   Federal Home Loan Bank advances                                                16,450,000        16,450,000
   Payments collected on loans sold                                                2,119,105         1,946,878
   Accrued interest payable                                                           69,062            67,342
   Drafts in process                                                                 429,350           798,860
   Other liabilities                                                                 245,370           289,242
                                                                                ------------      ------------

       TOTAL LIABILITIES                                                          52,405,025        51,812,952
                                                                                ------------      ------------

SHAREHOLDERS' EQUITY
   Common stock, $0.01 par value; 1,000 shares authorized;
      issued 2005 -0- shares; 2004 1,000 shares                                           --                10
   Common stock, $0.01 par value; 20,000,000 shares authorized;
      issued 2005 560,198 shares; 2004 -0- shares                                      5,602                --
   Additional Paid-in capital                                                      4,949,797           274,990
   Unearned ESOP shares (44,815 shares)                                             (448,150)               --
   Retained earnings                                                               2,898,413         3,479,430
                                                                                ------------      ------------

       TOTAL SHAREHOLDERS' EQUITY                                                  7,405,662         3,754,430
                                                                                ------------      ------------

       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                $59,810,687       $55,567,382
                                                                                ============      ============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------------------------------------
                                                      F-4


OC FINANCIAL, INC.
----------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  YEARS ENDED SEPTEMBER 30,
                                                               -------------------------------
                                                                    2005             2004
                                                               --------------   --------------
INTEREST INCOME
   Loans, including fees                                         $ 1,479,840      $ 1,596,681
   Securities and other investments                                1,228,788        1,055,260
   Federal funds sold                                                 51,582           20,607
                                                               --------------   --------------

       TOTAL INTEREST INCOME                                       2,760,210        2,672,548
                                                               --------------   --------------

INTEREST EXPENSE
   Deposits                                                          579,856          512,483
   Federal Home Loan Bank advances                                   823,836          781,017
                                                               --------------   --------------

       TOTAL INTEREST EXPENSE                                      1,403,692        1,293,500
                                                               --------------   --------------

       NET INTEREST INCOME                                         1,356,518        1,379,048

PROVISION FOR LOAN LOSSES                                             20,000           35,000
                                                               --------------   --------------

       NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES         1,336,518        1,344,048
                                                               --------------   --------------

NON-INTEREST INCOME
   Services charges and other deposit fees                           354,873          402,260
   Gain on loan sales                                                106,855          314,423
   Gain on sale of securities                                          4,632            2,964
   Income from servicing of loans                                    152,831          134,395
   VISA and ATM interchange income                                    59,066           66,800
   Other                                                              65,653           38,140
                                                               --------------   --------------

       TOTAL NON-INTEREST INCOME                                     743,910          958,982
                                                               --------------   --------------

NON-INTEREST EXPENSES
   Compensation and benefits                                       1,110,657        1,142,734
   Occupancy and equipment                                           116,788          115,694
   Depreciation and amortization                                     116,599          113,965
   Computer processing expense                                        90,677           92,680
   VISA and ATM expense                                               97,865           97,761
   Bank service charges                                               80,280           77,096
   Collection and loan expense                                        28,131           36,869
   Advertising and promotion                                         138,254          187,354
   Other insurance premiums                                           19,832           30,975
   Professional and supervisory fees                                 119,247           81,578
   State franchise tax expense                                        43,707           39,089
   Other                                                             215,865          248,709
                                                               --------------   --------------

       TOTAL NON-INTEREST EXPENSES                                 2,177,902        2,264,504
                                                               --------------   --------------

       INCOME (LOSS) BEFORE INCOME TAXES                             (97,474)          38,526

INCOME TAX EXPENSE (BENEFIT)                                         (33,457)          13,815
                                                               --------------   --------------

       NET INCOME (LOSS)                                         $   (64,017)     $    24,711
                                                               ==============   ==============

LOSS  PER SHARE                                                  $     (0.08)     $        --
                                                               ==============   ==============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
----------------------------------------------------------------------------------------------
                                              F-5


OC FINANCIAL, INC.
----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2005 AND 2004

                                                                          ADDITIONAL                    UNEARNED         TOTAL
                                              COMMON         COMMON        PAID-IN        RETAINED        ESOP       SHAREHOLDERS'
                                              STOCK          STOCK         CAPITAL        EARNINGS       SHARES          EQUITY
                                          -------------  -------------  -------------  -------------  -------------  -------------
BALANCE - OCTOBER 1, 2003                    $      10      $      --    $  274,990      $3,454,719      $      --     $3,729,719

   Net income                                       --             --            --          24,711             --         24,711
                                          -------------  -------------  -------------  -------------  -------------  -------------

BALANCE - SEPTEMBER 30, 2004                        10             --       274,990       3,479,430             --      3,754,430

    Redemption of stock from Third
       Federal Savings MHC                         (10)            --      (274,990)       (517,000)            --       (792,000)
    Issuance of common stock, net of
       offering costs                               --          5,602     5,017,310              --             --      5,022,912
    Unearned ESOP shares                            --             --            --              --       (448,150)      (448,150)
    Capital transfer for conversion costs           --             --       (67,513)             --             --        (67,513)
    Net loss                                        --             --            --         (64,017)            --        (64,017)
                                          -------------  -------------  -------------  -------------  -------------  -------------

BALANCE - SEPTEMBER 30, 2005                 $      --      $   5,602    $4,949,797      $2,898,413      $(448,150)    $7,405,662
                                          =============  =============  =============  =============  =============  =============





SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
----------------------------------------------------------------------------------------------------------------------------------
                                                                F-6


OC FINANCIAL, INC.
---------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               YEARS ENDED SEPTEMBER 30,
                                                                                           --------------------------------
                                                                                               2005                2004
                                                                                           --------------    --------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                                                        $    (64,017)     $     24,711
   Adjustments to reconcile net income (loss) to net cash used in operating activities:
      Depreciation and amortization                                                              116,599           113,965
      Provision for loan losses                                                                   20,000            35,000
      Deferred fee/costs amortization                                                              7,819             4,183
      Federal Home Loan Bank stock dividends                                                     (32,200)          (27,100)
      Net amortization (accretion) on investment securities                                       17,192             4,734
      Changes in mutual funds, net                                                                58,196           (15,098)
      Gain on mutual funds                                                                        (2,261)           (3,593)
      Gain on sale of credit card portfolio                                                      (88,137)             --
      Gain on sale of securities                                                                  (4,632)           (2,964)
      Loans originated for sale                                                               (2,289,456)      (24,639,685)
      Proceeds from sale of loans held for sale                                                2,400,470        25,480,544
      Net gains on sales of loans held for sale                                                  (18,718)         (314,423)
      Changes in other assets and other liabilities                                             (318,720)         (892,712)
                                                                                           --------------    --------------

         NET CASH USED IN OPERATING ACTIVITIES                                                  (197,865)         (232,438)
                                                                                           --------------    --------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Securities held to maturity:
      Purchases                                                                               (6,035,032)      (11,333,175)
      Maturities, calls and principal payments                                                 4,333,840         7,463,598
   Securities available for sale:
      Purchases                                                                               (4,118,221)               --
      Sales                                                                                    4,065,866                --
   Federal Home Loan Bank stock purchase                                                              --            (3,200)
   Proceeds from sale of credit card portfolio                                                  (626,205)               --
   Net (increase) decrease in loans                                                           (2,515,051)          (61,894)
   Net change in certificates of deposit in other financial institutions                          99,000           500,000
   Premises and equipment expenditures                                                           (75,552)          (99,766)
                                                                                           --------------    --------------

         NET CASH USED IN INVESTING ACTIVITIES                                                (4,871,355)       (3,534,437)
                                                                                           --------------    --------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net change in deposits                                                                        831,508         2,373,573
   Proceeds from Federal Home Loan Bank advances                                               3,545,000         6,246,000
   Repayment of Federal Home Loan Bank advances                                               (3,545,000)       (2,246,000)
   Redemption of stock from TFS Financial Corporation                                           (792,000)               --
   Proceeds from issuance of common stock, net of expenses                                     4,955,399                --
   Cash provided to ESOP for purchase of shares                                                 (448,150)               --
                                                                                           --------------    --------------

         NET CASH PROVIDED BY FINANCING ACTIVITIES                                             4,546,757         6,373,573
                                                                                           --------------    --------------

         NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                   (522,463)        2,606,698

CASH AND CASH EQUIVALENTS - BEGINNING                                                          4,485,049         1,878,351
                                                                                           --------------    --------------

CASH AND CASH EQUIVALENTS - ENDING                                                          $  3,962,586      $  4,485,049
                                                                                           ==============    ==============

SUPPLEMENTARY CASH FLOWS INFORMATION
   Income taxes paid                                                                        $     42,900      $     64,543
                                                                                           ==============    ==============

   Interest paid                                                                            $  1,403,693      $  1,282,768
                                                                                           ==============    ==============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
---------------------------------------------------------------------------------------------------------------------------
                                                             F-7

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND PRINCIPLES OF CONSOLIDATION

     On December 14, 2004, the Board of Directors of the Bank adopted a plan of conversion and reorganization pursuant to which the Bank would reorganize from a mutual holding company structure and become a wholly-owned subsidiary of the Corporation, which would sell its common stock to eligible depositors of the Bank in a subscription offering and, if necessary, to the general public if a syndicated community offering is held.

     Effective February 11, 2005, the Company received approval from both the Securities and Exchange Commission (File No. 333-121411) and the Office of Thrift Supervision to proceed with its planned stock offering equal to the pro forma market value of the Company and its subsidiaries, after giving effect to the offering. The offering closed on March 31, 2005 with gross proceeds of $5.6 million received on the sale of 560,198 common shares. At March 31, 2005, $579,000 of costs for professional fees, printing and mailing expenses, commissions, and related expenses had been incurred and deducted from the gross proceeds of the stock offering. Such costs were paid to third parties unaffiliated with the Company. The net proceeds were used for general corporate purposes, including the purchase of mortgage-backed securities and funding of loans. The Company also provided $448,000 to the newly established employee stock ownership plan.

     OC Financial, Inc. (the "Corporation") was formed to serve as the stock holding company for Ohio Central Savings (the "Bank") as part of the Bank's conversion and reorganization from a mutual holding company structure. On March 31, 2005, the Bank completed its conversion and reorganization, and the Corporation issued stock to complete its offering. For a further discussion of the Corporation's formation and operations, see the Corporation's Registration Statement on Form SB-2, as amended, declared effective on February 11, 2005 (File Number 333-121411).

     The consolidated financial statements include OC Financial, Inc. ("the Holding Company"), Ohio Central Savings ("the Bank") and its wholly-owned subsidiary, AUTOARM, LLC, together referred to as "the Corporation." Intercompany transactions and balances are eliminated in consolidation.

     Ohio Central Savings is engaged in the business of residential and consumer banking with operations conducted through its offices in Dublin and Cleveland, Ohio. These communities are the source of substantially all of the Bank's loan and deposit activities. The majority of the Bank's income is derived from residential and consumer lending and investments activities. AUTOARM, LLC was formed to provide automobile loan underwriting, funding and servicing for community financial institutions.

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

CASH FLOWS

     Cash and cash equivalents include cash on hand, demand deposits with other financial institutions and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest-bearing time deposits with financial institutions and short-term borrowings with maturities of 90 days or less.

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SECURITIES

     Securities classified as available for sale are those debt securities that the Corporation intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized gains and losses are reported in other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

     Securities classified as held to maturity are those debt securities the Corporation has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

     Trading securities consisting of mutual funds are carried at fair value with changes to unrealized holding gains and losses included in income.

     Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other then temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

     Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

     The Corporation has a significant concentration in the automobile industry. As of September 30, 2005 and 2004, the percentage of vehicle loans to total loans was 64% and 66%, respectively.

FHLB STOCK

     The Corporation owns restricted stock investments in the Federal Home Loan Bank (FHLB). Federal law requires a member institution of the FHLB to hold stock according to a predetermined formula. The stock is carried at cost.

LOANS HELD FOR SALE

     Loans originated and intended for sale are carried at the lower of cost or market in the aggregate. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOANS

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs and an allowance for loan losses. Material loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

     Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

     A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for all loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

PREMISES AND EQUIPMENT

     Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the assets' useful lives on a straight line basis. Useful lives generally range from 15 to 30 years for buildings, 5 to 10 years for leasehold improvements and 3 to 7 years for furniture and equipment. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are charged to expense as incurred and improvements are capitalized.

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

TRANSFER OF FINANCIAL ASSETS

     Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of the right) to pledge or exchange the transferred assets, and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

INCOME TAXES

     Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities in the financial statements and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted through the provision for income taxes for the effects of changes in tax laws and rates on the date of enactment. The Corporation and its subsidiary file a consolidated federal income tax return.

ADVERTISING

     The Corporation follows the policy of charging the costs of advertising to expense as incurred.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

     In the ordinary course of business, the Corporation has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the balance sheet when they are funded.

EARNINGS PER SHARE

     Earnings (loss) per share is calculated for the period after the offering was closed and the stock issued on March 31, 2005 and only includes earnings (loss) for the six month period ended September 30, 2005. The loss per share for the six months ended June 30, 2005 was $(0.08). Common shares outstanding for purposes of the earnings per share calculation were as follows:

     Average shares outstanding                                        560,198
     Average unearned ESOP shares                                      (44,815)
                                                                  --------------

        WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING,
           BASIC AND DILUTED                                           515,383
                                                                  ==============

     The Company currently has no potentially dilutive securities, although a stock option plan and a recognition and retention plan may be adopted in the future and may issue such securities.

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING PRONOUNCEMENTS

     EITF 03-1

     In January 2003, the FASB's Emerging Issues Task Force (EITF) issued EITF Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investors" ("EITF 03-1"), and in March 2004, the EITF issued an update. EITF 03-1 addresses the meaning of other-than-temporary impairment and its application to certain debt and equity securities. EITF 03-1 aids in the determination of impairment of an investment and gives guidance as to the measurement of impairment loss and the recognition and disclosures of other-than-temporary investments. EITF 03-1 also provides a model to determine other-than-temporary impairment using evidence-based judgment about the recovery of the fair value up to the cost of the investment by considering the severity and duration of the impairment in relation to the forecasted recovery of the fair value. In July 2005, FASB adopted the recommendation of its staff to nullify key parts of EITF 03-1. The staff's recommendations were to nullify the guidance on the determination of whether an investment is impaired as set forth in paragraphs 10-18 of Issue 03-1 and not to provide additional guidance on the meaning of other-than-temporary impairment. Instead, the staff recommends entities recognize other-than-temporary impairments by applying existing accounting literature such as paragraph 16 of SFAS 115. The implementation of this Guidance had no impact on the Corporation's financial statements.

     FASB 123R

     In December 2004, the FASB issued Statement No. 123R, "Share-Based Payment." Statement No. 123R revised Statement No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. Statement No. 123R will require compensation costs related to share-based payment transactions to be recognized in the financial statements (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award.

     In March 2005, the SEC issued Staff Accounting Bulletin No. 107 ("SAB No. 107"), "Share-Based Payment," providing guidance on option valuation methods, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS No. 123R, and the disclosures in MD&A subsequent to the adoption. If applicable, the Corporation will provide SAB No. 107 required disclosures upon adoption of SFAS No. 123R on October 1, 2005.

     On April 14, 2005, the Securities and Exchange Commission ("SEC") adopted a new rule that amends the compliance dates for Statement No. 123R. Under the new rule, the Company is required to adopt SFAS No. 123R in the first annual period beginning after June 15, 2005. The expense is not expected to be material to the Corporation's consolidated financial statements.

     FASB EXPOSURE DRAFT - INTERPRETATION OF FAS 109

     In July 2005, the FASB issued a proposed interpretation of FAS 109, "Accounting for Income Taxes", to clarify certain aspects of accounting for uncertain tax positions, including issues related to the recognition and measurement of those tax positions. If adopted as proposed, the interpretation would be effective in the fourth quarter of 2005, and any adjustments required to be recorded as a result of adopting the interpretation would be reflected as a cumulative effect from a change in accounting principle. We are currently in the process of determining the impact of adoption of the interpretation as proposed on our financial position and results of operations.

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING PRONOUNCEMENTS (CONTINUED)

     SFAS 154

     In May 2005, FASB issued SFAS 154, "Accounting Changes and Error Corrections." The Statement requires retroactive application of a voluntary change in accounting principle to prior period financial statements unless it is impracticable. SFAS 154 also requires that a change in method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. SFAS 154 replaces APB Opinion 20, "Accounting Changes", and SFAS 3, "Reporting Accounting Changes in Interim Financial Statements." SFAS 154 will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Management currently believes that adoption of the provisions of SFAS 154 will not have a material impact on the Corporation's consolidated financial statements.

     SAB 105

     In March 2004, the SEC released Staff Accounting Bulletin (SAB) No. 105, "Application of Accounting Principles to Loan Commitments." SAB 105 provides guidance about the measurements of loan commitments recognized at fair value under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." SAB 105 also requires companies to disclose their accounting policy for those loan commitments including methods and assumptions used to estimate fair value and associated hedging strategies. SAB 105 is effective for all loan commitments accounted for as derivatives that are entered into after March 31, 2004. The adoption of SAB 105 did not have a material effect on our consolidated financial statements.

     SOP 03-3

     In December 2003, the Accounting Standards Executive Committee issued Statement of Position 03-3 (SOP 03-3), "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities acquired in a transfer, including business combinations, if those differences are attributable, at least in part, to credit quality. SOP 03-3 is effective for loans for debt securities acquired in fiscal years beginning after December 15, 2004. The Company adopted the provisions of SOP 03-3 on January 1, 2005. The adoption did not have a material effect on the consolidated financial statements.


--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - SECURITIES

At September 30, 2005 and 2004, the Bank held mutual funds classified as trading assets, with a fair value of $-0- and $58,196, respectively. The net gain on trading activities included in earnings was $-0- and $3,593 for 2005 and 2004, respectively.

The carrying amount, unrecognized gains and losses and fair value of securities held to maturity were as follows:

                                                        GROSS           GROSS
                                      CARRYING      UNRECOGNIZED    UNRECOGNIZED        FAIR
                                       AMOUNT           GAINS          LOSSES          VALUE
                                   --------------  --------------  --------------  --------------
SEPTEMBER 30, 2005:
     U.S. Government and agency
        obligations                 $  2,588,103    $         --    $    (58,391)   $  2,529,712
     Mortgage-backed securities       22,126,040          27,168        (447,780)     21,705,428
                                   --------------  --------------  --------------  --------------

                                    $ 24,714,143    $     27,168    $   (506,171)   $ 24,235,140
                                   ==============  ==============  ==============  ==============

SEPTEMBER 30, 2004:
     U.S. Government and agency
        obligations                 $  2,583,233    $      9,484    $    (15,246)   $  2,577,471
     Mortgage-backed securities       20,387,662         144,384        (148,340)     20,383,706
                                   --------------  --------------  --------------  --------------

                                    $ 22,970,895    $    153,868    $   (163,586)   $ 22,961,177
                                   ==============  ==============  ==============  ==============

The carrying value and fair value of debt securities held to maturity at fiscal year end 2005 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                                      HELD TO MATURITY
                                                ---------------------------
                                                 CARRYING          FAIR
                                                   VALUE          VALUE
                                               -------------  -------------

      Due in one year or less                   $        --             --
      Due after one year through five years       2,588,103      2,529,712
      Mortgage-backed securities                 22,126,040     21,705,428
                                               -------------  -------------

                                                $24,714,143    $24,235,140
                                               =============  =============

At year-end 2005 and 2004, securities with carrying amounts of $22,126,040 and $20,387,662 were pledged to secure public deposits, borrowings and other financial purposes as required or permitted by law. At year-end 2005 and 2004, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of total shareholder's equity.

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - SECURITIES (CONTINUED)

Securities with unrecognized losses at September 30, 2005, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

                                  LESS THAN 12 MONTHS            12 MONTHS OR MORE                  TOTAL
                              ----------------------------  ----------------------------  ----------------------------
                                  FAIR        UNRECOGNIZED      FAIR        UNRECOGNIZED      FAIR        UNRECOGNIZED
                                  VALUE          LOSSES         VALUE          LOSSES        VALUE           LOSSES
                              -------------  -------------  -------------  -------------  -------------  -------------
U.S. Government and agency
     obligations               $   993,080      $ (14,201)    $1,595,023      $ (44,190)   $ 2,588,103      $ (58,391)
Mortgage-backed securities      15,035,836       (232,936)     5,536,255       (214,844)    20,572,091       (447,780)
                              -------------  -------------  -------------  -------------  -------------  -------------

                               $16,028,916      $(247,137)    $7,131,278      $(259,034)   $23,160,194      $(506,171)
                              =============  =============  =============  =============  =============  =============

As of September 30, 2005 there were 25 securities in an unrealized loss position. These unrealized losses related principally to changes in interest rates. Substantially all mortgage-backed securities are issued or guaranteed by agencies or corporations of the United States Government. As the Company has the intent and ability to hold these securities to maturity since they are classified as held to maturity, no declines were deemed to be other than temporary.

Sales of held-to-maturity mortgage-backed securities with remaining balances less than 15% of the original balances were as follows. As allowed by FASB Statement No. 115, such sales are considered to be maturities in remaining disclosures.

                                                             2005           2004
                                                        --------------  --------------
     Proceeds                                               $      --      $   94,067
     Gross gains                                                6,893           2,964
     Gross losses                                                  --              --

NOTE 3 - LOANS

Loans at year-end were as follows:

                                                             2005           2004
                                                        --------------  --------------
     Vehicle loans                                        $18,781,202     $17,416,040
     VISA loans                                                13,445         622,046
     Signature loans                                           55,644          80,329
     First mortgage loans on 1 - 4 family residences        9,239,978       6,594,592
     Other mortgage loans                                     646,711         864,109
     Deposit secured loans                                     17,450          28,421
     Commercial loans                                         712,053         736,250
                                                        --------------  --------------

                                                           29,466,483      26,341,787

     Allowance for loan losses                               (179,822)       (230,585)
     Deferred costs and fees                                   19,191          (6,924)
                                                        --------------  --------------

                                                          $29,305,852     $26,104,278
                                                        ==============  ==============

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - LOANS (CONTINUED)

Activity in the allowance for loan losses for the year was as follows:

                                                       2005          2004
                                                   ------------  ------------

     Beginning balance                                $230,585      $216,749
          Provision for loan losses                     20,000        35,000
          Loans charged-off                            (74,235)      (45,012)
          Recoveries                                     3,472        23,848
                                                   ------------  ------------

     Ending balance                                   $179,822      $230,585
                                                   ============  ============

At September 30, 2005 and 2004, the total recorded investment in loans considered to be impaired was $380,134 and $-0-, respectively. There was no allowance required for impaired loans at September 30, 2005 and 2004. The average recorded investments in impaired loans during 2005 and 2004 was $388,909 and $-0-, respectively. Interest income on impaired loans of $32,888 and $-0-was recognized for cash payments received in 2005 and 2004, respectively.

Loans on which the accrual of interest has been discontinued amounted to $47,122 and $39,000 at September 30, 2005 and 2004, respectively. There were no loans past due over ninety days still accruing interest at September 30, 2005 or 2004.

NOTE 4 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                                                       2005          2004
                                                   ------------  ------------

     Land                                          $   152,433   $   152,433
     Building                                          685,024       685,024
     Leasehold improvements                            175,169       175,168
     Furniture and equipment                           778,274       732,647
                                                   ------------  ------------

                                                     1,790,900     1,745,272
     Accumulated depreciation and amortization      (1,099,055)   (1,012,380)
                                                   ------------  ------------

                                                   $   691,845   $   732,892
                                                   ============  ============

The Bank has entered a five-year noncancelable operating lease for their branch office in Cleveland, Ohio. The lease may be renewed for one additional five-year term after April 30, 2006. Rental expense for 2005 and 2004 was $49,000 and $46,000, respectively. At September 30, 2005, future minimum annual lease payments, excluding tenant's share of common area maintenance expense, are as follows:

              2006                                  $28,532
                                                 ==========

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - DEPOSITS

Time deposits of $100,000 or more were $3,047,000 and $1,575,000 at September 30, 2005 and 2004, respectively. Deposits in excess of $100,000 are not federally insured.

Scheduled maturities of time deposits as of September 30, 2005 were as follows:

           2006                                       $ 5,557,263
           2007                                         1,000,654
           2008                                         1,460,049
           2009                                         1,480,927
           2010                                         2,017,081
           Thereafter                                     342,738
                                                      -----------

                                                      $11,858,712
                                                      ===========

Interest expense on deposits is summarized as follows:

                                                   2005           2004
                                              -------------  -------------

     Savings deposits                             $ 30,734       $ 31,446
     Demand deposits                               102,381         54,119
     Money market deposits                          30,717         26,069
     Time deposits                                 416,024        400,849
                                              -------------  -------------

                                                  $579,856       $512,483
                                              =============  =============

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

The Bank is a member of the Federal Home Loan Bank ("FHLB") of Cincinnati. As a member, the Bank has the ability to obtain advances from the FHLB. At September 30, 2005 and 2004, the Bank had twenty fixed rate advances totaling $16,450,000 with interest rates ranging from 2.65% to 7.44% and a weighted average rate of 4.81%. Interest on the advances is payable monthly with principal due upon maturity. Residential mortgage loans, mortgage-backed securities and stock of the FHLB of Cincinnati owned by the Bank are pledged as collateral for the advances.

Maturities of Federal Home Loan Bank Advances are as follows for the years ending September 30:

           2006                                       $ 9,250,000
           2007                                         1,250,000
           2008                                           500,000
           2009                                         1,800,000
           2010                                                --
           Thereafter                                   3,650,000
                                                      -----------

                                                      $16,450,000
                                                      ===========

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS (CONTINUED)

The Bank also has an agreement with the Federal Reserve Bank of Cleveland in which the Bank may borrow funds which are secured by pledged automobile loans. There were no such borrowings outstanding with the Federal Reserve at year end 2005 or 2004. Auto loans in the amount of $18,714,931 and $17,460,000 were pledged to secure potential borrowings at year-end 2005 and 2004, respectively.

NOTE 7 - LOAN SALES AND SERVICING ACTIVITIES

The Bank sold much of its production of consumer auto loans with terms between 42 and 60 months to its former parent company until October 2004. The Bank maintains servicing on these loans, at a servicing rate of 25 basis points, which management has determined was just adequate to compensate the Bank for its servicing responsibilities and thus, does not record a servicing asset on this portfolio.

For loans sold to banks under an agreement with AUTOARM, LLC, the servicing fees are in the range of 70 to 100 basis points. For production being sold to AUTOARM client banks, a servicing asset is currently being recorded.

The following summarizes loan sales and servicing activities for each year (in thousands):

                                                                 2005         2004
                                                             -----------  -----------
 Activity during the year:
     Loans originated for resale, net of principal paydowns     $ 2,289      $24,640
     Proceeds from sales of loans held for sale                   2,400       25,480
     Net gains on sales of loans held for sale                       19          314
     Loan servicing fee income                                      153          135

 Balance at year-end:
     Loans held for sale                                        $    --      $    92
     Allowance to adjust to lower of cost or market                  --           --
                                                             -----------  -----------

 Loans held for sale, net                                       $    --      $    92
                                                             ===========  ===========

 Loans serviced for others and not reported as assets           $36,434      $51,371
                                                             ===========  ===========

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - BENEFIT PLANS

Prior to the conversion from TFS, the Corporation participated in a multi-employer defined benefit pension plan. Benefits were based on years of service. An employee was fully vested after 5 years of qualifying service. The plan required an annual contribution by the Corporation. Expense for the plan totaled $61,000 for 2005 and $50,800 for 2004. Contributions to the plan totaled $64,000 in 2005 and $50,000 in 2004. Specific plan asset and accumulated benefit information for the Corporation's portion of the fund is not available.

Prior to the conversion from TFS, the Bank participated in a 401K plan that was established by TFS. All employees with 1,000 hours of service in a year and having attained the age of 21 were eligible for inclusion in the plan. Through March 31, 2005, participants could make salary contributions up to $13,000 plus another $3,000 for employees age 50 and over and the Bank will match up to 4% of the employee's contribution. Contributions to this Plan by Ohio Central Savings charged to operations in 2005 were $13,554.

Upon completion of the conversion, Ohio Central Savings initiated a 401K Profit Sharing Plan, with all employees with 1,000 hours of service in a year and having attained the age of 21 being eligible for inclusion in the Plan. The Bank makes a non-elective contribution of 3% for those meeting the eligibility requirements. Contributions to this Plan by Ohio Central Savings charged to operations in 2005 were $11,175.

Prior to the reorganization and conversion, the Corporation maintained a deferred compensation plan whereby members of the board of directors could elect to defer a portion of their regular director fees. For two directors, the fees deferred were invested in mutual funds prior to the reorganization and conversion. Subsequently, the mutual funds were sold. The deferred fees for directors who resigned prior to the conversion were distributed. The deferred fees for the two remaining directors were used to purchase shares of OC Financial, Inc. stock through a trust as an investment for the directors. The Corporation's obligations are payable at the earlier of the participant director reaching age 70 or termination from service. The deferred fee liability was $41,763 and $72,417 at year-end September 30, 2005 and 2004, respectively. There is currently no deferred compensation plan in place for director fees.

NOTE 9 - INCOME TAXES

Income tax expense (benefit) was as follows:

                                                      2005            2004
                                                 --------------  --------------

     Current                                         $(55,343)        $  2,448
     Deferred                                          21,886           11,367
                                                 --------------  --------------

                                                     $(33,457)        $ 13,815
                                                 ==============  ==============


--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - INCOME TAXES (CONTINUED)

The net deferred tax asset (liability) in the accompanying balance sheets includes the following amounts for deferred tax assets and liabilities:

                                                      2005            2004
                                                 --------------  --------------

     Deferred tax assets:
        Allowance for loan losses                      $61,139         $78,399
        Deferred compensation                               --          24,622
        Other                                           10,019           7,381
                                                 --------------  --------------

          TOTAL DEFERRED TAX ASSETS                     71,158         110,402
                                                 --------------  --------------

     Deferred tax liabilities:
        FHLB stock dividends                           (69,904)        (58,956)
        Fixed asset depreciation                        (8,118)        (11,246)
        Prepaid pension                                     --         (15,052)
        Bad debt reserve recapture                      (1,667)         (5,805)
        Other                                               --          (5,988)
                                                 --------------  --------------

          TOTAL DEFERRED TAX LIABILITIES               (79,689)        (97,047)
                                                 --------------  --------------

          NET DEFERRED TAX ASSET (LIABILITY)           $(8,531)        $13,355
                                                 ==============  ==============

Effective tax rates differ from federal statutory rate of 34% applied to income before income taxes due to the following.

                                                       2005            2004
                                                 --------------  --------------

     Tax at federal statutory rate                    $(33,141)        $13,099
     Effect of other adjustments                          (316)            716
                                                 --------------  --------------

          INCOME TAX EXPENSE (BENEFIT)                $(33,457)        $13,815
                                                 ==============  ==============

     Effective tax rate                                   34.3%           35.9%
                                                 ==============  ==============

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10 - COMMITMENTS AND CONTINGENCIES

Some financial instruments, such as loan commitments, credit lines, letters of credit and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows as of September 30:

                                           2005                         2004
                                --------------------------   --------------------------
                                    FIXED       VARIABLE         FIXED       VARIABLE
                                    RATE          RATE           RATE          RATE
                                ------------  ------------   ------------  ------------
Commitments to extend credit       $119,000      $     --       $ 98,409    $       --
Credit card arrangements                 --            --        422,854     1,802,693
Unused lines of credit              104,388       483,239        136,220     1,008,837
                                ------------  ------------   ------------  ------------

                                   $223,388      $483,239       $657,483    $2,811,530
                                ============  ============   ============  ============

There was one construction loan commitment outstanding at September 30, 2005 at a rate of 5.75%. There were no letters of credit or loans sold with recourse at year-end 2005 and 2004.

The Bank has entered into employment agreements with certain officers. The agreements provide for a term of three years and a salary and performance review by the Board of Directors not less often than annually, as well as inclusion of the employee in any formally established benefit, bonus, pension and profit-sharing plans for which management is eligible. The employment agreements also provide for vacation and sick leave.

NOTE 11 - RELATED PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates in fiscal 2005 were as follows.

        Beginning balance                                       $673,000
           New loans                                              41,000
           Effect of changes in related parties                 (133,000)
           Repayments                                            (58,000)
                                                              -----------

        Ending balance                                          $523,000
                                                              ===========

Deposits from principal officers, directors, and their affiliates at year-end 2005 and 2004 were $258,000 and $420,000, respectively.

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12 - REGULATORY CAPITAL REQUIREMENTS

Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. At year-end 2005 and 2004, the most recent regulatory notifications categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

Actual and required capital amounts and ratios for the Bank are presented below. The Corporation's capital amounts and ratios are not significantly different from the Bank's.

                                                                                                      TO BE WELL
                                                                                                  CAPITALIZED UNDER
                                                                        FOR CAPITAL ADEQUACY      PROMPT CORRECTIVE
                                                       ACTUAL                 PURPOSES            ACTION PROVISIONS
                                               ----------------------  ----------------------  ----------------------
                                                 AMOUNT       RATIO      AMOUNT      RATIO       AMOUNT       RATIO
                                               ----------  ----------  ----------  ----------  ----------  ----------
                                                                       (DOLLARS IN THOUSANDS)
AS OF SEPTEMBER 30, 2005:
     Total capital to risk-weighted assets       $7,049        23.4 %    $>2,413     >8.0 %      $>3,016     >10.0 %
                                                                          -          -            -          -
     Tier 1 (core) capital to
         risk-weighted assets                     6,870        22.8       >1,206     >4.0         >1,809     > 6.0
                                                                          -          -            -          -
     Tier 1 (core) capital to adjusted
         total assets                             6,870        11.5       >1,794     >3.0         >2,990     > 5.0
                                                                          -          -            -          -
     Tangible capital to adjusted total
         assets                                   6,870        11.5       >  897     >1.5         N/A        N/A
                                                                          -          -

AS OF SEPTEMBER 30, 2004:
     Total capital to risk-weighted assets       $3,985        13.9 %    $>2,311     >8.0 %      $>2,889     >10.0 %
                                                                          -          -            -          -
     Tier 1 (core) capital to
         risk-weighted assets                     3,754        13.1       >1,155     >4.0         >1,733     > 6.0
                                                                          -          -            -          -
     Tier 1 (core) capital to adjusted
         total assets                             3,754         6.8       >1,671     >3.0         >2,785     > 5.0
                                                                          -          -            -          -
     Tangible capital to adjusted total
         assets                                   3,754         6.8       >  836     >1.5         N/A        N/A
                                                                          -          -

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year-end:

                                                    2005                           2004
                                      ------------------------------  ------------------------------
                                         CARRYING         FAIR           CARRYING          FAIR
                                          VALUE           VALUE           VALUE            VALUE
                                      --------------  --------------  --------------  --------------
                                                              (IN THOUSANDS)
Financial assets:
   Cash and cash equivalents               $  3,963        $  3,963        $  4,485        $  4,485
   Investment in mutual funds                     -               -              58              58
   Interest bearing deposits                      -               -              99             100
   Securities held to maturity               24,714          24,235          22,971          22,961
   Federal Home Loan Bank stock                 721             721             689             689
   Loans, net of allowance                   29,306          29,216          26,104          26,172
   Loans held for sale                            -               -              92              93
   Accrued interest receivable                  201             201             181             181

Financial liabilities:
   Deposits                                 (33,092)        (30,450)        (32,261)        (31,004)
   Federal Home Loan Bank advances          (16,450)        (16,856)        (16,450)        (17,423)
   Accrued interest payable                     (69)            (69)            (67)            (67)

The methods and assumptions used to estimate fair value are described as follows. Carrying amount is the estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans, interest-bearing deposits with other financial institutions, customer deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. The allowance for loan losses is considered to be a reasonable estimate of loan credit risk. Fair value of loans held for sale is based on negotiated transactions. Fair value of Federal Home Loan Bank Advances is based on current rates for similar financing. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements, and are not considered to be material for presentation.



--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14 - EMPLOYEE STOCK OWNERSHIP PLAN

In connection with the stock offering, the Corporation established an Employee Stock Ownership Plan ("ESOP") for the benefit of its employees. The Corporation issued 44,815 shares of common stock to the ESOP in exchange for a 20-year note in the amount of $448,150. The interest rate is Prime floating, with annual principal and interest payments due on the last business day of December starting in 2005 and ending in 2024. The loan for the ESOP purchase was obtained from the Corporation.

Shares issued to the ESOP are allocated to ESOP participants based on principal and interest payments made by the ESOP on the loan from the Corporation. The loan is secured by shares purchased with the loan proceeds and will be repaid by the ESOP with funds from the Bank's contributions to the ESOP and earnings on ESOP assets.

As shares are released from collateral, the Corporation will report compensation expense equal to the current market price of the shares and the shares will become outstanding for earnings-per-share (EPS) computations. Dividends on allocated ESOP shares reduce retained earnings, dividends on unearned ESOP shares reduce accrued interest.

NOTE 15 - PARENT COMPANY ONLY FINANCIAL INFORMATION

BALANCE SHEET
                                                                  SEPTEMBER 30,
                                                                      2005
                                                                ---------------
                                                                 (IN THOUSANDS)
     ASSETS
     Cash                                                          $      77
     Investment in subsidiaries                                        7,318
     Other assets                                                         13
                                                                 ------------

          TOTAL ASSETS                                             $   7,408
                                                                 ============

     LIABILITIES AND STOCKHOLDERS' EQUITY
     Liabilities:
       Other liabilities                                           $       2
                                                                 ------------

          TOTAL LIABILITIES                                                2
                                                                 ------------

     Stockholders' equity:
       Common stock                                                        6
       Additional paid in capital                                      4,950
       Unearned ESOP shares                                             (448)
       Retained earnings                                               2,898
                                                                 ------------

          TOTAL STOCKHOLDERS' EQUITY                                   7,406
                                                                 ------------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $   7,408
                                                                 ============

--------------------------------------------------------------------------------
                                      F-24

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15 - PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

STATEMENT OF INCOME

                                                                  PERIOD FROM
                                                               APRIL 1, 2005 TO
                                                                 SEPTEMBER 30,
                                                                     2005
                                                              ------------------
                                                                (IN THOUSANDS)

     Interest income                                               $      14
     Other expenses                                                       (2)
                                                                 ------------

          INCOME BEFORE EQUITY IN UNDISTRIBUTED NET INCOME
             OF SUBSIDIARY                                                12

     Equity in undistributed net income of subsidiary                    (60)
                                                                 ------------

          NET LOSS                                                 $     (48)
                                                                 ============

STATEMENT OF CASH FLOWS

                                                                  PERIOD FROM
                                                               APRIL 1, 2005 TO
                                                                 SEPTEMBER 30,
                                                                     2005
                                                              ------------------
                                                                (IN THOUSANDS)

     CASH FLOWS FROM OPERATING ACTIVITIES

        Net loss                                                   $     (48)
        Adjustments to reconcile net income to net cash
            used in operating activities:
            Undistributed net loss of subsidiary                          60
            Other                                                        (12)
                                                                 ------------

          NET CASH USED IN OPERATING ACTIVITIES                            -
                                                                 ------------

     CASH FLOWS FROM INVESTING ACTIVITIES

        Investment in Ohio Central Savings Bank                       (3,638)
                                                                 ------------

     CASH FLOWS FROM FINANCING ACTIVITIES

        Proceeds from issuance of common stock                         4,955
        Redemption of stock from TFS Financial Corporation              (792)
        Cash provided for ESOP for purchase of shares                   (448)
                                                                 ------------

          NET CASH PROVIDED BY FINANCING ACTIVITIES                    3,715
                                                                 ------------

          NET INCREASE IN CASH AND CASH EQUIVALENTS                       77

     CASH AND CASH EQUIVALENTS - BEGINNING                                 -
                                                                 ------------

     CASH AND CASH EQUIVALENTS - ENDING                            $      77
                                                                 ============

--------------------------------------------------------------------------------
                                        F-25