Form 10KSB, Exhibit 13
period 2006-09-30
OC Financial Inc
filed 2006-12-28
CIK 1310273

                                   EXHIBIT 13

                    PORTIONS OF ANNUAL REPORT TO STOCKHOLDERS

To our Valued Stockholders:

I am pleased to present the second Annual Report to Stockholders of OC Financial and its wholly owned subsidiary Ohio Central Savings.

During this past fiscal year, we have concentrated on growing our mortgage lending operations and have hired two mortgage loan originators to actively market our mortgage loan products. We have developed correspondent relationships with several entities which will allow us to sell our loans in the secondary market. As we restart our mortgage lending efforts it has been necessary to invest in staff and systems to execute these offerings.

Through our wholly owned subsidiary AutoARM(R) we continue to actively work to develop relationships with other community banks to provide consumer auto lending services to their customers. During fiscal 2006 we added six institutions to our program, bringing the total to 14 financial institutions that have 229 branches in 12 states. We also added another institution in December and continue discussions with additional institutions.

In the current rate environment sales of originated auto loans has been below our target. This has resulted in decreasing origination and servicing income. This decrease has contributed to our operating loss in fiscal 2006. If the yield curve returns to a more advantageous positive slope we believe we can reverse this trend.

Our financial results for fiscal 2006 report a loss from operations. The loss is stated without recognizing the deferred tax benefit to the company. More information on this deferred tax benefit is contained in the accompanying audited financial statements.

We believe our Management, Staff and Board of Directors are central to our efforts. As fellow owners they too have a direct stake in our success. We appreciate your investment in OC Financial. We are firmly committed to achieving our goals and building shareholder value. On behalf of all the Management, Staff and Board members of OC Financial, thank you for your continued confidence, loyalty and support as we continue to build our organization.

Sincerely,



/s/ Robert W. Hughes

Robert W. Hughes
President and Chief Executive Officer

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                                                                              AT SEPTEMBER 30,
                                                                        ----------------------------
                                                                           2006               2005
                                                                        --------           --------
                                                                               (IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:

Total assets .................................................          $ 66,945           $ 59,811
Loans, net ...................................................            36,708             29,306
Loans held for sale ..........................................                56                 --
Securities held to maturity ..................................            21,533             24,714
Deposits .....................................................            46,674             33,092
Borrowings ...................................................            10,200             16,450
Shareholders' equity .........................................             6,815              7,406


                                                                          YEARS ENDED SEPTEMBER 30,
                                                                        ----------------------------
                                                                          2006               2005
                                                                        --------           --------
                                                                                (IN THOUSANDS)
SELECTED OPERATING DATA:

Interest and dividend income .................................          $  3,147           $  2,760
Interest expense .............................................             1,844              1,403
                                                                        --------           --------
   Net interest income .......................................             1,303              1,357
Provision for loan losses ....................................                60                 20
                                                                        --------           --------
   Net interest income after provision for loan losses .......             1,243              1,337
Non-interest income
   Loan sales and servicing ..................................                92                260
   Other .....................................................               451                484
Non-interest expense .........................................             2,401              2,178
                                                                        --------           --------
Income (loss) before income tax expense ......................              (615)               (97)
Income tax expense (benefit) .................................                --                (34)
                                                                        --------           --------
   Net income (loss) .........................................          $   (615)          $    (63)
                                                                        ========           ========

                                                                                    AT OR FOR THE YEARS ENDED
                                                                                          SEPTEMBER 30,
                                                                                   ---------------------------
                                                                                     2006               2005
                                                                                    ------             ------

SELECTED FINANCIAL RATIOS AND OTHER DATA:

PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) .........              (0.10%)           (0.11%)
Return on equity (ratio of net income to average equity) ...............              (8.66%)           (1.09%)
Average interest rate spread (1) .......................................               1.65%             1.91%
Net interest margin (2) ................................................               2.08%             2.31%
Efficiency ratio (3) ...................................................             130.04%           103.69%
Non-interest expense to average total assets ...........................               3.73%             3.67%
Average interest-earning assets to average interest-bearing liabilities              114.46%           116.89%

ASSET QUALITY RATIOS:
Non-performing assets to total assets ..................................               0.19%             0.08%
Non-performing loans to total loans ....................................               0.35%             0.16%
Allowance for loan losses to non-performing loans ......................             200.83%           382.98%
Allowance for loan losses to total loans ...............................               0.65%             0.61%

CAPITAL RATIOS:
Equity to total assets at end of period ................................              10.18%            12.38%
Average equity to average assets .......................................              11.04%             9.93%
Tier 1 leverage ratio ..................................................               9.30%            11.49%

OTHER DATA:
Number of full services offices ........................................                  2                 2

--------------------------
(1)  The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the year.
(2)  The net interest margin represents net interest income as a percent of average interest-earning assets for the year. (3) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.


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

BUSINESS STRATEGY

     Prior to our affiliation with Third Federal Savings and Loan Association of Cleveland ("Third Federal"), Ohio Central Savings was a full service community-based savings institution generating a wide variety of loans for our customers. As a result of our affiliation, and as part of our strategic plan, our potential residential mortgage loan customers were referred to Third Federal. We also increased our automobile lending program as part of the alliance through marketing efforts with Third Federal. Since we affiliated with Third Federal in November 2001, we originated $117.0 million in automobile loans, 80% of which were sold to Third Federal. During our affiliation, which ended in March 2005, our mortgage portfolio declined by $11.3 million or about 63.0% from $17.9 million to $6.6 million. During that time mortgage backed securities were purchased from Third Federal and others to replace the declining mortgage portfolio. During the fiscal year ended September 30, 2006, Ohio Central Savings has increased its residential loan origination and plans to continue doing so into the foreseeable future. No new mortgage backed securities were purchased by Ohio Central Savings during the fiscal year ended September 30, 2006.

     Our efficiency ratio (non-interest expense divided by net interest income plus non-interest income) was 130.04% for the year ended September 30, 2006 and 103.69% for the year ended September 30, 2005. These ratios were far in excess of our peer group, which was 73.34% at September 30, 2006 and 76.80% at September 30, 2005, reflecting the high-fixed costs of operating two branches, maintaining a staff and infrastructure that is capable of generating a greater number of loans and the multiple product lines we offer for an institution our size.

     Since the completion of the conversion and reorganization, we have retained automobile loans in our portfolio and resumed our mortgage lending program. We have also pursued growth in other loan and deposit accounts within our market areas. We market automobile loans, mortgage loans, home equity loans and investor property loans. We retain these loans in our portfolio in order to improve our earnings. We seek deposit accounts in a blend of certificate of deposits, NOW accounts and money market accounts to provide funds for our lending activities.

     We continue to pursue our automobile loan origination and servicing business offered to other financial institutions through our AutoARM(R) subsidiary. This subsidiary was formed in August 2003 and is a third party originator and servicer of direct automobile loans for other financial institutions. Marketing efforts for AutoARM(R) have remained strong throughout 2006. As of September 30, 2006, we had fourteen institutions in eleven states for which we provide loan origination and/or servicing. These institutions have a total of 229 branch locations and $30.5 billion in total assets. We plan to continue marketing the AutoARM(R) program throughout 2007.

     We also intend to focus on the following:

     o GROWING OUR ASSETS. We intend to increase our assets by originating auto loans, one- to four-family residential mortgage loans and home equity loans to provide a higher level of earnings.

     o PURCHASING LOANS. We will seek out opportunities to purchase loans and/or loan servicing for assets secured by automobiles and residential mortgage loans.

     o REDUCING OUR SECURITIES PORTFOLIO. We intend to continue to reduce our mortgage-backed and other mortgage related securities portfolio and replace such assets with one-to-four family residential mortgage and other loans that should provide a higher yield. We will continue to invest in such securities as necessary for interest-rate risk and liquidity management.

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

     o INCREASING OUR NON-INTEREST INCOME BY DIVERSIFYING PRODUCTS AND SERVICES. We will seek out opportunities to supplement our interest income by increasing our fee income from new products and services.

COMPARISON OF RESULTS OF OPERATION FOR THE YEARS ENDED SEPTEMBER 30, 2006 AND
2005

                                                    YEARS ENDED
                                                   SEPTEMBER 30,
                                                  ---------------
     SELECTED OPERATING DATA                       2006     2005
                                                  ------   ------
                                                   (IN THOUSANDS)

     Interest and dividend income .............   $3,147   $2,760
     Interest expense .........................    1,844    1,404
        Net interest income ...................    1,303    1,356
     Provision for loan losses ................       60       20
        Net interest income after provision ...    1,243    1,336
     Non-interest income
        Loan sales ............................        0      107
        Loan servicing ........................       93      153
        All other .............................      450      484
     Non-interest expense .....................    2,401    2,178
     Income tax benefit .......................        0      (34)
     Net loss .................................     (615)     (64)

     GENERAL. We had a net loss of $615,000 for the year ended September 30, 2006, which represents an increase of $551,000 from a net loss of $64,000 for the year ended September 30, 2005.

     The increase in net loss was a result of a number of factors including increased interest costs tied to the overall economic climate and flattening yield curve over the last twelve months. In addition, we increased our provision for loan losses by $40,000 in 2006 from $20,000 for the year ended September 30, 2005 to $60,000 for the year ended September 30, 2006 as a result of entering into new types of lending in particular real estate lending on one-to-four family residences. For the year ended September 30, 2006 we did not recognize any gain on the sale of loans as our only loan sales throughout the year were loans sold at par. Loans sold to others totaled $1.8 million for the year ended September 30, 2006 as compared to $3.0 million for the year ended September 30, 2005. This represents a reduction in automobile loans sold of $1.2 million. Throughout the year ended September 30, 2006, our portfolio of serviced loans continued to decline as loans originated during our partnership with Third Federal have begun to payoff. Finally, for the year ended September 30, 2006, we did not recognize any tax benefit on our operating losses.

     While overall operating results have seen an overall decline during the year ended September 30, 2006, we expect that our continued efforts to originate one-to-four family mortgage loans from our own market area, future loan growth and further developing our AutoARM(R) subsidiary will provide for additional revenue in future periods. There is no assurance that the expected increase in revenue from such growth and expansion will occur or result in increased profitability.

     INTEREST INCOME. Interest income increased approximately $387,000 from $2.8 million for the year ended September 30, 2005 to $3.1 million for the year ended September 30, 2006. The primary reason for the increase in interest income levels was the increase in our outstanding loan balances. Loan income increased $289,000 from $1.5 million in 2005 to $1.8 million in 2006. The increase in loan income was primarily due to increasing yields in the loan portfolio as new, higher yielding assets were added to the portfolio while older, lower yielding assets were repaid along with an increase in net originations for the year. The weighted average yield on loans increased from 5.49% for the year ended September 30, 2005 to 5.63% for the year ended September 30, 2006. This increase was due to the increase in market rates and the short term nature of the majority of our loan portfolio. The weighted average yield on securities increased from 4.02% for fiscal 2005 to 4.41% for fiscal 2006. Total average interest earning assets increased $3.9 million from $58.7 million for the year ended September 30, 2005 to $62.7 million for the year ended September 30, 2006, and the weighted average yield on interest earning assets increased 32 basis points from 4.70% to 5.02%. This trend of increasing interest earning assets may continue as we increase our emphasis on one-to-four family residential mortgage lending.

     INTEREST EXPENSE. Interest expense increased $440,000 to $1.8 million for fiscal 2006 from $1.4 million for fiscal 2005. The increase in interest expense was due to increased interest paid on deposits. Interest expense on deposits increased $656,000 to $1.2 million for the year ended September 30, 2006 from $580,000 for the year ended September 30, 2005. The reason for this increase was a rise in market interest rates along with an increase in our deposit base. Deposits increased by $13.6 million to $46.7 million for the year ended September 30, 2006 from $33.1 million for the year ended September 30, 2005. Interest expense on Federal Home Loan Bank advances decreased $216,000 to $608,000 for the year ended September 30, 2006 from $824,000 for the year ended September 30, 2005. Federal Home Loan Bank advances totaling $3.0 million were made and $9.3 million were repaid during the year ended September 30, 2006. The outstanding balance on Federal Home Loan Bank advances at year end fiscal 2006 has declined to $10.2 million as compared to $16.4 million at fiscal year end 2005.

     NET INTEREST INCOME. Net interest income remained relatively stable, decreasing $53,000 from $1.4 million for the year ended September 30, 2005 to $1.3 million during the year ended September 30, 2006. The decrease in net interest income was primarily the result of increasing interest rates on deposits. This is a result of the overall rise in interest rates during the last twelve months. Outstanding loan balances increased during the year ended September 30, 2006 helping to offset the decrease in net interest margin. Our net interest margin was 2.08% for the year ended September 30, 2006 compared to 2.36% for the year ended September 30, 2005.

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

     Based on management's evaluation of these factors, provisions of $60,000 and $20,000 were made during the years ended September 30, 2006 and 2005, respectively. The increase in provision for loan losses was primarily attributable to increasing loan levels as discussed above. The amount of general allowance allocations made for smaller balance homogeneous loans increased during the year ended September 30, 2006 primarily resulting from the performance of the portfolio, actual losses and recoveries. Loan losses were $13,000 in fiscal 2006, down from $74,000 in fiscal 2005. Recoveries were $14,000 in fiscal 2006 and $3,000 in fiscal 2005.

     While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination. The allowance for loan losses as of September 30, 2006 was maintained at a level that represents management's best estimate of probable incurred losses in the loan portfolio.

     NON-INTEREST INCOME. Non-interest income decreased $201,000 to $543,000 for the year ended September 30, 2006 from $744,000 for the year ended September 30, 2005. The overall decrease in non-interest income was primarily due to the fact that we did not sell any loans to Third Federal as discussed above. We also did not record any origination income from loan sales for the year ended September 30, 2006 as compared to income of $107,000 for 2005. Income from loan servicing decreased $60,000 from $153,000 for the year ended September 30, 2005 to $93,000 for the year ended September 30, 2006. This is a result of serviced auto loans which were originated during our affiliation with Third Federal paying off at rates faster than we are originating new auto loan production.

     NON-INTEREST EXPENSE. Non-interest expense increased $223,000 to $2.4 million in 2006 compared to $2.2 million in 2005 primarily due to professional service fees and compensation expense. The professional services increase was due to the increased costs of legal fees in connection with our status as a public company during 2006. The increase in compensation reflects standard cost of living adjustments and the addition of one new full-time equivalent employee.

     INCOME TAX BENEFIT. We did not recognize any income tax benefit for the year ended September 30, 2006. Income tax benefit of ($33,000) was recognized for fiscal 2005. OC Financial, Inc.'s effective federal income tax rate was (34.3)% for 2005. Net operating losses expiring in 2025 and 2026 are $83,491 and $617,301, respectively.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 2006 AND SEPTEMBER 30, 2005.

     GENERAL. Total assets increased by $7.1 million, or 11.9%, to $66.9 million at September 30, 2006 from $59.8 million at September 30, 2005. The increase was primarily a result of an increase in loans of $7.5 million. The increase in total assets was funded by an increase in customer deposits of $13.6 million.

     ASSETS. Our loan portfolio increased from $29.3 million to $36.8 million (including $57,369 of loans held for sale) from September 30, 2005 to September 30, 2006. Our lending strategy has changed significantly since our separation from Third Federal, emphasizing the origination of automobile loans and increasing originations of one-to-four family mortgage loans. As a result, one-to-four family mortgage loans have increased from $9.3 million in September 2005 to $14.0 million in September 2006, representing an increase of $4.7 million during the period. Residential loan growth has come from both owner and non-owner occupied financing on residential real estate.

     Our allowance for loan losses at September 30, 2006 was $241,000 or .65% of loans, compared to the $180,000 or 0.61% of loans at September 30, 2005. The increase in provision for loan losses is tied to the overall increase in our outstanding loan balances from fiscal year end 2005 to fiscal year end 2006. To the best of management's knowledge, the allowance for loan losses represents losses that are both probable and reasonably estimable as of September 30, 2006. The allowance for loan losses consists of general reserve allocations made for pools of homogeneous loans and specific reserves on individual loans for which management has significant concerns regarding the borrowers' ability to repay the loans in accordance with the terms of the loans. Non-performing loans totaled $130,000 and $47,000 at September 30, 2006 and September 30, 2005, respectively. In determining the amount of allowance for loan loss allocations needed for non-performing loans, management has considered expected future borrower cash flows and the estimated realizable value of underlying collateral. The amount of allowance for loan losses allocated to individual loan relationships remained fairly stable in 2006 increasing from $74,000 at September 30, 2005 to $78,000 at September 30, 2006.

     DEPOSITS. Total deposits increased by $13.6 million, or 41.1%, to $46.7 million at September 30, 2006 from $33.1 million at September 30, 2005. NOW accounts and money market accounts decreased

$700,000 while time deposits increased $16.2 million and savings deposits decreased $1.9 million. The increase in deposits was a result of our efforts to expand our customer base in existing markets through improved products and marketing. The number of deposit accounts has declined in recent years as we have focused on attracting larger balances, and we have implemented fee programs that discourage accounts with very low balances. We plan to continue this strategy.

     BORROWINGS. Federal Home Loan Bank advances decreased by $6.3 million to $10.2 million at September 30, 2006 from $16.5 million at September 30, 2005. Additional Federal Home Loan Bank advances were obtained and repaid during 2006 as a tool to manage our liquidity position and provide resources to fund loan originations. We expect that Federal Home Loan Bank advances will continue to provide Ohio Central Savings with a significant additional funding source to meet the needs of our lending activities.

     SHAREHOLDERS' EQUITY. Total shareholders' equity decreased $591,000 in fiscal 2006, or 7.98%, to $6.8 million at September 30, 2006 from $7.4 million at September 30, 2005. The decrease in equity was primarily due to losses from ongoing operations as noted above.

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

     In addition to these primary sources of funds, management has several secondary sources available to meet potential funding requirements. As of September 30, 2006, Ohio Central Savings had additional borrowing capacity of $17.6 million with the Federal Home Loan Bank of Cincinnati. Additionally, Ohio Central Savings has access to the Federal Reserve Bank of Cleveland discount window for borrowing. The available line at the discount window was $17.2 million at September 30, 2006.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

     The following table presents Ohio Central Savings' longer term, non-deposit related, contractual obligations and commitments to extend credit to our borrowers, in aggregate and by payment due dates.

                                                             SEPTEMBER 30, 2006
                                      -------------------------------------------------------------
                                      LESS THAN   ONE THROUGH   FOUR THROUGH   AFTER FIVE
                                       ONE YEAR   THREE YEARS    FIVE YEARS       YEARS      TOTAL
                                      ---------   -----------   ------------   ----------   -------
                                                              (IN THOUSANDS)

Federal Home Loan Bank advances ...     $1,250       $5,300        $1,000        $2,650     $10,200
Operating leases (premises) .......         24           15            11            --          50
                                        ------       ------        ------        ------     -------

Borrowings and operating leases ...      1,274        5,315         1,011         2,650      10,250
                                        ------       ------        ------        ------     -------

Commitments to extend credit ......         16           --            --            --          16
Unused lines of credit ............        152           --            --           486         638
                                        ------       ------        ------        ------     -------

Total loan commitments ............        168           --            --           486         654
                                        ------       ------        ------        ------     -------

   Total contractual obligations
      and loan commitments ........     $1,442       $5,315        $1,011        $3,136     $10,904
                                        ======       ======        ======        ======     =======

CAPITAL RESOURCES

     At September 30, 2006, shareholders' equity totaled $6.8 million. Management monitors the capital levels of Ohio Central Savings to provide for current and future business opportunities and to meet regulatory guidelines for "well capitalized" institutions.

     Ohio Central Savings is required by the Office of Thrift Supervision to meet minimum capital adequacy requirements. Ohio Central Savings' actual and required levels of capital as reported to the Office of Thrift Supervision at September 30, 2006 are as follows:

                                                                                             TO BE WELL
                                                                                          CAPITALIZED UNDER
                                                                         FOR CAPITAL      PROMPT CORRECTIVE
                                                          ACTUAL      ADEQUACY PURPOSES   ACTION PROVISIONS
                                                     --------------   -----------------   -----------------
                                                     AMOUNT   RATIO     AMOUNT   RATIO      AMOUNT   RATIO
                                                     ------   -----   --------   ------   --------   ------
                                                                       (DOLLARS IN THOUSANDS)

As of September 30, 2006
------------------------
Total capital (to risk weighted assets)...........   $6,520   17.80%    $2,935    8.0%      $3,669   10.0%
Tier 1 (core) capital (to risk weighted assets)...   $6,292    17.2%    $1,467    4.0%      $2,201    6.0%
Tier 1 (core) capital (to adjusted total assets)..   $6,292     9.3%    $2,026    3.0%      $3,376    5.0%

     At September 30, 2006, Ohio Central Savings exceeded all regulatory minimum capital requirements and was considered to be "well-capitalized." In addition, as of September 30, 2006 we were not aware of any recommendation by a regulatory authority which, if it were implemented, would have a material effect on our liquidity, capital resources or operations.

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

     The table presented below, as of September 30, 2006, is an analysis of the Ohio Central Savings' interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up 300 basis points and down 200 basis points.

     Specifically, the table below indicates that Ohio Central Savings' NPV was $7.7 million or 11.19% of the market value of portfolio assets as of September 30, 2006. Based upon the assumptions utilized, an immediate 200 basis point increase in market interest rates would result in a $888,000 decrease in our NPV and would result in a 96 basis point decrease in our NPV ratio to 10.23%.

                                                             NPV AS % OF PORTFOLIO VALUE OF
                                      NPV                                 ASSETS
                 -----------------------------------------   ------------------------------
                             ESTIMATED INCREASE (DECREASE)
  CHANGE IN                              IN NPV
INTEREST RATES   ESTIMATED   -----------------------------                  BASIS POINTS
(BASIS POINTS)      NPV             AMOUNT   PERCENT            NPV RATIO      CHANGE
--------------   --------          -------   -------            ---------   ------------
                                 (DOLLARS IN THOUSANDS)

    +300           $6,213          ($1,492)   (19%)                9.49%       -170bp
    +200           $6,817            ($888)   (12%)               10.23%        -97bp
    +100           $7,320            ($385)   ( 5%)               10.80%        -39bp
       0           $7,705                                         11.19%
    -100           $7,841          $   135      2%                11.25%         6 bp
    -200           $7,730          $    25      0%)               10.99%       -21 bp

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

                                                                     FOR THE YEAR ENDED SEPTEMBER 30,
                                                   -----------------------------------------------------------------
                                                                2006                             2005
                                                   -------------------------------   -------------------------------
                                                   AVERAGE                AVERAGE    AVERAGE                AVERAGE
                                                   BALANCE   INTEREST   YIELD/COST   BALANCE   INTEREST   YIELD/COST
                                                   -------   --------   ----------   -------   --------   ----------
                                                                         (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS
-----------------------
Loans (including loans held for sale)(1)........   $31,445    $1,769       5.63%     $26,942    $1,480       5.49%
Securities held to maturity and other
   interest-earning assets(2) ..................    31,221     1,378       4.41       31,821     1,280       4.02
                                                   -------    ------       ----      -------    ------       ----
   Total interest-earning assets................    62,666     3,147       5.02       58,763     2,760       4.70
Non-interest earning assets.....................     1,708                               548
                                                   -------                           -------
   Total assets.................................   $64,374                           $59,311
                                                   =======                           =======

INTEREST-BEARING LIABILITIES
----------------------------
Savings deposits................................   $11,492        29       0.25      $13,072        31       0.23
Money market accounts...........................     2,112        29       1.37        2,773        31       1.12
NOW deposits                                         5,847       125       2.14        6,315       102       1.62
Certificates of deposit.........................    24,054     1,054       4.38       10,557       416       3.94
                                                   -------    ------       ----      -------    ------       ----
   Total deposits...............................    43,505     1,236       2.84       32,717       580       1.77
Borrowings......................................    11,242       608       5.41       17,554       824       4.69
                                                   -------    ------       ----    ---------    ------       ----
   Total interest-bearing liabilities...........    54,747     1,844       3.37       50,271     1,404       2.79
                                                              ------       ----                 ------       ----
Non-interest bearing liabilities................     2,523                             3,148
                                                   -------                           -------
   Total liabilities............................    57,270                            53,419
Shareholders' equity............................     7,104                             5,892
                                                   -------                           -------
   Total liabilities and shareholder's equity...   $64,374                           $59,311
                                                   =======                           =======

Net interest income.............................              $1,303                            $1,356
                                                              ======                            ======
Net interest rate spread........................                           1.65%                              1.91%
                                                                           ====                               ====
Net earning assets..............................   $ 7,919                           $ 5,344
                                                   =======                           =======
Net interest margin(3)..........................                           2.08%                              2.31%
                                                                           ====                               ====
Ratio of interest-earning assets to
   interest-bearing liabilities.................    114.46%                           110.00%

----------
(1)  Calculated net of deferred fees and loss reserves.
(2) Includes Federal Home Loan Bank stock at cost and term deposits with other financial institutions.
(3)  Net interest income divided by average interest-earning assets.

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

                                              FOR THE YEARS ENDED SEPTEMBER 30,
                                                        2006 VS. 2005
                                            ------------------------------------
                                            INCREASE/(DECREASE)   TOTAL INCREASE
                                                   DUE TO           (DECREASE)
                                            -------------------   --------------
                                               VOLUME   RATE
                                               ------   ----
                                                        (IN THOUSANDS)

     INTEREST-EARNING ASSETS
     -----------------------
     Loans receivable ....................     $ 247    $ 42           $ 289
     Securities and other ................       (24)    121              97
                                               -----    ----           -----
     Total interest-earning assets .......       223     163             386
                                               -----    ----           -----

     INTEREST-BEARING LIABILITIES:
     -----------------------------
     Savings deposits ....................       (36)     34              (2)
     Money market accounts ...............        (7)      5              (2)
     NOW deposits ........................        (8)     30              22
     Time deposits .......................       532     106             638
     FHLB advances .......................      (296)     80            (216)
                                               -----    ----           -----
     Total interest-bearing liabilities...       185     255             440
                                               -----    ----           -----

     Net interest income .................     $  38    $(92)          $ (54)
                                               =====    ====           =====

CRITICAL ACCOUNTING POLICIES

     Certain of our accounting policies are important to the portrayal of our financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances. Facts and circumstances which could affect these judgments include, but without limitation, changes in interest rates, changes in the performance of the economy or in the financial condition of borrowers. Management believes that its critical accounting policy is the determination of the allowance for loan losses. Accounting policies considered critical to other financial institutions, such as determining the fair value of securities and the valuation of intangible assets including goodwill, are not considered critical to Ohio Central Savings, as the carrying value of its securities is amortized cost since it holds its securities to maturity; and it has no intangible assets. These areas do not involve significant estimates or assumptions for Ohio Central Savings. Ohio Central Savings' accounting policies are discussed in detail in Note 1 of the "Notes to the Consolidated Financial Statements."

Allowance for Loan Losses:
--------------------------

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

     The allowance for loan losses was $241,000 at September 30, 2006 and $180,000 at September 30, 2005. The increase in the allowance for loan losses from September 30, 2005 to September 30, 2006 was the result of a conscious effort to increase our provision for loan losses as we continue to grow our outstanding loan portfolio. The allowance for loan losses as a percentage of total loans was .65% at September 30, 2006 and 0.61% at September 30, 2005. Provision for loan losses totaled $60,000 and $20,000 for the year ended September 30, 2006 and 2005. Net charge-offs decreased from $70,763 in fiscal 2005 (39% of the beginning allowance balance) to a net recovery of $1,200 (0.67% of the beginning allowance balance), illustrating the variability in loan quality and losses. Changes in economic conditions, the nature and size of the loan portfolio and individual borrower conditions that cause charge-offs or delays in collection can dramatically impact our required level of allowance for loan losses in relatively short periods of time. The amount of allowance for loan losses allocated to individually evaluated loan relationships was $78,000 at September 30, 2006, and $74,000 at September 30, 2005. Management anticipates that additional provisions for loan losses will need to be made in the future as Ohio Central Savings continues to grow and add additional loan accounts.

Deferred Tax Assets:
--------------------

     As of September 30, 2006 the Company had approximately $$5,000 of net deferred tax assets on its consolidated balance sheet. At September 30, 2005, the company reported a net deferred tax liability of $8,531.

     Since there is no absolute assurance that these assets will be ultimately realized, management reviews the Company's deferred tax positions to determine if it is more likely than not that the assets will be realized. Periodic reviews include, among other things, the nature and amount of the tax income and expense items and the expected timing when certain assets will be used or liabilities will be required to be reported. In addition, management prepares monthly forecasts of anticipated future earnings. If after conducting these reviews, management determines that the realization of the tax asset does not meet the "more-likely-than-not" criteria, an offsetting valuation allowance is recorded thereby reducing net earnings and the deferred tax asset in that period. For these reasons and since changes in estimates can materially affect net earnings, management believes the accounting estimate related to deferred tax asset valuation allowances is a "critical accounting estimate."

     As of September 30, 2006, management has established a valuation allowance in the amount of $212,000 against deferred tax assets.

     Should the timing of deductibility of expenses or expectations for future performance change, the Company could decide to adjust its valuation allowances, which would increase or decrease tax expense, possibly materially.

RECENT ACCOUNTING STANDARDS

     On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued SFAS 123 Revised, "Share-Based Payment," which requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified after the first quarter or year beginning after December 15, 2005. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted. OC Financial, Inc. currently has no stock options outstanding, but the adoption of this statement could materially increase compensation expense in future financial statements if stock options are granted as contemplated.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
OC Financial, Inc.
Dublin, Ohio


          We have audited the accompanying consolidated balance sheets of OC Financial, Inc. and its subsidiaries as of September 30, 2006 and 2005, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OC Financial, Inc. and its subsidiaries as of September 30, 2006 and 2005 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


                                                    /s/ Beard Miller Company LLP

Beard Miller Company LLP
Pittsburgh, Pennsylvania
December 12, 2006

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS

                                                                                                SEPTEMBER 30,
                                                                                        -------------------------
                                                                                            2006         2005
                                                                                        -----------   -----------
                                     ASSETS

   Cash and due from financial institutions                                             $   456,730   $   565,586
   Federal funds sold                                                                     6,273,000     3,397,000
                                                                                        -----------   -----------

      Cash and Cash Equivalents                                                           6,729,730     3,962,586

   Securities held to maturity (fair value 2006 $20,846,386; 2005 $24,235,140)           21,533,317    24,714,143
   Restricted investment in bank stock                                                      763,300       721,100
   Loans, net of allowance for loan losses (2006 $240,932; 2005 $179,822)                36,708,128    29,305,852
   Loans held for sale                                                                       56,102             -
   Premises and equipment, net                                                              679,743       691,845
   Accrued interest receivable                                                              229,118       201,288
   Prepaid expenses                                                                         170,844       139,066
   Other assets                                                                              74,654        74,807
                                                                                        -----------   -----------

      TOTAL ASSETS                                                                      $66,944,936   $59,810,687
                                                                                        ===========   ===========
                      LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES

   Deposits:
      Savings deposits                                                                  $10,991,399   $12,965,475
      NOW deposits                                                                        5,865,445     5,692,718
      Money market deposits                                                               1,727,815     2,575,233
      Time deposits                                                                      28,089,783    11,858,712
                                                                                        -----------   -----------

      Total Deposits                                                                     46,674,442    33,092,138

   Federal Home Loan Bank advances                                                       10,200,000    16,450,000
   Payments collected on loans sold                                                       1,328,271     2,119,105
   Accrued interest payable                                                                  55,117        69,062
   Drafts in process                                                                      1,646,387       429,350
   Other liabilities                                                                        226,109       245,370
                                                                                        -----------   -----------

      TOTAL LIABILITIES                                                                  60,130,326    52,405,025
                                                                                        -----------   -----------
SHAREHOLDERS' EQUITY

   Common stock, $0.01 par value; 20,000,000 shares authorized; issued 560,198 shares         5,602         5,602
   Additional Paid-in capital                                                             4,951,052     4,949,797
   Retained Earnings                                                                      2,283,699     2,898,413
   Unearned ESOP shares (42,574 shares, 2006; 44,815 shares, 2005)                         (425,743)     (448,150)
                                                                                        -----------   -----------

      TOTAL SHAREHOLDERS' EQUITY                                                          6,814,610     7,405,662
                                                                                        -----------   -----------

      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                        $66,944,936   $59,810,687
                                                                                        ===========   ===========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            YEARS ENDED SEPTEMBER 30,
                                                            -------------------------
                                                                2006          2005
                                                            -----------   -----------

INTEREST INCOME
   Loans, including fees                                    $ 1,769,145   $ 1,479,840
   Securities and other investments                           1,109,784     1,228,788
   Federal funds sold                                           267,847        51,582
                                                            -----------   -----------

      TOTAL INTEREST INCOME                                   3,146,776     2,760,210
                                                            -----------   -----------

INTEREST EXPENSE
   Deposits                                                   1,235,508       579,856
   Federal Home Loan Bank advances                              608,027       823,836
                                                            -----------   -----------

      TOTAL INTEREST EXPENSE                                  1,843,535     1,403,692
                                                            -----------   -----------

      NET INTEREST INCOME                                     1,303,241     1,356,518
PROVISION FOR LOAN LOSSES                                        60,000        20,000
                                                            -----------   -----------

      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES     1,243,241     1,336,518
                                                            -----------   -----------

NON-INTEREST INCOME
   Services charges and other deposit fees                      338,263       354,873
   Gain on loan sales                                                 -       106,855
   Gain on sale of securities                                         -         4,632
   Income from servicing of loans                                92,305       152,831
   VISA and ATM interchange income                               37,771        59,066
   VSI Insurance Premium                                         52,275        30,060
   Other                                                         22,638        35,593
                                                            -----------   -----------

      TOTAL NON-INTEREST INCOME                                 543,252       743,910
                                                            -----------   -----------

NON-INTEREST EXPENSES
   Compensation and benefits                                  1,197,980     1,110,657
   Occupancy and equipment                                      108,471       116,788
   Depreciation and amortization                                111,837       116,599
   Computer processing expense                                  116,443        90,677
   VISA and ATM expense                                          62,258        97,865
   Bank service charges                                          86,130        80,280
   Collection and loan expense                                   41,840        28,131
   Advertising and promotion                                    108,070       138,254
   Other insurance premiums                                      20,268        19,832
   Professional and supervisory fees                            212,066       119,247
   State franchise tax expense                                   82,200        43,707
   Telephone                                                     63,743        59,102
   Office Supplies                                               50,652        47,822
   Postage                                                       44,616        50,388
   Other                                                         94,633        58,553
                                                            -----------   -----------

      TOTAL NON-INTEREST EXPENSES                             2,401,207     2,177,902
                                                            -----------   -----------

      LOSS BEFORE INCOME TAXES                                 (614,714)      (97,474)
INCOME TAX BENEFIT                                                    -       (33,457)
                                                            -----------   -----------

      NET LOSS                                              $  (614,714)  $   (64,017)
                                                            ===========   ===========

LOSS PER SHARE                                              $     (1.19)  $     (0.08)
                                                            ===========   ===========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

                                                                    ADDITIONAL                                    TOTAL
                                                                      PAID-IN     RETAINED    UNEARNED ESOP   SHAREHOLDERS'
                                      COMMON STOCK   COMMON STOCK     CAPITAL     EARNINGS        SHARES          EQUITY
                                      ------------   ------------   ----------   ----------   -------------   -------------

BALANCE - OCTOBER 1, 2004                 $ 10          $    -      $  274,990   $3,479,430     $       -      $3,754,430

   Redemption of stock from Third
   Federal Savings MHC                     (10)              -        (274,990)    (517,000)            -        (792,000)

   Issuance of common stock, net of
   offering costs                            -           5,602       5,017,310            -             -       5,022,912

   Unearned ESOP shares                      -               -               -            -      (448,150)       (448,150)

   Capital transfer for conversion
   costs                                     -               -         (67,513)           -             -         (67,513)

   Net Loss                                  -               -               -      (64,017)            -         (64,017)
                                          ----          ------      ----------   ----------     ---------      ----------

BALANCE - SEPTEMBER 30, 2005              $  -          $5,602      $4,949,797   $2,898,413     $(448,150)     $7,405,662

   Earned ESOP Shares (2,241
   shares)                                   -               -           1,255            -        22,407          23,662
   Net Loss                                  -               -               -     (614,714)            -        (614,714)
                                          ----          ------      ----------   ----------     ---------      ----------

BALANCE - SEPTEMBER 30, 2006              $  -          $5,602      $4,951,052   $2,283.699     $(425,743)     $6,814,610
                                          ====          ======      ==========   ==========     =========      ==========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 YEARS ENDED SEPTEMBER 30,
                                                                                 -------------------------
                                                                                     2006          2005
                                                                                 -----------   -----------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                                      $  (614,714)  $   (64,017)
   Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization                                                  111,837       116,599
      Provision for loan losses                                                       60,000        20,000
      Deferred fee/costs amortization                                                 15,730         7,819
      Earned ESOP Shares                                                              23,662             -
      Federal Home Loan Bank stock dividends                                         (42,200)      (32,200)
      Net amortization (accretion) on investment securities                          (32,204)       17,192
      Changes in mutual funds, net                                                         -        58,196
      Gain on mutual funds                                                                 -        (2,261)
      Gain on sale of credit card portfolio                                                -       (88,137)
      Gain on sale of securities                                                           -        (4,632)
      Loans originated for sale                                                   (1,869,064)   (2,289,456)
      Proceeds from sale of loans held for sale                                    1,812,962     2,400,470
      Net gains on sales of loans held for sale                                            -       (18,718)
      Changes in other assets                                                        (59,455)      (79,285)
      Changes in other liabilities                                                   392,997      (239,435)
                                                                                 -----------   -----------

         NET CASH USED IN OPERATING ACTIVITIES                                      (200,449)     (197,865)
                                                                                 -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Securities held to maturity:
      Purchases                                                                   (2,954,688)   (6,035,032)
      Maturities, calls and principal payments                                     6,167,718     4,333,840
   Securities available for sale:
      Purchases                                                                            -    (4,118,221)
      Sales                                                                                -     4,065,866
   Proceeds from sale of credit card portfolio                                             -      (626,205)
   Net (increase) decrease in loans                                               (7,478,006)   (2,515,051)
   Net change in certificates of deposit in other financial institutions                   -        99,000
   Premises and equipment expenditures                                               (99,735)      (75,552)
                                                                                 -----------   -----------

         NET CASH USED IN INVESTING ACTIVITIES                                    (4,364,711)   (4,871,355)
                                                                                 -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net change in deposits                                                         13,582,304       831,508
   Proceeds from Federal Home Loan Bank advances                                   3,000,000     3,545,000
   Repayment of Federal Home Loan Bank advances                                   (9,250,000)   (3,545,000)
   Redemption of stock from TFS Financial Company                                          -      (792,000)
   Proceeds from issuance of common stock, net of expenses                                 -     4,955,399
   Cash provided to ESOP for purchase of shares                                            -      (448,150)
                                                                                 -----------   -----------

         NET CASH PROVIDED BY FINANCING ACTIVITIES                                 7,332,304     4,546,757
                                                                                 -----------   -----------

         NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                      2,767,144      (522,463)

CASH AND CASH EQUIVALENTS - BEGINNING                                              3,962,586     4,485,049
                                                                                 -----------   -----------

CASH AND CASH EQUIVALENTS - ENDING                                               $ 6,729,730   $ 3,962,586
                                                                                 ===========   ===========

SUPPLEMENTARY CASH FLOWS INFORMATION
   Income taxes paid                                                             $         -   $    64,543
                                                                                 ===========   ===========

   Interest paid                                                                 $ 1,857,480   $ 1,282,768
                                                                                 ===========   ===========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND PRINCIPLES OF CONSOLIDATION

     On December 14, 2004, the Board of Directors of Ohio Central Savings (the "Bank") adopted a plan of conversion and reorganization pursuant to which the Bank would reorganize from a mutual holding company structure through its divestiture from Third Federal Savings and Loan Association of Cleveland ("Third Federal") and become a wholly-owned subsidiary of OC Financial, Inc. (the "Company"), which would sell its common stock to eligible depositors of the Bank in a subscription offering and, if necessary, to the general public if a syndicated community offering is held.

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

     The Company was formed to serve as the stock holding company for the Bank as part of the Bank's conversion and reorganization from a mutual holding company structure. On March 31, 2005, the Bank completed its conversion and reorganization, and the Company issued stock to complete its offering. For a further discussion of the Company's formation and operations, see the Company's Registration Statement on Form SB-2, as amended, declared effective on February 11, 2005 (File Number 333-121411).

     The consolidated financial statements include the Company, the Bank and its wholly-owned subsidiary, AUTOARM, LLC, together referred to as "the Company." Intercompany transactions and balances are eliminated in consolidation.

     The Company is engaged in the business of residential and consumer banking with operations conducted through its offices in Dublin and Cleveland, Ohio. These communities are the source of substantially all of the Bank's loan and deposit activities. The majority of the Bank's income is derived from residential and consumer lending and investment activities. AUTOARM, LLC was formed to provide automobile loan underwriting, funding and servicing for community financial institutions.

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

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SECURITIES

     Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available for sale are carried at fair value. Unrealized gains and losses are reported in other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

     Securities classified as held to maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

     Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other then temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

     Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. At September 30, 2006 and 2005, the Company had no securities classified as available for sale.

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

     The Company has a significant concentration in the automobile industry. As of September 30, 2006 and 2005, the percentage of vehicle loans to total loans was 59% and 64%, respectively.

RESTRICTED INVESTMENT IN BANK STOCK

     The Company owns restricted stock investments in the Federal Home Loan Bank
     (FHLB). Federal law requires a member institution of the FHLB to hold stock according to a predetermined formula. The stock is carried at cost.

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

     A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for all loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

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

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

TRANSFER OF FINANCIAL ASSETS

     Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company,
     (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of the right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

INCOME TAXES

     Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities in the financial statements and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted through the provision for income taxes for the effects of changes in tax laws and rates on the date of enactment. The Company and its subsidiary file a consolidated federal income tax return.

ADVERTISING

     The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising costs for the years ended September 30, 2006 and 2005 totaled $108,070 and $138,254, respectively.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

     In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the balance sheet when they are funded.

LOSS PER SHARE

     Loss per share for the twelve months ended September 30, 2006 was ($1.19). Common shares outstanding for purposes of the earnings per share calculation were as follows:

          Average shares outstanding                                    560,198
          Average unearned ESOP shares                                  (43,439)
                                                                        -------

             WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING, BASIC AND
                DILUTED                                                 516,759
                                                                        =======

     For 2005, the loss per share is calculated for the period after the offering was closed and the stock issued on March 31, 2005 and only includes the net loss for the six month period ended September 30, 2005. The loss per share for the six months ended September 30, 2005 was ($0.08). Common shares outstanding for purposes of the earnings per share calculation were as follows:

          Average shares outstanding                                    560,198
          Average unearned ESOP shares                                  (44,815)
                                                                        -------

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Weighted-Average Common Shares Outstanding, Basic and
             Diluted                                                    515,383
                                                                        =======

     The Company currently had no potentially dilutive securities at September 30, 2006. On April 19, 2006 the Company's shareholders approved the 2006 Stock Incentive Plan pursuant to which the Company may grant stock options and award shares of restricted stock to directors, officers and employees. As of September 30, 2006, no options or shares of restricted stock had been granted.

NEW ACCOUNTING PRONOUNCEMENTS

FSP FAS NO. 115-1 AND FAS 124-1

     In March 2004, the EITF reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." EITF 03-1 provides guidance on other-than-temporary impairment models for marketable debt and equity securities accounted for under SFAS 115 and non-marketable equity securities accounted for under the cost method. The EITF developed a basic three-step model to evaluate whether an investment is other-than-temporarily impaired. In November 2005, the FASB approved the issuance of FASB Staff Position FAS No. 115-1 and FAS 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The FSP addresses when an investment is considered impaired, whether the impairment is other-than-temporary and the measurement of an impairment loss. The FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary. The FSP is effective for reporting periods beginning after December 15, 2005 with earlier application permitted. For Ohio Central Savings, the effective date was the second quarter of fiscal 2006. The adoption of this accounting principle did not have a significant impact on our financial position or results of operations.

FASB 123R

          In December 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 123(R), "Share-Based Payment." SFAS No. 123(R) revised Statement No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. SFAS No. 123(R) will require compensation costs related to share-based payment transactions to be recognized in the financial statements (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. The Company is required to adopt SFAS No. 123(R) in the first annual period beginning after December 15, 2005.

          In March 2005, the SEC issued Staff Accounting Bulletin No. 107 ("SAB No. 107"), "Share-Based Payment," providing guidance on option valuation methods, the accounting for income tax effects of share-based payment arrangements upon adoption of SFAS No. 123(R), and the disclosures in MD&A subsequent to the adoption.

          The Company adopted SFAS 123(R) as of October 1, 2006. The Company has no outstanding stock options as of September 30, 2006. Any impact that the adoption of SFAS No. 123(R) will have on our results of operations will be determined by share-based payments granted in future periods and the assumptions on which those share-based payments are based.

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING PRONOUNCEMENTS (CONTINUED)

FAS 155

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments". SFAS No. 155 amends FASB Statement No. 133 and FASB Statement No. 140, and improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for these instruments. Specifically, SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company is required to adopt the provisions of SFAS No. 155, as applicable, beginning in fiscal year 2007. Management does not believe the adoption of SFAS No. 155 will have any impact on the Company's financial position and results of operations.

FAS 156

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets -- An Amendment of FASB Statement No. 140" ("SFAS 156"). SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. SFAS 156 is effective as of the beginning of an entity's first fiscal year that begins after September 15, 2006, which for the Company will be as of the beginning of fiscal 2007. The Company does not believe that the adoption of SFAS 156 will have a significant effect on its financial statements.

FIN 48

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109" (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that companies recognize in their financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We are currently evaluating the impact of adopting FIN 48 on our financial statements.

FAS 157

In September 2006, the FASB issued FASB Statement No. 157, FAIR VALUE MEASUREMENTS, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the potential impact, if any, of the adoption of FASB Statement No. 157 on our consolidated financial position, results of operations and cash flows.

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING PRONOUNCEMENTS (CONTINUED)

SAB 108

On September 13, 2006, the Securities and Exchange Commission "SEC" issued Staff Accounting Bulletin No. 108 ("SAB 108"). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, Companies might evaluate the materiality of financial-statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company's balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. We have analyzed SAB 108 and determined that upon adoption it will have no impact on the Company's consolidated results of operations or financial condition.

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES

The carrying amount, unrecognized gains and losses and fair value of securities held to maturity were as follows:

                                                  GROSS          GROSS
                                  CARRYING    UNRECOGNIZED   UNRECOGNIZED      FAIR
                                   AMOUNT         GAINS         LOSSES         VALUE
                                -----------   ------------   ------------   -----------

SEPTEMBER 30, 2006:
   U.S. Government and agency
      Obligations               $ 2,592,973      $     -      $ (47,323)    $ 2,545,650
   Mortgage-backed securities    18,940,344       11,166       (650,774)     18,300,736
                                -----------      -------      ---------     -----------

                                $21,533,317      $11,166      $(698,097)    $20,846,386
                                ===========      =======      =========     ===========

SEPTEMBER 30, 2005:
   U.S. Government and agency
      obligations               $ 2,588,103      $     -      $ (58,391)    $ 2,529,712
   Mortgage-backed securities    22,126,040       27,168       (447,780)     21,705,428
                                -----------      -------      ---------     -----------

                                $24,714,143      $27,168      $(506,171)    $24,235,140
                                ===========      =======      =========     ===========

The carrying value and fair value of debt securities held to maturity at fiscal year end 2006 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                                            HELD TO MATURITY
                                                       -------------------------
                                                         CARRYING       FAIR
                                                          VALUE         VALUE
                                                       -----------   -----------

          Due in one year or less                      $   250,000   $   248,828
          Due after one year through five years          2,342,973     2,296,822
          Mortgage-backed securities                    18,940,344    18,300,736
                                                       -----------   -----------

                                                       $21,533,317   $20,846,386
                                                       ===========   ===========

At year-end 2006 and 2005, securities with carrying amounts of $18,940,344 and $22,126,040 were pledged to secure public deposits, borrowings and other financial purposes as required or permitted by law. At year-end 2006 and 2005, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of total shareholder's equity.

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (CONTINUED)

Securities with unrecognized losses at September 30, 2006, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

                               LESS THAN 12 MONTHS          12 MONTHS OR MORE                  TOTAL
                             -----------------------   --------------------------   --------------------------
                               FAIR     UNRECOGNIZED       FAIR      UNRECOGNIZED       FAIR      UNRECOGNIZED
                               VALUE       LOSSES         VALUE         LOSSES         VALUE         LOSSES
                             --------   ------------   -----------   ------------   -----------   ------------

U.S. Government and agency
   obligations               $      -      $   -       $ 2,545,650    $ (47,323)    $ 2,545,650    $ (47,323)
Mortgage-backed securities    166,062       (844)       16,920,629     (649,930)     17,086,691     (650,774)
                             --------      -----       -----------    ---------     -----------    ---------

                             $166,062      $(844)      $19,466,279    $(697,253)    $19,632,341    $(698,097)
                             ========      =====       ===========    =========     ===========    =========

As of September 30, 2006 there were 26 securities in an unrealized loss position. These unrealized losses related principally to changes in interest rates. Substantially all mortgage-backed securities are issued or guaranteed by agencies or Corporations of the United States Government. As the Company has the intent and ability to hold these securities to maturity since they are classified as held to maturity, no declines were deemed to be other than temporary.

Securities with unrecognized losses at September 30, 2005, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

                                 Less than 12 Months          12 Months or More                  Total
                             --------------------------   -------------------------   --------------------------
                                 Fair      Unrecognized       Fair     Unrecognized       Fair      Unrecognized
                                Value         Losses         Value        Losses         Value         Losses
                             -----------   ------------   ----------   ------------   -----------   ------------

U.S. Government and agency
   obligations               $   993,080    $ (14,201)    $1,595,023    $ (44,190)    $ 2,588,103    $ (58,391)
Mortgage-backed securities    15,035,836     (232,936)     5,536,255     (214,844)     20,572,091     (447,780)
                             -----------    ---------     ----------    ---------     -----------    ---------

                             $16,028,916    $(247,137)    $7,131,278    $(259,034)    $23,160,194    $(506,171)
                             ===========    =========     ==========    =========     ===========    =========

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - LOANS

Loans at year-end were as follows:

                                                                2006          2005
                                                            -----------   -----------

          Vehicle loans                                     $21,505,102   $18,781,202
          VISA loans                                              8,187        13,445
          Signature loans                                        52,508        55,644
          First mortgage loans on 1 - 4 family residences    14,006,780     9,239,978
          Other mortgage loans                                  509,676       646,711
          Deposit secured loans                                  25,181        17,450
          Commercial loans                                      838,165       712,053
                                                            -----------   -----------

                                                             36,945,599    29,466,483

          Allowance for loan losses                            (240,932)     (179,822)
          Deferred costs and fees                                 3,461        19,191
                                                            -----------   -----------

                                                            $36,708,128   $29,305,852
                                                            ===========   ===========

Activity in the allowance for loan losses for the year was as follows:

                                                               2006       2005
                                                            --------   ---------

          Beginning balance                                 $179,822   $230,585
             Provision for loan losses                        60,000     20,000
             Loans charged-off                               (13,049)   (74,235)
             Recoveries                                       14,159      3,472
                                                            --------   --------

          Ending balance                                    $240,932   $179,822
                                                            ========   ========

The recorded investment in loans that are considered to be impaired under SFAS No. 114 was $889,445 and $380,134 at September 30, 2006 and 2005, respectively. Included in the 2006 amount is $777,145 of impaired loans for which the related allowance for credit losses was $78,408 and $112,300 of impaired loans for which there is no allowance for credit losses. There was no allowance for credit losses for impaired loans at September 30, 2005. The average recorded investment in impaired loans during the years ended September 30, 2006 and 2005 was approximately $234,058 and $388,909, respectively. For the years ended September 30, 2006 and 2005, interest income was recognized on those impaired loans of $22,575 and $32,888, respectively, using the cash basis of income recognition.

Loans on which the accrual of interest has been discontinued amounted to $129,575 and $47,122 at September 30, 2006 and 2005, respectively. There were no loans past due over ninety days still accruing interest at September 30, 2006 or 2005.

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                                                         2006          2005
                                                     -----------   -----------

          Land                                       $   152,433   $   152,433
          Building                                       685,024       685,024
          Leasehold improvements                         214,387       175,169
          Furniture and equipment                        827,579       778,274
                                                     -----------   -----------

                                                       1,879,423     1,790,900
          Accumulated depreciation and amortization   (1,199,680)   (1,099,055)
                                                     -----------   -----------

                                                     $   679,743   $   691,845
                                                     ===========   ===========

The Bank has a three-year operating lease for a branch office in Cleveland Heights, Ohio. The Bank entered into the lease in June, 2006, moving its office from the previous location in Cleveland, Ohio. Rental expense for 2006 and 2005 was $36,000 and $49,000, respectively. At September 30, 2006, future minimum annual lease payments, excluding tenant's share of common area maintenance expense, are as follows:

          2007                                          $23,580
          2008                                           14,580
          2009                                           10,935
                                                        -------

          Total:                                        $49,095
                                                        =======

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - DEPOSITS

Time deposits of $100,000 or more were $7,685,000 and $3,047,000 at September 30, 2006 and 2005, respectively. Deposits in excess of $100,000 are not federally insured.

Scheduled maturities of time deposits as of September 30, 2006 were as follows:

                      2007                         $19,782,906
                      2008                           2,106,840
                      2009                           2,425,019
                      2010                           1,950,971
                      2011                             877,721
                      Thereafter                       946,326
                                                   -----------

                                                   $28,089,783
                                                   ===========

Interest expense on deposits is summarized as follows:

                                                              2006        2005
                                                           ----------   --------

          Savings deposits                                 $   28,712   $ 30,734
          Demand deposits                                     124,475    102,381
          Money market deposits                                28,670     30,717
          Time deposits                                     1,053,651    416,024
                                                           ----------   --------

                                                           $1,235,508   $579,856
                                                           ==========   ========

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

The Bank is a member of the Federal Home Loan Bank ("FHLB") of Cincinnati. As a member, the Bank has the ability to obtain advances from the FHLB. At September 30, 2006, the Bank had fifteen fixed rate advances totaling $10,200,000 with interest rates ranging from 4.80% to 7.44% and a weighted rate of 6.18%. At September 30, 2005, the Bank had twenty fixed rate advances totaling $16,450,000 with interest rates ranging from 2.65% to 7.44% and a weighted average rate of 4.81%. Interest on the advances is payable monthly with principal due upon maturity. Residential mortgage loans, mortgage-backed securities and stock of the FHLB of Cincinnati owned by the Bank are pledged as collateral for the advances.

Maturities of Federal Home Loan Bank advances are as follows for the years ending September 30:

                      2007                         $ 1,250,000
                      2008                             500,000
                      2009                           4,800,000
                      2010                                   -
                      2011                           1,000,000
                      Thereafter                     2,650,000
                                                   -----------

                                                   $10,200,000
                                                   ===========

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS (CONTINUED)

At September 30, 2006, the Bank had $17,588,076 in additional borrowing capacity with the Federal Home Loan Bank of Cincinnati.

The Bank also has an agreement with the Federal Reserve Bank of Cleveland in which the Bank may borrow funds which are secured by pledged automobile loans. There were no such borrowings outstanding with the Federal Reserve at year end 2006 or 2005. Auto loans in the amount of $21,489,395 and $18,714,931 were pledged to secure potential borrowings at year-end 2006 and 2005, respectively.

NOTE 7 - LOAN SALES AND SERVICING ACTIVITIES

The Bank sold much of its production of consumer auto loans with terms between 42 and 60 months to its former parent company until October 2004. The Bank maintains servicing on these loans, at a servicing rate of 25 basis points, which management has determined was just adequate to compensate the Bank for its servicing responsibilities and thus, did not record a servicing asset on this portfolio.

Loans sold to banks under an agreement with AUTOARM, LLC, are sold at a rate equal to the 18 month treasury plus 70 basis points. The difference between the sell rate and the note rate equals the servicing fee which AUTOARM receives for the servicing of the loan. For production being sold to AUTOARM client banks, a servicing asset is currently being recorded. For the year ended September 30, 2006, the amount of servicing asset amortization recognized into income was $5,878. The unamortized balance of servicing assets at September 30, 2006 was $8,856.

The following summarizes loan sales and servicing activities for each year (in thousands):

                                                                        2006     2005
                                                                      -------   -------

          Activity during the year:
             Loans originated for resale, net of principal paydowns   $ 1,869   $ 2,289
             Proceeds from sales of loans held for sale                 1,813     2,400
             Net gains on sales of loans held for sale                      -        19
             Loan servicing fee income                                     93       153

          Balance at year-end:
             Loans held for sale                                      $    56   $     -
             Allowance to adjust to lower of cost or market                 -         -
                                                                      -------   -------

          Loans held for sale, net                                    $    56   $     -
                                                                      =======   =======

          Loans serviced for others and not reported as assets        $19,731   $36,434
                                                                      =======   =======

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - BENEFIT PLANS

Prior to the Bank's divestiture from Third Federal, the Company participated in a multi-employer defined benefit pension plan. Benefits were based on years of service. An employee was fully vested after 5 years of qualifying service. The plan required an annual contribution by the Company. Expense for the plan totaled $61,000 for the year ended September 30, 2005. Contributions to the plan totaled $64,000 in 2005. The plan was terminated upon the Company's separation from TFS and accordingly no contributions were made for the fiscal year ended September 30, 2006.

Prior to the divestiture, the Bank participated in a 401K plan that was established by Third Federal. All employees with 1,000 hours of service in a year and having attained the age of 21 were eligible for inclusion in the plan. Through March 31, 2005, participants could make salary contributions up to $13,000 plus another $3,000 for employees age 50 and over and the Bank matched up to 4% of the employee's contribution. Contributions to this Plan by the Bank charged to operations in the year ended September 30, 2005 were $13,554. The contributions made in 2005 were for the period October 1, 2004 to March 31, 2006
- prior to our separation from Third Federal. No contributions were made in 2006.

Upon completion of the divestiture, the Bank initiated a new 401K Profit Sharing Plan, with all employees with 1,000 hours of service in a year and having attained the age of 21 being eligible for inclusion in the Plan. The Bank makes a non-elective contribution of 3% for those meeting the eligibility requirements. Contributions to this Plan by the Bank charged to operations for the years ended September 30, 2006 and 2005 were $20,702 and $11,175, respectively.

Prior to the divestiture, the Company maintained a deferred compensation plan whereby members of the board of directors could elect to defer a portion of their regular director fees. For two directors, the fees deferred were invested in mutual funds prior to the divestiture. Subsequently, the mutual funds were sold. The deferred fees for directors who resigned prior to the divestiture were distributed. The deferred fees for the two remaining directors were used to purchase shares of OC Financial, Inc. stock through a trust as an investment for the directors. The Company's obligations are payable at the earlier of the participant director reaching age 70 or termination from service. The deferred fee liability was $33,510 and $41,763 at year-end September 30, 2006 and 2005, respectively. There is currently no deferred compensation plan in place for director fees.

NOTE 9 - INCOME TAXES

Income tax benefit was as follows:

                                                                2006     2005
                                                                ----   --------

          Current                                                $-    $      -
          Deferred                                                -     (33,457)
                                                                ---    --------

                                                                 $-    $(33,457)
                                                                ===    ========

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - INCOME TAXES (CONTINUED)

The net deferred tax asset (liability) in the accompanying balance sheets includes the following amounts for deferred tax assets and liabilities:

                                                                       2006        2005
                                                                     ---------   --------

          Deferred tax assets:
             Allowance for loan losses                               $  81,917   $ 61,139
             Net operating loss carryforward                           211,863          -
             Other                                                       7,702     10,019
                                                                     ---------   --------
                                                                       301,482     71,158

          Valuation allowance - NOL                                   (211,863)         -
                                                                     ---------   --------

             TOTAL DEFERRED TAX ASSETS, NET OF VALUATION ALLOWANCE      89,619     71,158
                                                                     ---------   --------
          Deferred tax liabilities:
             FHLB stock dividends                                      (84,252)   (69,904)
             Fixed asset depreciation                                     (784)    (8,118)
             Bad debt reserve recapture                                      -     (1,667)
                                                                     ---------   --------

                TOTAL DEFERRED TAX LIABILITIES                         (85,036)   (79,689)
                                                                     ---------   --------

                NET DEFERRED TAX ASSET (LIABILITY)                   $   4,583   $ (8,531)
                                                                     =========   ========

Effective tax rates differ from federal statutory rate of 34% applied to income before income taxes due to the following.

                                                                        2006       2005
                                                                     ---------   --------

          Tax at federal statutory rate                              $(209,003)  $ 33,141
          Effect of other adjustments                                  209,003       (316)
                                                                     ---------   --------

             INCOME TAX BENEFIT                                      $       -   $(33,457)
                                                                     =========   ========

          Effective tax rate                                                 -       34.3%
                                                                     =========   ========

Net operating losses expiring in 2025 and 2026 are $83,491 and $617,301, respectively.

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Some financial instruments, such as loan commitments, credit lines, letters of credit and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk of credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows as of September 30:

                                               2006                 2005
                                       -------------------   -------------------
                                         FIXED    VARIABLE     FIXED    VARIABLE
                                         RATE       RATE       RATE       RATE
                                       --------   --------   --------   --------

Commitments to extend credit           $ 15,868   $      -   $119,000   $      -
Unused lines of credit                  151,794    485,776    104,388    483,239
                                       --------   --------   --------   --------

                                       $167,662   $485,776   $223,388   $483,239
                                       ========   ========   ========   ========

There were no letters of credit or loans sold with recourse at year-end 2006 and 2005.

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

NOTE 11 - RELATED PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates in fiscal 2006 were as follows.

          Beginning balance                          $523,000
             New loans                                115,000
             Repayments                               (84,000)
                                                     --------

          Ending balance                             $554,000
                                                     ========

Deposits from principal officers, directors, and their affiliates at year-end 2006 and 2005 were $631,000 and $258,000, respectively.

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

Prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. At year-end 2005 and 2006, the most recent regulatory notifications categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

Actual and required capital amounts and ratios for the Bank are presented below. The Company's capital amounts and ratios are not significantly different from the Bank's.

                                                                                      TO BE WELL
                                                                                   CAPITALIZED UNDER
                                                            FOR CAPITAL ADEQUACY   PROMPT CORRECTIVE
                                               ACTUAL             PURPOSES         ACTION PROVISIONS
                                           --------------   --------------------   -----------------
                                           AMOUNT   RATIO      AMOUNT    RATIO      AMOUNT     RATIO
                                           ------   -----     --------   -----     --------   ------
                                                           (DOLLARS IN THOUSANDS)

AS OF SEPTEMBER 30, 2006:
   Total capital to risk-weighted assets   $6,520    17.8%    $>=2,935   >=8.0%    $>=3,669   >=10.0%
   Tier 1 (core) capital to
      risk-weighted assets                  6,292    17.2      >=1,467   >=4.0      >=2,201   >= 6.0
   Tier 1 (core) capital to adjusted
      total assets                          6,292     9.3      >=2,026   >=3.0      >=3,376   >= 5.0
   Tangible capital to adjusted total
      assets                                6,292     9.3      >=1,013   >=1.5          N/A      N/A

AS OF SEPTEMBER 30, 2005:
   Total capital to risk-weighted assets   $7,049    23.4%    $>=2,413   >=8.0%    $>=3,016   >=10.0%
   Tier 1 (core) capital to
      risk-weighted assets                  6,870    22.8      >=1,206   >=4.0      >=1,809   >= 6.0
   Tier 1 (core) capital to adjusted
      total assets                          6,870    11.5      >=1,794   >=3.0      >=2,990   >= 5.0
   Tangible capital to adjusted total
      assets                                6,870    11.5      >=  897   >=1.5          N/A      N/A

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

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year-end:

                                                2006                 2005
                                         ------------------   ------------------
                                         CARRYING     FAIR    CARRYING     FAIR
                                          VALUE      VALUE      VALUE     VALUE
                                         --------   -------   --------   -------
                                                     (IN THOUSANDS)

Financial assets:
   Cash and cash equivalents              $ 6,730   $ 6,730    $ 3,963   $ 3,693
   Securities held to maturity             21,533    20,846     24,714    24,235
   Federal Home Loan Bank stock               763       763        721       721
   Loans, net of allowance                 36,708    36,309     29,306    29,216
   Loans held for sale                         56        56          -         -
   Accrued interest receivable                229       229        201       201

Financial liabilities:
   Deposits                                46,674    45,072     33,092    30,450
   Federal Home Loan Bank advances         10,200    10,492     16,450    16,856
   Accrued interest payable                    55        55         69        69

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

--------------------------------------------------------------------------------

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 14 - EMPLOYEE STOCK OWNERSHIP PLAN

In connection with the stock offering, the Company established an Employee Stock Ownership Plan ("ESOP") for the benefit of its employees. The Company issued 44,815 shares of common stock to the ESOP in exchange for a 20-year note in the amount of $448,150. The interest rate is Prime floating, with annual principal and interest payments due on the last business day of December starting in 2005 and ending in 2024. The loan for the ESOP purchase was obtained from the Company.

Shares issued to the ESOP are allocated to ESOP participants based on principal and interest payments made by the ESOP on the loan from the Company. The loan is secured by shares purchased with the loan proceeds and will be repaid by the ESOP with funds from the Bank's contributions to the ESOP and earnings on ESOP assets.

As shares are released from collateral, the Company will report compensation expense equal to the current market price of the shares and the shares will become outstanding for earnings-per-share (EPS) computations. Dividends on allocated ESOP shares reduce retained earnings, dividends on unearned ESOP shares reduce accrued interest.

During the fiscal year ended September 30, 2006, 1,835 shares of stock were released with the Company recognizing compensation expenses of $23,662 for the shares released.

NOTE 15 - PARENT COMPANY ONLY FINANCIAL INFORMATION

BALANCE SHEET

                                                             SEPTEMBER 30, 2006   SEPTEMBER 30, 2005
                                                             ------------------   ------------------
                                                               (IN THOUSANDS)       (IN THOUSANDS)

          ASSETS
          Cash                                                      $   94             $   77
          Investment in subsidiaries                                 6,733              7,318
          Other assets                                                   2                 13
                                                                    ------             ------

                TOTAL ASSETS                                         6,829              7,408
                                                                    ======             ======

          LIABILITIES AND SHAREHOLDERS' EQUITY
          Liabilities:
             Other liabilities                                      $   14             $    2
                                                                    ------             ------

                TOTAL LIABILITIES                                       14                  2
                                                                    ------             ------

          Shareholders' equity:
             Common stock                                                6                  6
             Additional paid in capital                              4,951              4,950
             Unearned ESOP shares                                     (426)              (448)
             Retained earnings                                       2,284              2,898
                                                                    ------             ------

                TOTAL SHAREHOLDERS' EQUITY                           6,815              7,406
                                                                    ------             ------

                TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          $6,829             $7,408
                                                                    ======             ======

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

STATEMENT OF INCOME


NOTE 15 - PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)



                                                                              YEAR ENDED           YEAR ENDED
                                                                          SEPTEMBER 30, 2006   SEPTEMBER 30, 2005
                                                                          ------------------   ------------------
                                                                            (IN THOUSANDS)       (IN THOUSANDS)

          Interest income                                                       $  71                 $ 14
          Other expenses
                                                                                  (77)                  (2)
                                                                                -----                 ----

             LOSS BEFORE EQUITY IN UNDISTRIBUTED NET LOSS OF SUBSIDIARY            (6)                  12

          Equity in undistributed net loss of subsidiary                         (609)                 (60)
                                                                                -----                 ----

             NET LOSS                                                           $(615)                $(48)
                                                                                =====                 ====

STATEMENT OF CASH FLOWS

                                                                              YEAR ENDED           YEAR ENDED
                                                                          SEPTEMBER 30, 2006   SEPTEMBER 30, 2005
                                                                          ------------------   ------------------
                                                                            (IN THOUSANDS)       (IN THOUSANDS)

          CASH FLOWS FROM OPERATING ACTIVITIES
             Net loss                                                           $(615)              $   (48)
             Adjustments to reconcile net loss to net cash
                used in operating activities:
                   Undistributed net loss of subsidiary                           609                    60
                   Other                                                            5                   (12)
                                                                                -----               -------

             NET CASH USED IN OPERATING ACTIVITIES                                 (1)                    -
                                                                                -----               -------

          CASH FLOWS FROM INVESTING ACTIVITIES
             Investment in Ohio Central Savings                                     -                (3,638)
                                                                                -----               -------

          CASH FLOWS FROM FINANCING ACTIVITIES
             Proceeds from issuance of common stock                                 -                 4,955
             Redemption of stock from TFS Financial Corporation                     -                  (792)
             Cash provided for ESOP for purchase of shares                          -                  (448)
             Cash repayment for ESOP Loan                                          18                     -
                                                                                -----               -------

                NET CASH PROVIDED BY FINANCING ACTIVITIES                          18                 3,715
                                                                                -----               -------

                NET INCREASE IN CASH AND CASH EQUIVALENTS                          17                    77

          CASH AND CASH EQUIVALENTS - BEGINNING                                    77                     -
                                                                                -----               -------

          CASH AND CASH EQUIVALENTS - ENDING                                    $  94               $    77
                                                                                =====               =======

--------------------------------------------------------------------------------

                               OC FINANCIAL, INC.

                          CONSOLIDATED FINANCIAL REPORT

                               SEPTEMBER 30, 2006

TABLE OF CONTENTS

                                                                       PAGE NO.
                                                                       --------
CONSOLIDATED FINANCIAL STATEMENTS:
   Report of Independent Registered Public Accounting Firm                 1
   Consolidated Balance Sheets                                             2
   Consolidated Statements of Operations                                   3
   Consolidated Statements of Shareholders' Equity                         4
   Consolidated Statements of Cash Flows                                   5
   Notes to Consolidated Financial Statements                              6