Form 10KSB, Exhibit 13
period 2007-09-30
OC Financial Inc
filed 2008-01-14
CIK 1310273

                                   EXHIBIT 13

                    PORTIONS OF ANNUAL REPORT TO STOCKHOLDERS

To our Valued Stockholders:

This past fiscal year proved to be another challenging year for OC Financial and its wholly owned subsidiary, Ohio Central Savings. As you may know from the many media reports, the banking industry has experienced a turbulent year in the residential mortgage market. We have avoided many of the problems in the industry by adhering to our proven underwriting standards. Despite these unprecedented events, we continue to concentrate on growing our mortgage lending operations.

Through our wholly owned subsidiary AutoARM(R), we also continue to actively work to develop relationships with other community banks to provide consumer automobile lending services to their customers. We now have 15 financial institutions that have 250 branches in 12 states. We also continue discussions with additional institutions.

Despite some relief from the Federal Reserve Board through two interest rate reductions, the current rate environment continues to present challenges in the origination of automobile loans. This has resulted in decreasing automobile loan originations and servicing income from the sales of such loans. This decrease has contributed to our operating loss in fiscal 2007 as it did in fiscal 2006. If the yield curve returns to a more advantageous positive slope we believe we can reverse this trend.

Our financial results for fiscal 2007 report a loss from operations. The loss is stated without recognizing the deferred tax benefit to the company. More information on this deferred tax benefit is contained in the accompanying audited financial statements. We appreciate your investment in OC Financial and we are firmly committed to achieving our goals and building shareholder value. On behalf of all the Management, Staff and Board members of OC Financial, thank you for your continued confidence, loyalty and support as we continue to build our organization.

We would also like to recognize the over 18 years of service contributed by Robert W. Hughes, our former president who resigned in August to become the president of another financial institution in the western United States. Bob continues, however, as the Chairman of the Board. We will miss Bob's day-to-day leadership and the many talents he brought to our organization.

Sincerely,


/s/ Diane M. Gregg
------------------
Diane M. Gregg
President and Chief Executive Officer


                              SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                                                                                AT SEPTEMBER 30,
                                                                       ---------------------------------
                                                                           2007                 2006
                                                                       ------------         ------------
                                                                                 (IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:
Total assets....................................................       $     65,499         $     66,945
Loans, net......................................................             42,045               36,708
Loans held for sale.............................................                 30                   56
Securities held to maturity.....................................             17,747               21,533
Deposits........................................................             46,144               46,674
Borrowings......................................................             10,950               10,200

Shareholders' equity............................................              6,141                6,815

                                                                            YEARS ENDED SEPTEMBER 30,
                                                                       ---------------------------------
                                                                           2007                 2006
                                                                       ------------         ------------
                                                                                 (IN THOUSANDS)
SELECTED OPERATING DATA:
Interest and dividend income....................................       $      3,524         $      3,147
Interest expense................................................              2,252                1,844
                                                                       ------------         ------------
   Net interest income..........................................              1,272                1,303
Provision for loan losses.......................................                  5                   60
                                                                       ------------         ------------
   Net interest income after provision for loan losses..........              1,267                1,243
Non-interest income
   Loan sales and servicing.....................................                132                   92
   Other........................................................                417                  451
Non-interest expense ...........................................              2,434                2,401
                                                                       ------------         ------------
Income (loss) before income tax expense.........................               (617)                (615)
Income tax expense (benefit)....................................                  -                    -
                                                                       ------------         ------------
   Net income (loss)............................................       $       (617)        $       (615)
                                                                       ============         ============


                                                                               AT OR FOR THE YEARS
                                                                               ENDED SEPTEMBER 30,
                                                                       ---------------------------------
                                                                           2007                 2006
                                                                       ------------         ------------

SELECTED FINANCIAL RATIOS AND OTHER DATA:

PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets)....            (0.10%)              (0.10%)
Return on equity (ratio of net income to average equity)..........            (9.63%)              (8.66%)
Average interest rate spread (1)..................................             1.57%                1.65%
Net interest margin (2)...........................................             1.98%                2.08%
Efficiency ratio (3)..............................................           134.54%              130.04%
Non-interest expense to average total assets......................             3.73%                3.73%
Average interest-earning assets to average interest-bearing
  liabilities.....................................................           111.82%              114.46%

ASSET QUALITY RATIOS:
Non-performing assets to total assets.............................             0.27%                0.19%
Non-performing loans to total loans...............................             0.29%                0.35%
Allowance for loan losses to non-performing loans.................           133.25%              200.83%
Allowance for loan losses to total loans..........................             0.39%                0.65%

CAPITAL RATIOS:
Equity to total assets at end of period...........................             9.56%               10.18%
Average equity to average assets..................................            10.03%               11.04%
Tier 1 leverage ratio.............................................             9.56%                9.30%

OTHER DATA:
Number of full services offices...................................                2                    2

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

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

      This Annual Report on Form 10-KSB contains certain "forward-looking statements" which may be identified by the use of words such as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, competition, changes in interest rates, deposit flows, demand for mortgage, and other loans, real estate values; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing products and services.

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

BUSINESS STRATEGY

      Prior to our affiliation with Third Federal Savings and Loan Association of Cleveland ("Third Federal"), Ohio Central Savings was a full service community- based savings institution generating a wide variety of loans for our customers. As a result of our affiliation, and as part of our then strategic plan, our potential residential mortgage loan customers were referred to Third Federal. We also increased our automobile lending program as part of the alliance through marketing efforts with Third Federal. During our affiliation with Third Federal beginning in November 2001 and ending in March 2005, we originated $117.0 million in automobile loans, 80% of which were sold to Third Federal. During that same period, our mortgage portfolio declined by $11.3 million or about 63.0% from $17.9 million to $6.6 million and mortgage backed securities were purchased from Third Federal and other financial institutions to replace the declining mortgage portfolio. During the fiscal years ended September 30, 2007 and September 30, 2006, Ohio Central Savings has increased its residential loan origination and plans to maintain this type of loan origination into the foreseeable future. No new mortgage backed securities were purchased by Ohio Central Savings during the fiscal years ended September 30, 2007 or September 30, 2006.

      Our efficiency ratio (non-interest expense divided by net interest income plus non-interest income) was 134.54% for the fiscal year ended September 30, 2007 and 130.04% for the fiscal year ended September 30, 2006. These ratios were far in excess of our peer group, which was 74.02% at September 30, 2007 and 73.34% at September 30, 2006, reflecting the high-fixed costs of operating two branches, maintaining a staff and infrastructure that is capable of generating a greater number of loans and the multiple product lines we offer for an institution our size.

      Since the completion of the conversion and reorganization, we have retained automobile loans in our portfolio and resumed our mortgage lending program. We have also pursued growth in other loan and deposit accounts within our market areas. We market automobile loans, mortgage loans, home equity loans and investor property loans. We have retained the majority of these loans in our portfolio in order to improve our earnings. We seek deposit accounts in a blend of certificate of deposits, NOW accounts and money market accounts to provide funds for our lending activities.

      We continue to pursue our automobile loan origination and servicing business offered to other financial institutions through our AutoARM(R) subsidiary. This subsidiary was formed in August 2003 and is a third party originator and servicer of direct automobile loans for other financial institutions. Marketing efforts for AutoARM(R) have remained consistent throughout 2007. As of September 30, 2007, we had fifteen institutions in eleven states for which we provide loan origination and/or servicing. These institutions have a total of 250 branch locations and $34.2 billion in total assets. We do not plan to aggressively market the AutoARM(R) program during 2008 but rather focus our efforts on strengthening our existing AutoARM(R) client relationships.

      We also intend to focus on the following:

      o GROWING OUR ASSETS. We intend to increase our assets by originating automobile loans, one- to four-family residential mortgage loans and home equity loans to provide a higher level of earnings.

      o PURCHASING LOANS. We may seek out opportunities to purchase loans and/or loan servicing for assets secured by automobiles and residential mortgage loans.

      o REDUCING OUR SECURITIES PORTFOLIO. We intend to continue to reduce our mortgage-backed and other mortgage related securities portfolio and replace such assets with one- to four- family residential mortgage and other loans that should provide a higher yield. We will continue to invest in such securities as necessary for interest-rate risk and liquidity management.

      o MAINTAINING THE QUALITY OF OUR LOAN PORTFOLIO. The quality of our loan portfolio is a key factor in managing our growth. We will continue to use risk management techniques, such as independent internal and external loan reviews and risk-focused portfolio credit analysis, in overseeing the performance of our loan portfolio.

      o ACHIEVING EFFICIENT GROWTH BY LEVERAGING OUR EXISTING OPERATIONAL AND MANAGEMENT RESOURCES. We have invested significant resources in developing staff and a technology infrastructure that are capable of managing a larger asset and deposit base than we have currently. As a result, we have a loan department staffed with experienced professionals who are capable of promoting the continued growth and oversight of our loan portfolio, and we intend to approach future growth opportunities with a view toward achieving improved economies of scale.

      o INCREASING OUR NON-INTEREST INCOME BY DIVERSIFYING PRODUCTS AND SERVICES. We will seek out opportunities to supplement our interest income by increasing our fee income from new products and services.

COMPARISON OF RESULTS OF OPERATION FOR THE YEARS ENDED SEPTEMBER 30, 2007 AND
2006


                                                                  YEARS ENDED SEPTEMBER 30,
                                                               ------------------------------
      SELECTED OPERATING DATA                                       2007            2006
                                                               --------------  --------------
                                                                       (IN THOUSANDS)
      Interest and dividend income.........................    $        3,524  $        3,147
      Interest expense.....................................             2,252           1,844
         Net interest income...............................             1,272           1,303
      Provision for loan losses............................                 5              60
         Net interest income after provision...............             1,267           1,243
      Non-interest income
         Loan sales........................................                56              --
         Loan servicing....................................                76              93
         All other.........................................               417             450
      Non-interest expense.................................             2,434           2,401
      Income tax benefit...................................                --              --
      Net loss.............................................              (617)           (615)

      GENERAL. We had a net loss of $617,000 for the year ended September 30, 2007, which represents an increase of $2,000 from a net loss of $615,000 for the year ended September 30, 2006.

      The increase in net loss was primarily the result of continued net interest compression as the yield curve has remained relatively flat during the fiscal year ended September 30, 2007. In addition, non-interest expenses experienced a slight increase primarily as a result of an increase in compensation costs and deposit insurance costs. The increase in deposit insurance costs is a result of increased FDIC deposit insurance premiums, which Ohio Central Savings began to pay in January, 2007. For the year ended September 30, 2007 we did not recognize any gain on the sale of loans as our only loan sales throughout the year were loans sold at par. Loans sold to others totaled $7.2 million for the year ended September 30, 2007 as compared to $1.8 million for the year ended September 30, 2006. This represents an increase in automobile loans sold of $5.5 million. Throughout the years ended September 30, 2007 and 2006, our portfolio of serviced loans continued to decline as loans originated during our partnership with Third Federal continue to payoff. Finally, for the years ended September 30, 2007 and 2006, we did not recognize any tax benefit on our operating losses.

      While overall operating results have seen a decline during the fiscal year ended September 30, 2007, we plan to continue our efforts to increase our originations of one- to four-family mortgage loans from our own market area, and strengthen our existing AutoARM(R) relationships which will provide some opportunities for additional revenue in future periods. There is no assurance that any increase in revenue from such growth and expansion will occur or result in increased profitability.

      INTEREST INCOME. Interest income increased approximately $377,000 from $3.1 million for the year ended September 30, 2006 to $3.5 million for the year ended September 30, 2007. The primary reason for the increase in interest income levels was the increase in our average outstanding loan balances. The average balance of loans increased $8.2 million from $31.4 million for the fiscal year ended September 30, 2006 to $39.6 million for the fiscal year ended September 30, 2007. Loan interest income increased $680,000 from $1.8 million in 2006 to $2.4 million in 2007. The increase in loan interest income was primarily due to increasing yields in the loan portfolio as new, higher yielding assets were added to the portfolio while older, lower yielding assets were repaid along with an increase in net originations for the year. The weighted average yield on loans increased from 5.63% for the year ended September 30, 2006 to 6.19% for the year ended September 30, 2007. This increase in the weighted average yield on loans was due to the increase in market rates and the short-term nature of the majority of our loan portfolio. The average balance of total interest earning assets increased $1.2 million from $62.7 million for the year ended September 30, 2006 to $64.1 million for the year ended September 30, 2007, and the weighted average yield on interest earning assets increased 11 basis points from 5.02% for fiscal 2006 to 5.13% for fiscal 2007.

      INTEREST EXPENSE. Interest expense increased $408,000 to $2.3 million for fiscal 2007 from $1.8 million for fiscal 2006. The increase in interest expense was due to increased interest paid on deposits. Interest expense on deposits increased $384,000 to $1.6 million for the year ended September 30, 2007 from $1.2 million for the year ended September 30, 2006. The reason for this increase was a rise in market interest rates. The average cost of deposits increased 62 basis points from 2.84% for the year ended September 30, 2006 to 3.46% for the year ended September 30, 2007. Interest expense on Federal Home Loan Bank advances increased $24,000 to $632,000 for the year ended September 30, 2007 from $608,000 for the year ended September 30, 2006. Federal Home Loan Bank advances totaling $9.7 million were made and $9.0 million were repaid during the year ended September 30, 2007. The outstanding balance on Federal Home Loan Bank advances at fiscal year end 2007 has increased to $11.0 million as compared to $10.2 million at fiscal year end 2006.

      NET INTEREST INCOME. Net interest income remained relatively stable, decreasing $31,000 from $1.3 million for the year ended September 30, 2006 to $1.3 million for the year ended September 30, 2007. The decrease in net interest income was primarily the result of increasing interest rates on deposits in order to remain competitive in our market area. The average balance of loans increased during the year ended September 30, 2007 as compared with the year ended September 30, 2006 helping to offset the decrease in net interest margin. Our net interest margin was 1.98% for the year ended September 30, 2007 compared to 2.08% for the year ended September 30, 2006. Our net interest rate spread also decreased to 1.57% for fiscal 2007 from 1.65% for fiscal 2006.

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

      Based on management's evaluation of these factors, provisions of $5,000 and $60,000 were made during the years ended September 30, 2007 and 2006, respectively. The decrease in provision for loan losses was primarily attributable to management's determination that the allowance was adequate based upon the performance of the portfolio. The amount of general allowance allocations made for smaller balance homogeneous loans increased during the year ended September 30, 2006 primarily resulting from the performance of the portfolio, actual losses and recoveries. Loan losses were $88,000 in fiscal 2007, up from $13,000 in fiscal 2006. Recoveries were $8,000 in fiscal 2007 and $14,000 in fiscal 2006.

      While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination. The allowance for loan losses as of September 30, 2007 was maintained at a level that represents management's best estimate of probable incurred losses in the loan portfolio.

      NON-INTEREST INCOME. Non-interest income increased $6,000 to $549,000 for the year ended September 30, 2007 from $543,000 for the year ended September 30, 2006. The slight increase in non-interest income was due to the fact that we purchased and sold two small automobile loan pools during 2007, with servicing retained. Income from loan servicing and gain on sale of loans increased $40,000 from $92,000 for the year ended September 30, 2006 to $132,000 for the year ended September 30, 2007. This is a result of serviced automobile loans increasing due to the purchased loan pools mentioned above.

      NON-INTEREST EXPENSE. Non-interest expense increased $50,000 to $2.5 million in 2007 compared to $2.4 million in 2006 primarily due to the increased cost of federal deposit insurance premiums and compensation expense. The FDIC increased deposit insurance premiums beginning in January, 2007. The increase in compensation expense reflects standard cost of living adjustments.

      INCOME TAX BENEFIT. We did not recognize any income tax benefit for the years ended September 30, 2007 or September 30, 2006 due to sustained operating losses. A valuation allowance was recorded on the deferred tax benefit of our operating loss carryforwards due to the uncertainty of their realization. Net operating losses expiring in 2025, 2026 and 2027 are $95,413, $566,710 and $739,763, respectively.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 2007 AND SEPTEMBER 30, 2006.

      GENERAL. Total assets decreased by $1.8 million, or 2.09%, to $65.5 million at September 30, 2007 from $66.9 million at September 30, 2006.

      ASSETS. Our loan portfolio increased from $36.7 million to $42.1 million (including $56,102 and $30,416 of loans held for sale) from September 30, 2006 to September 30, 2007. Our lending strategy has changed significantly since our separation from Third Federal, emphasizing the origination of automobile loans and increasing originations of one- to four-family mortgage loans. As a result, residential real estate loans have increased from $14.5 million at September 30, 2006 to $18.2 million at September 30, 2007, representing an increase of $3.7 million during the period. Residential loan growth has come from both owner and non-owner occupied financing on residential real estate.

      Our allowance for loan losses at September 30, 2007 was $166,000 or 0.39% of loans, compared to the $241,000 or 0.65% of loans at September 30, 2006. The decrease in the allowance for loan losses is mainly attributable to a large charge off for a small pool of investor property loans. Management's review of the allowance showed that the allowance was adequate during the year therefore additional reserve entries were not made. To the best of management's knowledge, the allowance for loan losses represents losses that are both probable and reasonably estimable as of September 30, 2007. The allowance for loan losses consists of general reserve allocations made for pools of homogeneous loans and specific reserves on individual loans for which management has significant concerns regarding the borrowers' ability to repay the loans in accordance with the terms of the loans. Non-performing loans totaled $125,000 and $129,000 at September 30, 2007 and September 30, 2006, respectively. In determining the amount of allowance for loan loss allocations needed for non-performing loans, management has considered expected future borrower cash flows and the estimated realizable value of underlying collateral. The amount of allowance for loan losses allocated to individual loan relationships increased during 2007 from $78,000 at September 30, 2006 to $93,000 at September 30, 2007.

      DEPOSITS. Total deposits decreased by $530,000, or 1.14%, to $46.1 million at September 30, 2007 from $46.7 million at September 30, 2006. NOW accounts and money market accounts decreased $1.0 million while time deposits increased $1.8 million and savings deposits decreased $1.3 million. The slight decrease in deposits represented the closure of many small balance savings and NOW accounts in conjunction with the relocation of the Cleveland office to Cleveland Heights. The number of deposit accounts has declined in recent years as we have focused on attracting larger balances, and we have implemented fee programs that discourage accounts with very low balances. We plan to continue this strategy.

      BORROWINGS. Federal Home Loan Bank advances increased by $750,000 to $10.95 million at September 30, 2007 from $10.2 million at September 30, 2006. Additional Federal Home Loan Bank advances were obtained and repaid during 2007 as a tool to manage our liquidity position and provide resources to fund loan originations. We expect that Federal Home Loan Bank advances will continue to provide Ohio Central Savings with a significant additional funding source to meet the needs of our lending activities.

      SHAREHOLDERS' EQUITY. Total shareholders' equity decreased $673,000 in fiscal 2007, or 9.9%, to $6.1 million at September 30, 2007 from $6.8 million at September 30, 2006. The decrease in shareholders' equity was primarily due to losses from ongoing operations as noted above.

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

      In addition to these primary sources of funds, management has several secondary sources available to meet potential funding requirements. As of September 30, 2007, Ohio Central Savings had additional borrowing capacity of $16.7 million with the Federal Home Loan Bank of Cincinnati. Additionally, Ohio Central Savings has access to the Federal Reserve Bank of Cleveland discount window for borrowing. The available line at the discount window was $22.7 million at September 30, 2007.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

      The following table presents Ohio Central Savings' longer term, non-deposit related, contractual obligations and commitments to extend credit to our borrowers, in aggregate and by payment due dates.

                                                                          SEPTEMBER 30, 2007
                                           -------------------------------------------------------------------------------
                                              LESS THAN      ONE THROUGH     FOUR THROUGH       AFTER
                                              ONE YEAR       THREE YEARS      FIVE YEARS      FIVE YEARS        TOTAL
                                           --------------  ---------------  --------------  --------------  --------------
                                                                            (IN THOUSANDS)
Federal Home Loan Bank advances..........  $          500  $         5,800  $           --  $        4,650  $       10,950
Operating leases (premises)..............              20               29              10              --              59
                                           --------------  ---------------  --------------  --------------  --------------

Borrowings and operating leases .........             520            5,829              10           4,650          11,009
                                           --------------  ---------------  --------------  --------------  --------------

Commitments to extend credit.............             716               --              --              --             716
Unused lines of credit ..................             103               --              --             365             468
                                           --------------  ---------------  --------------  --------------  --------------

Total loan commitments...................             819               --              --             365           1,184
                                           --------------  ---------------  --------------  --------------  --------------

      Total contractual obligations
         and loan commitments............  $        1,339  $         5,829  $           10  $        5,015  $       12,193
                                           ==============  ===============  ==============  ==============  ==============

CAPITAL RESOURCES

      At September 30, 2007, shareholders' equity totaled $6.1 million. Management monitors the capital levels of Ohio Central Savings to provide for current and future business opportunities and to meet regulatory guidelines for "well capitalized" institutions.

      Ohio Central Savings is required by the Office of Thrift Supervision to meet minimum capital adequacy requirements. Ohio Central Savings' actual and required levels of capital as reported to the Office of Thrift Supervision at September 30, 2007 are as follows:

                                                                                                      TO BE WELL
                                                                                                  CAPITALIZED UNDER
                                                                               FOR CAPITAL        PROMPT CORRECTIVE
                                                            ACTUAL          ADEQUACY PURPOSES     ACTION PROVISIONS
                                                     -------------------   -------------------   -------------------

                                                      AMOUNT      RATIO     AMOUNT      RATIO     AMOUNT      RATIO
                                                      ------      -----     ------      -----     ------      -----
                                                                       (DOLLARS IN THOUSANDS)
As of September 30, 2007
------------------------
Total capital (to risk weighted assets)...........    $5,869      15.21%    $3,086      8.00%     $3,858      10.00%
Tier 1 (core) capital (to risk weighted assets)...    $5,703      14.78%    $1,543      4.00%     $2,315       6.00%
Tier 1 (core) capital (to adjusted total assets)..    $5,703       8.70%    $1,967      3.00%     $3,279       5.00%

      At September 30, 2007, Ohio Central Savings exceeded all regulatory minimum capital requirements and was considered to be "well-capitalized." In addition, as of September 30, 2007 we were not aware of any recommendation by a regulatory authority, which, if it were implemented, would have a material effect on our liquidity, capital resources or operations.

      Under regulations of the Office of Thrift Supervision, limitations have been imposed on all "capital distributions" by savings institutions, including cash dividends. The regulation establishes a tiered system of restrictions, with the greatest flexibility afforded to savings associations which are both well-capitalized and given favorable qualitative examination ratings by the Office of Thrift Supervision. For example, a savings association which is given one of the two highest examination ratings and is well-capitalized could make capital distributions in any year of 100% of its retained net income for the calendar year-to-date period plus net income for the previous two calendar years (less any dividends previously paid) as long as the savings associations would remain "well-capitalized," following the proposed distribution. Other savings associations would be subject to more stringent procedural and substantive requirements, the most restrictive being prior Office of Thrift Supervision approval of any capital distribution.

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

      The table presented below, as of September 30, 2007, is an analysis of the Ohio Central Savings' interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up 300 basis points and down 200 basis points.

      Specifically, the table below indicates that Ohio Central Savings' NPV was $6.5 million or 9.78% of the market value of portfolio assets as of September 30, 2007. Based upon the assumptions utilized, an immediate 200 basis point increase in market interest rates would result in a $1.1 million decrease in our NPV and would result in a 133 basis point decrease in our NPV ratio to 8.45%.

                                                                   NPV AS % OF PORTFOLIO
                                      NPV                            VALUE OF ASSETS
                  -------------------------------------------  -----------------------------
                                      ESTIMATED INCREASE
                                      (DECREASE) IN NPV
   CHANGE IN                      ----------------------------
 INTEREST RATES     ESTIMATED                                                  BASIS POINTS
 (BASIS POINTS)        NPV           AMOUNT        PERCENT       NPV RATIO       CHANGE
----------------  -------------  -------------  -------------  -------------  --------------
                                    (DOLLARS IN THOUSANDS)

      +300        $       4,784  $     (1,749)       (27)%          7.56%         (221) bp
      +200        $       5,448  $     (1,085)       (17)%          8.45%         (133) bp
      +100        $       6,058  $      (4,74)        (7)%          9.22%          (55) bp
         0        $       6,533                                     9.78%
      -100        $       6,677  $        144          2%           9.87%            9  bp
      -200        $       6,462  $        (70)        (1)%          9.47%          (31) bp

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

                                                                          FOR THE YEAR ENDED SEPTEMBER 30,
                                                    ------------------------------------------------------------------------------
                                                                    2007                                   2006
                                                    --------------------------------------  --------------------------------------
                                                      AVERAGE                   AVERAGE       AVERAGE                   AVERAGE
                                                      BALANCE     INTEREST     YIELD/COST     BALANCE     INTEREST     YIELD/COST
                                                    -----------  -----------  ------------  -----------  -----------  ------------
INTEREST-EARNING ASSETS                                     (DOLLARS IN THOUSANDS)
-----------------------
Loans (including loans held for sale)(1)..........  $    39,571  $     2,449         6.19%  $    31,445  $     1,769         5.63%
Securities held to maturity and other
   interest-earning assets(2) ....................       24,565        1,075         4.07        31,221        1,378         4.41
                                                    -----------  -----------  -----------   -----------  -----------  -----------
   Total interest-earning assets..................       64,136        3,524         5.13        62,666        3,147         5.02
Non-interest earning assets.......................        1,526                                   1,708
                                                    -----------                             -----------
   Total assets...................................  $    65,662                             $    64,374
                                                    ===========                             ===========

INTEREST-BEARING LIABILITIES
----------------------------
Savings deposits..................................  $     9,986           26         0.25   $    11,492           29         0.25
Money market accounts.............................        1,600           24         1.49         2,112           29         1.37
NOW deposits......................................        5,370          119         2.34         5,847          125         2.14
Certificates of deposit...........................       29,606        1,450         4.80        24,054        1,054         4.38
                                                    -----------  -----------  -----------   -----------  -----------  -----------
   Total deposits.................................       46,562        1,619         3.46        43,505        1,236         2.84
Borrowings........................................       10,796          632         5.86        11,242          608         5.41
                                                    -----------  -----------  -----------   -----------  -----------  -----------
   Total interest-bearing liabilities.............       57,358        2,251         3.93        54,747        1,844         3.37
                                                                 -----------  -----------                -----------  -----------
Non-interest bearing liabilities..................        1,720                                   2,523
                                                    -----------                             -----------
   Total liabilities..............................       59,078                                  57,270
Shareholders' equity..............................        6,583                                   7,104
                                                    -----------                             -----------
   Total liabilities and shareholder's equity.....  $    65,662                             $    64,374
                                                    ===========                             ===========

Net interest income...............................               $     1,272                             $     1,303
                                                                 ===========                             ===========
Net interest rate spread..........................                                   1.57%                                   1.65%
                                                                              ===========                             ===========
Net earning assets................................  $     6,778                             $     7,919
                                                    ===========                             ===========
Net interest margin(3)............................                                   1.98%                                   2.08%
                                                                              ===========                             ===========
Ratio of interest-earning assets to
interest-bearing liabilities......................       111.82%                                 114.46%


-------------------------
(1) Calculated net of deferred fees and loss reserves.
(2) Includes Federal Home Loan Bank stock at cost and term deposits with other financial institutions.
(3) Net interest income divided by average interest-earning assets.

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


                                                      FOR THE YEARS ENDED SEPTEMBER 30,
                                                               2007 VS. 2006
                                              ------------------------------------------------
                                                    INCREASE/(DECREASE)        TOTAL INCREASE
                                                           DUE TO                (DECREASE)
                                              ------------------------------  ----------------
                                                 VOLUME            RATE
                                                 ------            ----
                                                                (IN THOUSANDS)
       INTEREST-EARNING ASSETS
       -----------------------
       Loans receivable....................   $        416     $        264     $        680
       Securities and other................           (294)              (9)            (303)
                                              ------------     ------------     ------------
       Total interest-earning assets.......            122              255              377
                                              ------------     ------------     ------------

       INTEREST-BEARING LIABILITIES:
       -----------------------------
       Savings deposits....................             (4)               1               (3)
       Money market accounts...............             (8)               4               (4)
       NOW deposits........................            (10)               5               (5)
       Time deposits.......................            243              153              396
       FHLB advances.......................            (45)              69               24
                                              ------------     ------------     ------------
       Total interest-bearing liabilities..            176              232              408
                                              ------------     ------------     ------------

       Net interest income.................   $        (54)    $         24     $        (31)
                                              ============     ============     ============

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

      The allowance for loan losses was $166,000 at September 30, 2007 and $241,000 at September 30, 2006. The allowance for loan losses as a percentage of total loans was 0.39% at September 30, 2007 and 0.65% at September 30, 2006. Provision for loan losses totaled $5,000 and $60,000 for the year ended September 30, 2007 and 2006. A net charge-off of $80,000 was realized in fiscal 2007 (33.2% of the beginning allowance balance) as compared to a net recovery of $1,100 (0.62% of the beginning allowance balance) for fiscal 2006, illustrating the variability in loan quality and losses. Changes in economic conditions, the nature and size of the loan portfolio and individual borrower conditions that cause charge-offs or delays in collection can dramatically impact our required level of allowance for loan losses in relatively short periods of time. The amount of allowance for loan losses allocated to individually evaluated loan relationships was $93,000 at September 30, 2007, and $78,000 at September 30, 2006. Management anticipates that additional provisions for loan losses will need to be made in the future as Ohio Central Savings continues to grow and add additional loan accounts.

DEFERRED TAX ASSETS:

      As of September 30, 2007 the Company had a net deferred tax asset of $441,000 on its consolidated balance sheet. At September 30, 2006, the Company reported a net deferred tax asset of $216,000.

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

      As of September 30, 2007 and 2006, management has established a 100% valuation allowance in the amount of $441,000 and $216,000, respectively, against deferred tax assets.

      Should the timing of deductibility of expenses or expectations for future performance change, the Company could decide to adjust its valuation allowances, which would increase or decrease tax expense, possibly materially.

RECENT ACCOUNTING STANDARDS

      For a discussion of recent account standards, please see Note 1 in the accompanying consolidated financial statements.

                               OC FINANCIAL, INC.

                          CONSOLIDATED FINANCIAL REPORT

                               SEPTEMBER 30, 2007


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

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
OC Financial, Inc.
Dublin, Ohio


      We have audited the accompanying consolidated balance sheets of OC Financial, Inc. and its subsidiaries as of September 30, 2007 and 2006, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OC Financial, Inc. and its subsidiaries as of September 30, 2007 and 2006 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


                                                /s/ Beard Miller Company LLP




Beard Miller Company LLP
Pittsburgh, Pennsylvania
January 10, 2008


OC FINANCIAL, INC.
------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS

                                                                                                          SEPTEMBER 30,
                                                                                                  ----------------------------
                                                                                                      2007            2006
                                                                                                  ------------    ------------
                                                             ASSETS

   Cash and due from financial institutions                                                       $    820,137    $    456,730
   Federal funds sold                                                                                2,955,000       6,273,000
                                                                                                  ------------    ------------

       Cash and Cash Equivalents                                                                     3,775,137       6,729,730

   Investment securities held to maturity (fair value 2007
     $17,182,071; and 2006 $20,846,386)                                                             17,746,925      21,533,317
   Restricted investment in bank stock                                                                 774,800         763,300
   Loans, net of allowance for loan losses 2007 $165,950; 2006 240,932                              42,044,805      36,708,128
   Loans held for sale                                                                                  30,416          56,102
   Premises and equipment, net                                                                         640,815         679,743
   Accrued interest receivable                                                                         260,917         229,118
   Prepaid expenses                                                                                    106,753          89,992
   Other assets                                                                                        118,672          74,654
                                                                                                  ------------    ------------

       TOTAL ASSETS                                                                               $ 65,499,240    $ 66,864,084
                                                                                                  ============    ============

                                              LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

   Deposits:
      Savings                                                                                     $  9,614,137    $ 10,991,399
      NOW                                                                                            4,953,252       5,865,445
      Money market                                                                                   1,701,961       1,727,815
      Time                                                                                          29,874,985      28,089,783
                                                                                                  ------------    ------------

       Total Deposits                                                                               46,144,335      46,674,442

   Federal Home Loan Bank advances                                                                  10,950,000      10,200,000
   Payments collected on loans sold                                                                  1,076,410       1,328,271
   Accrued interest payable                                                                             94,515          55,117
   Drafts in process                                                                                   899,113       1,646,387
   Other liabilities                                                                                   193,743         226,109
                                                                                                  ------------    ------------

       TOTAL LIABILITIES                                                                            59,358,116      60,130,326
                                                                                                  ------------    ------------

SHAREHOLDERS' EQUITY

   Common stock, $0.01 par value; 20,000,000 shares authorized;
     issued 560,198 shares                                                                               5,602           5,602
   Additional paid-in capital                                                                        4,953,377       4,951,052
   Retained earnings                                                                                 1,563,074       2,180,440
   Unearned ESOP shares  (38,093 shares, 2007; 40,334 shares, 2006)                                   (380,929)       (403,336)
                                                                                                  ------------    ------------

       TOTAL SHAREHOLDERS' EQUITY                                                                    6,141,124       6,733,758
                                                                                                  ------------    ------------

       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                 $ 65,499,240    $ 66,864,084
                                                                                                  ============    ============


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                                                               2

OC FINANCIAL, INC.
------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                              YEARS ENDED SEPTEMBER 30,
                                                                                            ----------------------------
                                                                                               2007              2006
                                                                                            -----------      -----------
INTEREST INCOME
   Loans, including fees                                                                    $ 2,449,191      $ 1,769,145
   Interest and dividends on investments                                                        921,738        1,109,784
   Federal funds sold                                                                           153,139          267,847
                                                                                            -----------      -----------

       TOTAL INTEREST INCOME                                                                  3,524,068        3,146,776
                                                                                            -----------      -----------

INTEREST EXPENSE
   Deposits                                                                                   1,619,301        1,235,508
   Federal Home Loan Bank advances                                                              632,395          608,027
                                                                                            -----------      -----------

       TOTAL INTEREST EXPENSE                                                                 2,251,696        1,843,535
                                                                                            -----------      -----------

       NET INTEREST INCOME                                                                    1,272,372        1,303,241

PROVISION FOR LOAN LOSSES                                                                         5,000           60,000
                                                                                            -----------      -----------

       NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                    1,267,372        1,243,241
                                                                                            -----------      -----------

NON-INTEREST INCOME
   Services charges and other deposit fees                                                      294,840          338,263
   Gain on loan sales                                                                            56,227               --
   Income from servicing of loans                                                                75,596           92,305
   VISA and ATM interchange income                                                               41,873           37,771
   VSI Insurance Premium                                                                         60,689           52,275
   Other                                                                                         20,055           22,638
                                                                                            -----------      -----------

       TOTAL NON-INTEREST INCOME                                                                549,280          543,252
                                                                                            -----------      -----------

NON-INTEREST EXPENSES
   Salaries and employee benefits                                                             1,217,114        1,197,980
   Net occupancy and equipment expense                                                           98,216          108,471
   Depreciation and amortization expense                                                         95,489          111,837
   Computer processing expense                                                                  123,253          116,443
   VISA and ATM expense                                                                          86,436           62,258
   Bank service charges                                                                          79,518           86,130
   Collection and loan expense                                                                   52,123           41,840
   Advertising expense                                                                          116,640          108,070
   Other insurance premiums                                                                      47,916           20,268
   Professional and supervisory fees                                                            193,428          212,066
   State franchise tax expense                                                                   77,877           82,200
   Telephone                                                                                     51,320           63,743
   Office Supplies                                                                               41,225           50,652
   Postage                                                                                       45,306           44,616
   Other                                                                                        108,157           94,633
                                                                                            -----------      -----------

       TOTAL NON-INTEREST EXPENSES                                                            2,434,018        2,401,207
                                                                                            -----------      -----------

       LOSS BEFORE INCOME TAXES                                                                (617,366)        (614,714)

INCOME TAX BENEFIT                                                                                   --               --
                                                                                            -----------      -----------

       NET LOSS                                                                             $  (617,366)     $  (614,714)
                                                                                            ===========      ===========

LOSS  PER SHARE                                                                             $     (1.19)     $     (1.19)
                                                                                            ===========      ===========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                                                               3

OC FINANCIAL, INC.
-----------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2007 AND 2006

                                                                 ADDITIONAL                   UNEARNED        TOTAL
                                                    COMMON        PAID-IN       RETAINED        ESOP      SHAREHOLDERS'
                                                     STOCK        CAPITAL       EARNINGS       SHARES        EQUITY
                                                 ------------   -----------   ------------   ----------   -------------

BALANCE - OCTOBER 1, 2005                        $      5,602   $ 4,949,797   $  2,898,413     (448,150)  $   7,405,662

      Earned ESOP shares (2,241 shares)                     -         1,255              -       22,407          23,662

      Net Loss                                              -             -       (614,714)           -        (614,714)
                                                 ------------   -----------   ------------   ----------   -------------

BALANCE - SEPTEMBER 30, 2006                            5,602     4,951,052      2,283,699     (425,743)      6,814,610

      Cumulative effect of adjustments
        resulting from the adoption of SAB
        No. 108                                             -             -       (103,259)      22,407         (80,852)
      Adjusted balance - September 30, 2006             5,602     4,951,052      2,180,440     (403,336)      6,733,758
      Earned ESOP Shares (2,241 shares)                     -         2,325              -       22,407          24,732
      Net Loss                                              -             -       (617,366)           -        (617,366)
                                                 ------------   -----------   ------------   ----------   -------------
BALANCE - SEPTEMBER 30, 2007                     $      5,602   $ 4,953,377   $  1,563,074   $ (380,929)  $   6,141,124
                                                 ============   ===========   ============   ==========   =============


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                                                               4

OC FINANCIAL, INC.
------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                  YEARS ENDED SEPTEMBER 30,
                                                                                               -------------------------------
                                                                                                   2007               2006
                                                                                               ------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                                                    $   (617,366)      $   (614,714)
   Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization                                                                  95,489            111,837
      Provision for loan losses                                                                       5,000             60,000
      Deferred fee/costs amortization                                                                16,043             15,730
      Earned ESOP Shares                                                                             24,732             23,662
      Federal Home Loan Bank stock dividends                                                        (11,500)           (42,200)
      Net amortization (accretion) on investment securities                                          10,343            (32,204)
      Loans originated for sale                                                                  (7,087,864)        (1,869,064)
      Proceeds from sale of loans held for sale                                                   7,169,777          1,812,962
      Net gains on sales of loans held for sale                                                     (56,227)                --
      Loss on disposal of fixed assets                                                               14,706
      Changes in other assets                                                                       (30,575)           (59,455)
      Changes in other liabilities                                                                 (992,103)           392,997
                                                                                               ------------       ------------

         NET CASH USED IN OPERATING ACTIVITIES                                                   (1,459,545)          (200,449)
                                                                                               ------------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Securities held to maturity:
      Purchases                                                                                          --         (2,954,688)
      Maturities, calls and principal payments                                                    3,776,049          6,167,718
   Net (increase) decrease in loans                                                              (5,419,723)        (7,478,006)
   Premises and equipment expenditures                                                              (71,267)           (99,735)
                                                                                               ------------       ------------

         NET CASH USED IN INVESTING ACTIVITIES                                                   (1,714,941)        (4,364,711)
                                                                                               ------------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net change in deposits                                                                          (530,107)        13,582,304
   Proceeds from Federal Home Loan Bank advances                                                  9,700,000          3,000,000
   Repayment of Federal Home Loan Bank advances                                                  (8,950,000)        (9,250,000)
                                                                                               ------------       ------------

         NET CASH PROVIDED BY FINANCING ACTIVITIES                                                  219,893          7,332,304
                                                                                               ------------       ------------

         NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                    (2,954,593)         2,767,144

CASH AND CASH EQUIVALENTS - BEGINNING                                                             6,729,730          3,962,586
                                                                                               ------------       ------------

CASH AND CASH EQUIVALENTS - ENDING                                                             $  3,775,137       $  6,729,730
                                                                                               ============       ============

SUPPLEMENTARY CASH FLOWS INFORMATION
   Income taxes paid                                                                           $         --       $         --
                                                                                               ============       ============

   Interest paid                                                                               $  2,212,298       $  1,857,480
                                                                                               ============       ============

   Other Real Estate Acquired in Settlement of Loans                                           $     62,003       $         --
                                                                                               ============       ============


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

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

      The Company is engaged in the business of residential and consumer banking with operations conducted through its offices in Dublin and Cleveland Heights, Ohio. These communities are the source of substantially all of the Bank's loan and deposit activities. The majority of the Bank's income is derived from residential and consumer lending and investment activities. AUTOARM, LLC was formed to provide automobile loan underwriting, funding and servicing for community financial institutions.

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

      Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. At September 30, 2007 and 2006, the Company had no securities classified as available for sale.

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

      The Company has a significant concentration in the automobile industry. As of September 30, 2007 and 2006, the percentage of vehicle loans to total loans was 54% and 59%, respectively.

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

INCOME TAXES

      Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities in the financial statements and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted through the provision for income taxes for the effects of changes in tax laws and rates on the date of enactment. The Company and its subsidiaries file a consolidated federal income tax return.

ADVERTISING

      The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising costs for the years ended September 30, 2007 and 2006 totaled $116,640 and $108,070, respectively.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

      In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the balance sheet when they are funded.

LOSS PER SHARE

      Loss per share for the twelve months ended September 30, 2007 and 2006 was ($1.19) and ($1.19), respectively. Common shares outstanding for purposes of the earnings per share calculation were as follows for the years ended September 30, 2007 and 2006:

                                                        2007          2006
                                                    -----------   -----------
        Average shares outstanding                      560,198       560,198
        Average unearned ESOP shares                    (39,213)      (43,439)
                                                    -----------   -----------

            WEIGHTED-AVERAGE COMMON SHARES
              OUTSTANDING, BASIC AND DILUTED            520,985       516,759
                                                    ===========   ===========

      The Company currently had no potentially dilutive securities at September 30, 2007. On April 19, 2006 the Company's shareholders approved the 2006 Stock Incentive Plan pursuant to which the Company may grant stock options and award shares of restricted stock to directors, officers and employees. As of September 30, 2007, no options or shares of restricted stock had been granted.

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NEW ACCOUNTING STANDARDS

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

      FSP FIN 48-1

            In May 2007, the FASB issued FASB Staff Position ("FSP") FIN 48-1 "Definition of Settlement in FASB Interpretation No. 48" (FSP FIN 48-1). FSP FIN 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP FIN 48-1 is effective for fiscal years beginning after December 15, 2006. We are currently evaluating the impact of adopting FIN 48-1 on our financial statements.

      SFAS 157

            In September 2006, the FASB issued Statement No. 157, Fair Value Measurements ("SFAS 157"), which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the potential impact, if any, of the adoption of SFAS 157 on our financial statements.

      SFAS 158

            In September 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans ("SFAS 158"), which amends SFAS 87 and SFAS 106 to require recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS 87 and SFAS 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. The measurement date -- the date at which the benefit obligation and plan assets are measured -- is required to be the company's fiscal year end. SFAS 158 is effective for publicly-held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. The adoption of this standard has not impacted the Company's financial condition or results of operations.

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


      EITF 06-4

            In September 2006, the FASB's Emerging Issues Task Force (EITF) issued EITF Issue No. 06-4, "Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split Dollar Life Insurance Arrangements" ("EITF 06-4"). EITF 06-4 requires the recognition of a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement. The consensus highlights that the employer (who is also the policyholder) has a liability for the benefit it is providing to its employee. As such, if the policyholder has agreed to maintain the insurance policy in force for the employee's benefit during his or her retirement, then the liability recognized during the employee's active service period should be based on the future cost of insurance to be incurred during the employee's retirement. Alternatively, if the policy holder has agreed to provide the employee with a death benefit, then the liability for the future death benefit should be recognized by following the guidance in SFAS No. 106 or Accounting Principles Board (APB) Opinion No. 12, as appropriate. For transition, an entity can choose to apply the guidance using either of the following approaches: (a) a change in accounting principle through retrospective application to all periods presented or (b) a change in accounting principle through a cumulative-effect adjustment to the balance in retained earnings at the beginning of the year of adoption. The disclosures required in fiscal years beginning after December 15, 2007, with early adoption permitted. The Company does not believe that the implementation of this guidance will have a material impact on the Company's consolidated financial statements.

      EITF 06-5

            In September 2006, the Task Force reached a conclusion on EITF Issue No. 06-5, "Accounting for Purchases of Life Insurance - Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance" ("EITF 06-5"). The scope of EITF 06-5 consists of six separate issues relating to accounting for life insurance policies purchased by entities protecting against the loss of "key persons." The six issues are clarifications of previously issued guidance on FASB Technical Bulletin No. 85-4. EITF 06-5 is effective for fiscal years beginning after December 15, 2006. The Company does not expect it to have a material impact on the Company's consolidated financial statements.

      EITF 06-10

            In March 2007, the FASB ratified Emerging Issues Task Force Issue No. 06-10 "Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements" (EITF 06-10). EITF 06-10 provides guidance for determining a liability for the postretirement benefit obligation as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment agreement. EITF 06-10 is effective for fiscal years beginning after December 15, 2007. The Company is currently assessing the impact of EITF 06-10 on its consolidated financial position and results of operations.

      SFAS 159

            In February 2007, the FASB issued FASB Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities-including an Amendment of FASB Statement No. 115" ("FASB Statement 159"). FASB Statement No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. FASB Statement No. 159 is effective for our Company October 1, 2008. The Company is evaluating the impact that the adoption of FASB Statement No. 159 will have on our consolidated financial statements.

      SAB 108

            The Corporation, in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements (SAB 108), adjusted its beginning retained earnings for fiscal 2006 in the accompanying consolidated balance sheet. The provisions of SAB 108 are effective for the Corporation for its September 30, 2007 year end. See Note 9 for additional information on the adoption of SAB 108.

            Reclassification - Certain items in the 2006 financial statements have been reclassified to conform with the presentation in the 2007 consolidated financial statements.

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - SECURITIES

The carrying amount, unrecognized gains and losses and fair value of securities held to maturity were as follows:

                                                       GROSS         GROSS
                                       CARRYING     UNRECOGNIZED   UNRECOGNIZED       FAIR
                                        AMOUNT         GAINS         LOSSES           VALUE
                                     ------------   ------------   ------------   ------------
SEPTEMBER 30, 2007:
  U.S. Government and agency
    Obligations                      $  1,747,843   $          -   $    (11,393)  $  1,736,450
  Mortgage-backed securities           15,999,082         11,566       (565,027)    15,445,621
                                     ------------   ------------   ------------   ------------

                                     $ 17,746,925   $     11,566   $   (576,420)  $ 17,182,071
                                     ============   ============   ============   ============

SEPTEMBER 30, 2006:
  U.S. Government and agency
    obligations                      $  2,592,973   $          -   $    (47,323)  $  2,545,650
  Mortgage-backed securities           18,940,344         11,166       (650,774)    18,300,736
                                     ------------   ------------   ------------   ------------

                                     $ 21,533,317   $     11,166   $   (698,097)  $ 20,846,386
                                     ============   ============   ============   ============

The carrying value and fair value of debt securities held to maturity at fiscal year end 2007 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                                        HELD TO MATURITY
                                                  ----------------------------
                                                    CARRYING           FAIR
                                                     VALUE            VALUE
                                                  -----------      -----------
      Due in one year or less                     $ 1,247,843      $ 1,239,885
      Due after one year through five years           500,000          496,565
      Mortgage-backed securities                   15,999,082       15,445,621
                                                  -----------      -----------

                                                  $17,746,925      $17,182,071
                                                  ===========      ===========

At year-end 2007 and 2006, securities with carrying amounts of $17,746,925 and $18,940,344 were pledged to secure public deposits, borrowings and other financial purposes as required or permitted by law. At year-end 2007 and 2006, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of total shareholder's equity.

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - SECURITIES (CONTINUED)

Securities with unrecognized losses at September 30, 2007, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

                                   LESS THAN 12 MONTHS           12 MONTHS OR MORE                   TOTAL
                                -------------------------    -------------------------    -------------------------
                                   FAIR      UNRECOGNIZED       FAIR      UNRECOGNIZED       FAIR      UNRECOGNIZED
                                   VALUE        LOSSES          VALUE        LOSSES          VALUE        LOSSES
                                -----------  ------------    -----------  ------------    -----------  ------------
U.S. Government and agency
  obligations                   $         -  $          -    $ 1,736,450  $    (11,393)   $ 1,736,450  $    (11,393)
Mortgage-backed securities                -             -     14,953,042      (565,027)    14,953,042      (565,027)
                                -----------  ------------    -----------  ------------    -----------  ------------

                                $         -  $          -    $16,689,492  $   (576,420)   $16,689,492  $   (576,420)
                                ===========  ============    ===========  ============    ===========  ============

As of September 30, 2007 there were 23 securities in an unrealized loss position. These unrealized losses related principally to changes in interest rates. Substantially all mortgage-backed securities are issued or guaranteed by agencies or Corporations of the United States Government. As the Company has the intent and ability to hold these securities to maturity since they are classified as held to maturity, no declines were deemed to be other than temporary.

Securities with unrecognized losses at September 30, 2006, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

                                     LESS THAN 12 MONTHS              12 MONTHS OR MORE                    TOTAL
                               ------------------------------  ------------------------------  ------------------------------
                                    FAIR        UNRECOGNIZED       FAIR         UNRECOGNIZED       FAIR         UNRECOGNIZED
                                    VALUE          LOSSES          VALUE          LOSSES           VALUE           LOSSES
                               --------------  --------------  --------------  --------------  --------------  --------------
U.S. Government and agency
     obligations               $           -   $           -   $   2,545,650   $     (47,323)  $   2,545,650   $     (47,323)
Mortgage-backed securities           166,062            (844)     16,920,629        (649,930)     17,086,691        (650,774)
                               --------------  --------------  --------------  --------------  --------------  --------------

                               $     166,062   $        (844)  $  19,466,279   $    (697,253)  $  19,632,341   $    (698,097)
                               ==============  ==============  ==============  ==============  ==============  ==============

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - LOANS

Loans at year-end were as follows:

                                                               2007            2006
                                                            -----------     -----------
      Vehicle loans                                         $22,819,141     $21,505,102
      VISA loans                                                  1,958           8,187
      Signature loans                                            78,893          52,508
      First mortgage loans on 1 - 4 family residences        17,676,699      14,006,780
      Other mortgage loans                                      509,480         509,676
      Deposit secured loans                                      17,654          25,181
      Commercial loans                                        1,087,426         838,165
                                                            -----------     -----------

                                                             42,191,251      36,945,599

      Allowance for loan losses                                (165,950)       (240,932)
      Deferred costs and fees                                    19,504           3,461
                                                            -----------     -----------

                                                            $42,044,805     $36,708,128
                                                            ===========     ===========

Activity in the allowance for loan losses for the year was as follows:

                                                               2007            2006
                                                            -----------     -----------
      Beginning balance                                     $   240,932     $   179,822
        Provision for loan losses                                 5,000          60,000
        Loans charged-off                                       (87,966)        (13,049)
        Recoveries                                                7,984          14,159
                                                            -----------     -----------

      Ending balance                                        $   165,950     $   240,932
                                                            ===========     ===========

The recorded investment in loans that are considered to be impaired under SFAS No. 114 was $882,231 and $889,445 at September 30, 2007 and 2006, respectively. Included in the 2007 amount is $882,231 of impaired loans for which the related allowance for credit losses was $98,991 and no impaired loans for which there was not an allowance. At September 30, 2006, there was a related allowance of $78,408 for $777,145 of impaired loans. The average recorded investment in impaired loans during the years ended September 30, 2007 and 2006 was approximately $519,689 and $234,058, respectively. For the years ended September 30, 2007 and 2006, interest income was recognized on those impaired loans of $46,019 and $22,575, respectively, using the cash basis of income recognition.

Loans on which the accrual of interest has been discontinued amounted to $124,538 and $129,575 at September 30, 2007 and 2006, respectively. There were no loans past due over ninety days still accruing interest at September 30, 2007 or 2006.

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                                                       2007            2006
                                                   ------------    ------------

      Land                                         $    152,433    $    152,433
      Building                                          685,024         685,024
      Leasehold improvements                            219,301         214,387
      Furniture and equipment                           863,240         827,579
                                                   ------------    ------------

                                                      1,919,998       1,879,423
      Accumulated depreciation and amortization      (1,279,183)     (1,199,680)
                                                   ------------    ------------

                                                   $    640,815    $    679,743
                                                   ============    ============

The Bank has a five-year operating lease for a branch office in Cleveland Heights, Ohio. The Bank entered into the lease in June, 2006, moving its office from the previous location in Cleveland, Ohio. Rental expense for 2007 and 2006 was $29,000 and $36,000, respectively. At September 30, 2007, future minimum annual lease payments, excluding tenant's share of common area maintenance expense, are as follows:

      2008                                                    20,040
      2009                                                    14,580
      2010                                                    14,580
      2011                                                     9,720
                                                         -----------

      Total:                                             $    58,920
                                                         ===========

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - DEPOSITS

Time deposits of $100,000 or more were $7,234,000 and $7,685,000 at September 30, 2007 and 2006, respectively. Deposits in excess of $100,000 are not federally insured.

Scheduled maturities of time deposits as of September 30, 2007 were as follows:

                2008                                     $21,452,909
                2009                                       3,967,508
                2010                                       2,095,231
                2011                                         840,720
                2012                                       1,518,617
                Thereafter                                         0
                                                         -----------

                                                         $29,874,985
                                                         ===========

Interest expense on deposits is summarized as follows:

                                                       2007            2006
                                                   ------------    ------------

        Savings deposits                           $     25,608    $     28,712
        Demand deposits                                 119,669         124,475
        Money market deposits                            24,268          28,670
        Time deposits                                 1,449,756       1,053,651
                                                   ------------    ------------

                                                   $  1,619,301    $  1,235,508
                                                   ============    ============

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

The Bank is a member of the Federal Home Loan Bank ("FHLB") of Cincinnati. As a member, the Bank has the ability to obtain advances from the FHLB. At September 30, 2007, the Bank had fourteen fixed rate advances totaling $10,950,000 with interest rates ranging from 3.95% to 7.44% and a weighted rate of 5.66%. At September 30, 2006, the Bank had fifteen fixed rate advances totaling $10,200,000 with interest rates ranging from 4.80% to 7.44% and a weighted average rate of 6.18%. Interest on the advances is payable monthly with principal due upon maturity. Residential mortgage loans, mortgage-backed securities and stock of the FHLB of Cincinnati owned by the Bank are pledged as collateral for the advances.

Maturities of Federal Home Loan Bank advances are as follows for the years ending September 30:

                2008                                     $   500,000
                2009                                       4,800,000
                2010                                               -
                2011                                       1,000,000
                2012                                               -
                Thereafter                                 4,650,000
                                                         -----------

                                                         $10,950,000
                                                         ===========

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS (CONTINUED)

At September 30, 2007, the Bank had $16,670,265 in additional borrowing capacity with the Federal Home Loan Bank of Cincinnati.

The Bank also has an agreement with the Federal Reserve Bank of Cleveland in which the Bank may borrow funds which are secured by pledged automobile loans. There were no such borrowings outstanding with the Federal Reserve at year end 2007 or 2006. Auto loans in the amount of $22,773,202 and $21,489,395 were pledged to secure potential borrowings at year-end 2007 and 2006, respectively.

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

The following summarizes loan sales and servicing activities for each year (in thousands):

                                                       2007            2006
                                                   ------------    ------------

      Activity during the year:
        Loans originated and purchased for
          resale, net of principal paydowns        $      7,088    $      1,869
        Proceeds from sales of loans held for
          sale                                            7,170           1,813
        Net gains on sales of loans held for sale            56               -
        Loan servicing fee income                            76              93

      Balance at year-end:
        Loans held for sale                        $         30    $         56
        Allowance to adjust to lower of cost or
          market                                              -               -
                                                   ------------    ------------

      Loans held for sale, net                     $         30    $         56
                                                   ============    ============

      Loans serviced for others and not reported
        as assets                                  $     13,429    $     19,731
                                                   ============    ============

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - BENEFIT PLANS

The Bank has a 401K Profit Sharing Plan, with all employees with 1,000 hours of service in a year and having attained the age of 21 being eligible for inclusion in the Plan. The Bank makes a non-elective contribution of 3% for those meeting the eligibility requirements. Contributions to this Plan by the Bank charged to operations for the years ended September 30, 2007 and 2006 were $21,289 and $20,702, respectively.

Prior to the divestiture, the Company maintained a deferred compensation plan whereby members of the board of directors could elect to defer a portion of their regular director fees. For two directors, the fees deferred were invested in mutual funds prior to the divestiture. Subsequently, the mutual funds were sold. The deferred fees for directors who resigned prior to the divestiture were distributed. The deferred fees for the two remaining directors were used to purchase shares of OC Financial, Inc. stock through a trust as an investment for the directors. In 2007 the deferred compensation plan was terminated with the two remaining directors shares of OC Financial, Inc. stock distributed. There was no deferred fee liability at September 30, 2007. There was a deferred fee liability of $33,510 at year-end September 30, 2006.

NOTE 9 - INCOME TAXES

As discussed under Recently Adopted Accounting Standards in Note 1, in September 2006, the SEC released SAB 108. The transition provisions of SAB 108 permit the Corporation to adjust for the cumulative effect on retained earnings of immaterial errors relating to prior years. SAB 108 also requires the adjustment of any prior quarterly financial statements within the fiscal year of adoption for the effects of such errors on the quarters when the information is next presented. Such adjustments do not require previously filed reports with the SEC to be amended. In accordance with SAB 108, the Corporation has adjusted beginning retained earnings for fiscal 2007 in the accompanying consolidated balance sheet as described below. The corporation considers this adjustment to be immaterial to prior periods.

In connection with adopting SAB 108, the Corporation recorded an adjustment to its opening balance sheet for the year ended September 30, 2007. This adjustment, the cumulative effect of which was $80,852, decreased retained earnings, reduced prepaid taxes and was recorded to properly reflect current taxes payable. During prior year periods, certain amounts accumulated in connection with preparing tax provision estimates. These amounts were not considered material to prior period consolidated financial statements; however in evaluating the current tax position of the Corporation, management determined that these amounts were not necessary and, accordingly, made the aforementioned adjustment.

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - INCOME TAXES (CONTINUED)

The net deferred tax asset (liability) in the accompanying balance sheets includes the following amounts for deferred tax assets and liabilities:

                                                       2007            2006
                                                   ------------    ------------

        Deferred tax assets:
          Allowance for loan losses                $     56,423    $     81,917
          Net operating loss carryforward               489,789         211,863
          Other                                           7,059           7,702
                                                   ------------    ------------

          TOTAL DEFERRED TAX ASSETS                     553,271         301,482

        Deferred tax liabilities:
          FHLB stock dividends                          (88,162)        (84,252)
          Fixed asset depreciation                      (16,067)           (784)
          Mortgage Servicing Rights                      (8,216)              -
                                                   ------------    ------------

            TOTAL DEFERRED TAX LIABILITIES             (112,445)        (85,036)
                                                   ------------    ------------

            NET DEFERRED TAX ASSET                      440,826         216,466
                                                   ------------    ------------

        Valuation Allowance - NOL                      (440,826)       (216,466)

        Net Deferred Tax Asset, Net of
          Valuation Allowance                      $          -    $          -

Effective tax rates differ from federal statutory rate of 34% applied to income before income taxes due to the following.

                                                       2007            2006
                                                   ------------    ------------

        Tax at federal statutory rate              $   (215,621)   $   (209,003)
        Valuation Allowance                             215,621         209,003
                                                   ------------    ------------

            INCOME TAX BENEFIT                     $          -    $          -
                                                   ============    ============

        Effective tax rate                                    -               -
                                                   ============    ============

Net operating losses expiring in 2025, 2026 and 2027 are $95,413, $566,710 and $739,763, respectively.

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows as of September 30:

                                           2007                          2006
                                 --------------------------    --------------------------
                                    FIXED        VARIABLE        FIXED         VARIABLE
                                     RATE          RATE           RATE           RATE
                                 -----------   ------------    -----------   ------------
Commitments to extend credit     $   715,750   $          -    $    15,868   $          -
Unused lines of credit               102,937        364,976        151,794        485,776
                                 -----------   ------------    -----------   ------------

                                 $   818,687   $    364,976    $   167,662   $    485,776
                                 ===========   ============    ===========   ============

There were no letters of credit or loans sold with recourse at year-end 2007 and 2006.

The Bank has entered into employment agreements with certain officers. The agreements provide for a term of three years and a salary and performance review by the Board of Directors not less often than annually, as well as inclusion of the employee in any formally established benefit, bonus, pension and profit-sharing plans for which management is eligible. The employment agreements also provide for vacation and sick leave. Subsequent to year end 2007, two agreements were terminated without cost to the Bank.

NOTE 11 - RELATED PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates in fiscal 2007 were as follows.

        Beginning balance                                $    554,000
          New loans                                                 -
          Repayments                                          (68,000)
                                                         ------------

        Ending balance                                        486,000
                                                         ============

Deposits from principal officers, directors, and their affiliates at year-end 2007 and 2006 were $502,000 and $631,000, respectively.

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

Prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. At year-end 2006 and 2007, the most recent regulatory notifications categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

Actual and required capital amounts and ratios for the Bank are presented below. The Company's capital amounts and ratios are not significantly different from the Bank's.

                                                                                                          TO BE WELL CAPITALIZED
                                                                                                                UNDER PROMPT
                                                                                      FOR CAPITAL            CORRECTIVE ACTION
                                                              ACTUAL               ADEQUACY PURPOSES            PROVISIONS
                                                      ----------------------    ----------------------    ----------------------
                                                        AMOUNT       RATIO        AMOUNT       RATIO        AMOUNT       RATIO
                                                      ----------   ---------    ----------   ---------    ----------   ---------
                                                                                (DOLLARS IN THOUSANDS)
AS OF SEPTEMBER 30, 2007:
  Total capital to risk-weighted assets                 $5,869        15.2%      $=>3,086      =>8.0%      $=>3,858      =>10.0%
  Tier 1 (core) capital to risk-weighted assets          5,703        14.8        =>1,543      =>4.0        =>2,315      => 6.0
  Tier 1 (core) capital to adjusted total assets         5,703         8.7        =>1,967      =>3.0        =>3,279      => 5.0
  Tangible capital to adjusted total assets              5,703         8.7        =>  984      =>1.5        N/A          N/A

AS OF SEPTEMBER 30, 2006:
  Total capital to risk-weighted assets                 $6,520        17.8%      $=>2,935      =>8.0%      $=>3,669      =>10.0%
  Tier 1 (core) capital to risk-weighted assets          6,292        17.2        =>1,467      =>4.0        =>2,201      => 6.0
  Tier 1 (core) capital to adjusted total assets         6,292         9.3        =>2,026      =>3.0        =>3,376      => 5.0
  Tangible capital to adjusted total assets              6,292         9.3        =>1,013      =>1.5        N/A          N/A

      Under regulations of the Office of Thrift Supervision, limitations have been imposed on all "capital distributions" by savings institutions, including cash dividends. The regulation establishes a system of restrictions, with the greatest flexibility afforded to savings associations which are both well-capitalized and given favorable qualitative examination ratings by the Office of Thrift Supervision. For example, a savings association which is given one of the two highest examination ratings and is well-capitalized could make capital distributions in any year of 100% of its retained net income for the calendar year-to-date period plus net income for the previous two calendar years (less any dividends previously paid) as long as the savings associations would remain "well-capitalized," following the proposed distribution. Other savings associations would be subject to more stringent procedural and substantive requirements, the most restrictive being prior Office of Thrift Supervision approval of any capital distribution.

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year-end:

                                                            2007                         2006
                                                  -------------------------    -------------------------
                                                    CARRYING       FAIR          CARRYING       FAIR
                                                     VALUE         VALUE          VALUE         VALUE
                                                  -----------   -----------    -----------   -----------
                                                                      (IN THOUSANDS)
Financial assets:
     Cash and cash equivalents                    $     3,775   $     3,775    $     6,730   $     6,730
     Securities held to maturity                       17,747        17,182         21,533        20,846
     Federal Home Loan Bank stock                         775           775            763           763
     Loans, net of allowance                           42,045        42,189         36,708        36,309
     Loans held for sale                                   30            30             56            56
     Accrued interest receivable                          261           261            229           229

Financial liabilities:
     Deposits                                          46,144        45,114         46,674         45,072
     Federal Home Loan Bank advances                   10,950        10,867         10,200         10,492
     Accrued interest payable                              95            95             55             55

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

During the fiscal years ended September 30, 2007 and 2006, 2,241 and 2,241 shares of stock, respectively, were released with the Company recognizing compensation expenses of $24,732 and 23,662, respectively, for the shares released. As a result of the Company adopting SAB 108, an adjustment was made to the balance of the unearned ESOP shares as of October 1, 2006 to correct for shares earned but not reflected in the year the plan was adopted. This amount was not considered material to prior period consolidated financial statements.

NOTE 15 - PARENT COMPANY ONLY FINANCIAL INFORMATION

BALANCE SHEET

                                                                       SEPTEMBER 30,      SEPTEMBER 30,
                                                                           2007                2006
                                                                      ---------------    ---------------
                                                                       (IN THOUSANDS)     (IN THOUSANDS)
        ASSETS

        Cash                                                          $           105    $            94
        Investment in subsidiaries                                              6,034              6,733
        Other assets                                                                6                  2
                                                                      ---------------    ---------------

                TOTAL ASSETS                                                    6,145              6,829
                                                                      ===============    ===============

        LIABILITIES AND SHAREHOLDERS' EQUITY
        Liabilities:
             Other liabilities                                        $             4    $            14
                                                                      ---------------    ---------------

                TOTAL LIABILITIES                                                   4                 14
                                                                      ---------------    ---------------

        Shareholders' equity:
             Common stock                                                           6                  6
             Additional paid in capital                                         4,953              4,951
             Unearned ESOP shares                                                (387)              (426)
             Retained earnings                                                  1,569              2,284
                                                                      ---------------    ---------------

                TOTAL SHAREHOLDERS' EQUITY                                      6,141              6,815
                                                                      ---------------    ---------------

                    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY        $         6,145    $         6,829
                                                                      ===============    ===============

OC FINANCIAL, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15 - PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

STATEMENT OF INCOME

                                                                        YEAR ENDED        YEAR ENDED
                                                                       SEPTEMBER 30,     SEPTEMBER 30,
                                                                           2007              2006
                                                                      ---------------   ---------------
                                                                       (IN THOUSANDS)    (IN THOUSANDS)
        Interest income                                               $            32   $            71
        Other expenses                                                            (24)              (77)
                                                                      ---------------   ---------------

            INCOME BEFORE EQUITY IN UNDISTRIBUTED NET
              LOSS OF SUBSIDIARY                                                    8                (6)

        Equity in undistributed net loss of subsidiary                           (625)             (609)
                                                                      ---------------   ---------------

            NET LOSS                                                  $          (617)  $          (615)
                                                                      ===============   ===============

STATEMENT OF CASH FLOWS

                                                                        YEAR ENDED        YEAR ENDED
                                                                       SEPTEMBER 30,     SEPTEMBER 30,
                                                                           2007              2006
                                                                      ---------------   ---------------
                                                                       (IN THOUSANDS)    (IN THOUSANDS)
        CASH FLOWS FROM OPERATING ACTIVITIES
          Net loss                                                    $          (617)  $          (615)
          Adjustments to reconcile net loss to net cash
            used in operating activities:
            Undistributed net loss of subsidiary                                  625               609

            Other                                                                 (14)                5
                                                                      ---------------   ---------------

          NET CASH USED IN OPERATING ACTIVITIES                                    (6)               (1)
                                                                      ---------------   ---------------

        CASH FLOWS FROM INVESTING ACTIVITIES
          Investment in Ohio Central Savings                                        -                 -
                                                                      ---------------   ---------------

        CASH FLOWS FROM FINANCING ACTIVITIES

          Cash repayment for ESOP Loan                                             17                18
                                                                      ---------------   ---------------

            NET CASH PROVIDED BY FINANCING ACTIVITIES                              17                18
                                                                      ---------------   ---------------

            NET INCREASE IN CASH AND CASH EQUIVALENTS                              11                17

        CASH AND CASH EQUIVALENTS - BEGINNING                                      94                77
                                                                      ---------------   ---------------

        CASH AND CASH EQUIVALENTS - ENDING                            $           105   $            94
                                                                      ===============   ===============